   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1999.


                                                      REGISTRATION NO. 333-67599
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------

                          ARONEX PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                  2834                                76-0196535
    (STATE OR OTHER JURISDICTION            (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                          8707 TECHNOLOGY FOREST PLACE
                         THE WOODLANDS, TEXAS 77381-1191
                                 (281) 367-1666
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           ---------------------------

                                 GEOFFREY F. COX
                             CHIEF EXECUTIVE OFFICER
                          8707 TECHNOLOGY FOREST PLACE
                         THE WOODLANDS, TEXAS 77381-1191
                                 (281) 367-1666
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                      COPY:
                                JEFFREY R. HARDER
                             ANDREWS & KURTH L.L.P.
                        2170 BUCKTHORNE PLACE, SUITE 150
                           THE WOODLANDS, TEXAS 77380
                                 (713) 220-4801

                           ---------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                           ---------------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]





                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1999


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                4,500,000 SHARES

                                 [ARONEX LOGO]

                                  COMMON STOCK


         We are offering our common stock on an all or nothing basis, to selected investors. The common stock is traded on the Nasdaq National Market under the symbol "ARNX." On February 9, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $2.4375 per share. The price to the public will be determined through negotiations between Aronex Pharmaceuticals, Inc. and the placement agent based upon the demand for our common stock and its closing price on the Nasdaq National Market on the effective date.


         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


                                                       Per Share           Total
Public Offering Price...........................    $                  $
Commissions and Fees............................    $                  $
Proceeds to Aronex Pharmaceuticals .............    $                  $


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We have retained Paramount Capital, Inc. to act as our agent to arrange this transaction. The agent will not accept investor funds until indications of interest have been received for the full amount of the offering. Only after the registration statement has been declared effective will the agent accept investor funds, which will be placed in an escrow account. The agent will distribute confirmation and definitive prospectuses to all investors as soon as practicable after the price to the public is determined.





                             PARAMOUNT CAPITAL, INC.


                The date of this prospectus is            , 1999.

                                TABLE OF CONTENTS

Table of Contents..................................................................................ii
Prospectus Summary..................................................................................1
Risk Factors........................................................................................3
Caution as to Forward-Looking Statements............................................................9
Use of Proceeds....................................................................................10
Dividend Policy....................................................................................10
Price Range of Common Stock........................................................................11
Dilution...........................................................................................12
Capitalization.....................................................................................13
Selected Financial Data............................................................................14
Management's Discussion and Analysis of Financial Condition and Results of Operations..............15
Business...........................................................................................23
Management.........................................................................................40
Certain Transactions...............................................................................44
Principal Stockholders.............................................................................45
Description of Capital Stock.......................................................................47
Plan of Distribution...............................................................................51
Legal Matters......................................................................................52
Experts............................................................................................52
Available Information..............................................................................52


* 1 moved from here; text not shown

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                          ARONEX PHARMACEUTICALS, INC.

         Aronex Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. Our strategy is to identify and develop medicines based upon either refinements of existing therapies or new ways of treating specific diseases.
We intend to pursue this strategy by using the following strengths:

         o        a clear focus on cancer and infectious disease;
         o a well-defined and diverse group of products at various stages of clinical development;
         o        technologies in drug development and delivery;
         o a diverse group of corporate partners and academic affiliations;
         o an experienced team of biopharmaceutical personnel able to identify and develop new products, design and implement complex clinical trials, manage regulatory issues, develop manufacturing processes and negotiate distribution and licensing agreements for our products.

We believe that our clinical products balance the risks of successful development against the rewards from the practical commercial applications of our products. See "Risk Factors."


         We currently have five products in various stages of ongoing clinical development, as follows:

         o NYOTRAN(R) a lipid-based, intravenous formulation of Nystatin for the treatment of systemic fungal infections;

         o ATRAGEN(R) a lipid-based, intravenous formulation of all-trans retinoic acid for the treatment of cancer;

         o Annamycin for the treatment of cancers with multi-drug resistance;

         o        Platar for the treatment of lung cancer; and

         o Zintevir(R) for the treatment of human immunodeficiency virus infection.

         In December 1998, we submitted a new drug application to the U.S. Food and Drug Administration for ATRAGEN(R) for the treatment of patients with acute promyelocytic leukemia for whom therapy with the drug tretinoin is necessary but for whom an intravenous administration is required. We have entered into a license agreement with Genzyme Corporation for ATRAGEN(R), which grants to Genzyme an option to the worldwide marketing rights.

         We are developing NYOTRAN(R) for the treatment of systemic, which generally means internal, fungal infections that may threaten patients who have suppressed immune systems. In November 1998, we entered into a license agreement with Abbott Laboratories for exclusive worldwide rights to market and sell NYOTRAN(R). To date, Abbott has paid us $8.4 million in up-front and milestone payments under the license agreement and purchased common stock for $3 million. These agreements have an aggregate potential of $40 million in stock purchases, clinical development payments and sales milestone payments. Abbott's payments provide funding for the continuing clinical development of NYOTRAN(R) and are due as specified regulatory goals and sales targets are achieved.
Abbott will also pay us royalties on all product sales of NYOTRAN(R).

         We are completing a Phase I/II clinical trial for Zintevir(R) for the treatment of HIV infection, and intend to continue development of such product only if third party funding is obtained.


         Our corporate headquarters are located at 8707 Technology Forest Place, The Woodlands, Texas 77381- 1191, and our telephone number is (281) 367-1666.

                                  THE OFFERING

Securities offered..........................  4,500,000 shares of common stock
Shares outstanding after the offering.......  20,915,664
Use of proceeds.............................  To fund preclinical and clinical testing of our product candidates, continued research and development and capital expenditures and for general corporate purposes
Nasdaq National Market symbol...............  ARNX

                          SUMMARY FINANCIAL INFORMATION


         The following Summary Financial Information is adjusted as follows: (1) the September 30, 1998 pro forma balance sheet information includes the completion of the sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million on November 30, 1998, and (2) the September 30, 1998 pro forma as adjusted amounts include the common stock sold to Abbott Laboratories and the net proceeds of $9.7 million from the sale of 4,500,000 shares of common stock offered through this prospectus based on an estimated price of $2.4375 per share. The summary financial data described below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

         Aronex Pharmaceuticals' research and development expenses for the year ended December 31, 1995 do not include the research and development expenses incurred by Triplex or Oncologix prior to September 11, 1995, the effective date of the acquisition of Oncologix and Triplex, and accordingly are not indicative of the research and development expenses that would have been incurred by Aronex Pharmaceuticals for the full year had such merger, been effective at the beginning of the year.



                                                       (IN THOUSANDS, EXCEPT SHARE DATA)        NINE MONTHS ENDED
                              ----------------------------------------------------------          SEPTEMBER 30,
                                                YEARS ENDED DECEMBER 31,                     ---------------------
                                1993        1994        1995         1996         1997         1997         1998
                              -------     -------     --------     --------     --------     --------     --------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Revenues:
Research and development
   grants and contracts ..    $    48     $   197     $  1,248     $  2,670     $    841     $    591     $    329
Interest income ..........        217         534          452        1,692        2,059        1,632        1,013
                              -------     -------     --------     --------     --------     --------     --------
        Total revenues ...        265         731        1,700        4,362        2,900        2,223        1,342
Expenses:
Research and development .      4,491       7,637        8,347       10,357       13,993        9,864       15,399
Purchase of in-process
   research and
   development ...........         --          --        8,383          242        3,000        3,000           --
General and administrative      1,876       1,950        2,215        1,620        2,641        1,477        2,448
Interest expense and other        123         196          184          173          257          160           41
                              -------     -------     --------     --------     --------     --------     --------
        Total expenses ...      6,490       9,783       19,129       12,392       19,891       14,501       17,888
                              -------     -------     --------     --------     --------     --------     --------
Net loss .................    $(6,225)    $(9,052)    $(17,429)    $ (8,030)    $(16,991)    $(12,278)    $(16,546)
                              =======     =======     ========     ========     ========     ========     ========
Basic and diluted loss per
   share .................    $ (1.72)    $ (1.76)    $  (2.69)    $  (0.62)    $  (1.14)    $  (0.83)    $  (1.07)
                              =======     =======     ========     ========     ========     ========     ========
Weighted average shares
   used in computing basic
   and diluted loss per
   share .................      3,602       5,153        6,488       13,048       14,896       14,714       15,475



                                                                              SEPTEMBER 30, 1998
                                                                       -------------------------------------
                                                                                                  PRO FORMA
                                                                        ACTUAL     PRO FORMA     AS ADJUSTED
                                                                       --------    ---------     -----------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term and long-term investments ...    $ 16,015     $ 19,015     $ 28,681
Total assets ......................................................      18,522       21,522       31,118
Total long-term obligations .......................................       1,047        1,047        1,047
Deficit accumulated during development stage ......................     (85,750)     (85,750)     (85,750)
Total stockholders' equity ........................................      11,353       14,353       24,019

                                  RISK FACTORS


         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN THE COMMON STOCK.


WE ARE IN AN EARLY STAGE OF DEVELOPMENT, HAVE A HISTORY OF OPERATING LOSSES, ANTICIPATE FUTURE LOSSES, MAY NOT GENERATE REVENUES FROM PRODUCT SALES AND MAY NEVER BECOME PROFITABLE

         Our business is at an early stage of development. We have not yet generated any revenues from the commercial sale of our products. We cannot assure you that we will ever generate revenues from product sales.


         We have incurred losses and have had negative cash flows from operations since inception. We have funded our activities primarily from sales of stock and, to a lesser extent, from revenues under research and development agreements and grants. As of September 30, 1998, our accumulated deficit was $85.8 million. To date, we have dedicated most of our financial resources to the research and development of products, general and administrative expenses, and the prosecution of patents and patent applications.

         We expect to incur operating losses for at least the next several years. This is primarily attributable to our plan to spend substantial amounts on research and development of products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts. We cannot assure you that we will ever become profitable or that we will remain profitable if and when we become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "-- Liquidity and Capital Resources."


WE WILL REQUIRE FUTURE CAPITAL AND ARE UNCERTAIN OF THE AVAILABILITY OR TERMS OF ADDITIONAL FUNDING, WHICH MAY LEAD TO BANKRUPTCY IF FUNDING BECOMES UNAVAILABLE OR DILUTION OR OTHER ADVERSE EFFECTS TO THE VALUE OF YOUR SHARES OR RIGHTS AS A SHAREHOLDER EVEN IF FUNDING IS AVAILABLE


         We will continue to require substantial additional funds for our operations. Excluding the proceeds of this offering and payments expected from Abbott Laboratories, existing financial resources should be sufficient to fund capital requirements into the fourth quarter of 1999. We expect that our existing financial resources and the estimated proceeds of this offering should be sufficient to fund capital and operating requirements into the second quarter of 2000. During this period, we anticipate receiving further payments from Abbott Laboratories under the license agreement for NYOTRAN(R), however these payments are dependent upon performance and are not guaranteed. In the future, we may need to raise substantial additional capital to fund operations. It is possible that changes in research and development plans, acquisitions or other events will require us to make unexpected large future expenditures. Our independent public accountants have informed us that, if at the time of their audit of the financial statements for the year ending December 31, 1998 our existing financial resources continue to only be sufficient to fund capital requirements into the fourth quarter of 1999, their report on those statements will include an explanatory fourth paragraph expressing substantial doubt about our ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Additional funding may be available in the public or private capital markets and through collaboration agreements with partners. If, however, the results of our clinical trials are not favorable, it will be much more difficult for us to raise additional funds. We do not know if additional funding will be available at all or on acceptable terms. If we are not able to obtain funding, it may be necessary to curtail some or all research and development programs or to obtain funds through arrangements that require us to relinquish rights to some or all of our products or to declare bankruptcy. If we raise funds by selling more stock, your share ownership in Aronex Pharmaceuticals will be diluted. In addition, we may grant future investors rights which are superior to those of the common stock that you are purchasing.

CLINICAL TRIAL RESULTS MAY RESULT IN FAILURE TO OBTAIN FDA APPROVAL AND INABILITY TO SELL PRODUCTS

         Before approving a drug for commercial sale as a treatment for a disease, the FDA and other regulatory authorities generally require that the safety and efficacy of a drug be demonstrated in humans. This is provided by showing results from adequate and well-controlled clinical trials in which the drug is used to treat patients suffering from the disease. We cannot predict whether our clinical trials will adequately demonstrate the drug's safety and efficacy or whether the FDA or other regulatory authority will agree with the sufficiency of the trial results. If our clinical trials do not demonstrate the safety or efficacy of our products, or if we otherwise fail to obtain regulatory approval for our products, we will not be able to generate revenues from the commercial sale of our products. See "Business -- Government Regulation."

DELAYS IN PATIENT ENROLLMENT MAY RESULT IN INCREASED COSTS, PROGRAM DELAYS, OR BOTH, TO CLINICAL TRIALS


         Pivotal clinical trials are very costly and time-consuming. The speed with which we are able to enroll patients in clinical trials is affected by several factors, including the size of the patient population, competing trials, the proximity of patients to clinical sites, and the eligibility criteria for the study. These delays and complications can affect the cost of our clinical trials as well as our ability to complete clinical trials on schedule. See "Business -- Government Regulation."


THE FDA CAN IMPOSE OTHER RESTRICTIONS ON OUR OPERATIONS THAT INCREASE COSTS OR DELAY OR PROHIBIT SALES


         The FDA and other regulatory authorities will continue to review our products and periodically inspect the facilities used to manufacture those products both before and after the grant of regulatory approvals. If the FDA or other regulatory authorities identify problems with a product, manufacturer of our products or its facility, they may impose restrictions that may include warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution. See "Business -- Government Regulation."


OUR PRODUCTS MUST OBTAIN REGULATORY APPROVAL IN OTHER COUNTRIES WHICH DELAY OR PROHIBIT SALES


         We and licensees of our products must obtain regulatory approvals in countries other than the United States before marketing products in those countries. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we or our licensees may obtain regulatory approval for a product in a particular country, but then be subject to price regulation that prevents the sale of the product at satisfactory prices. See "Business -- Government Regulation."


WE EXPERIENCE A SUBSTANTIAL DEGREE OF UNCERTAINTY RELATING TO PATENTS THAT, IF DETERMINED TO BE UNENFORCEABLE, COULD RESULT IN THE LOSS OF THE PATENT OR CLAIMS AGAINST US

         Our success will depend to a large extent on our ability to (1) obtain United States and foreign patent protection for drug candidates and processes,
(2) preserve trade secrets and (3) operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents that protect our products is uncertain and involves complex legal and factual questions.

         We also cannot be completely sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for such inventions. Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. We cannot assure you that any of our rights under any issued patents will provide sufficient protection against competitive products or otherwise cover commercially valuable products or processes. We may not have identified all United States and foreign patents that pose a risk of infringement. We are also currently involved in certain interference proceedings relating to Platar. See "Business -- Patents and Proprietary Rights."

WE MAY INCUR SUBSTANTIAL COSTS AND DELAYS AS A RESULT OF PROCEEDINGS AND LITIGATION REGARDING PATENTS AND OTHER PROPRIETARY RIGHTS

         Proceedings involving our patents or patent applications could result in adverse decisions about:

         o        the patentability of our inventions and products; and/or
         o the enforceability, validity or scope of protection offered by our patents.


The manufacture, use or sale of our products may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, and fail successfully to defend an infringement action or to have infringing patents declared invalid, we may:

         o        incur substantial money damages;
         o        encounter significant delays in bringing products to market;
                  and/or
         o be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring licenses.

CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER UNPATENTED PROPRIETARY INFORMATION, WHICH, IF DISCLOSED, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS OR FINANCIAL CONDITION

         Because trade secrets and other unpatented proprietary information are critical to our business, we seek protection through confidentiality agreements with employees, consultants, advisors and collaborators. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business, results of operations and financial condition. See "Business --Patents and Proprietary Rights."

WE DO NOT MANUFACTURE OUR OWN PRODUCTS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE SUPPLIES, WHICH COULD CAUSE DELAYS OR REDUCE PROFIT MARGINS


         We do not have the facilities necessary to manufacture products in accordance with FDA good manufacturing practices. As a result, we use contract manufacturers to produce quantities for clinical testing. We have not entered into any agreement with our manufacturers except for (1) periodic purchase orders and (2) Abbott Laboratories who holds an option to manufacture NYOTRAN(R). We do not expect to establish any significant manufacturing capacity in the near future. Instead, we intend to rely on corporate partners and contract manufacturers for the manufacture and supply of our products. Therefore, we may not be able to obtain supplies of products on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our profit margins and ability to develop and deliver products with sufficient speed. See "Business -- Manufacturing."


OUR PRODUCTS REQUIRE MATERIALS THAT MAY NOT BE READILY AVAILABLE OR COST EFFECTIVE, WHICH MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION OR PROFITABILITY


         Some of our products, such as Annamycin, are new syntheses and are not yet available in commercial quantities. Raw materials necessary for the manufacture of this and other of our products may not be available in sufficient quantities or at a reasonable cost in the future. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair our competitive position and potential profitability. See "Business -- Manufacturing."

WE HAVE NO EXPERIENCE IN SALES, MARKETING AND DISTRIBUTION AND RELY ON THIRD PARTIES, WHICH MAY RESULT IN LOWER SALES, HIGHER COSTS OR LOWER PROFIT MARGINS

         We anticipate relying on one or more pharmaceutical companies to market our products to customers, and, wherever possible, to retain co-marketing rights in certain markets such as the United States and Canada. Agreements have already been entered into with Abbott Laboratories and Grupo Ferrer Internacional, S.A. for distribution of NYOTRAN(R), and with Genzyme Corporation for distribution of ATRAGEN(R). We have retained co-marketing rights under the Abbott and the Genzyme agreements for a limited period of time. See "Business --Collaborative Agreements." To the extent that we use distribution arrangements with third parties to market products, our ability to generate revenues and profits will depend upon the efforts of these third parties.


         We are developing our own sales and marketing capabilities that will require us to make significant expenditures. We may not be successful in establishing sales, marketing and distribution capabilities. In addition, our ability to generate revenues and profits will be reduced or eliminated:


         o if we fail to establish sales, marketing and/or distribution capabilities or enter into arrangements with third parties;
         o if we or new marketing partners fail to market a product successfully;
         o         if physicians do not prescribe our products; or
         o         if patients do not accept our products.

OUR ABILITY TO ENTER INTO COLLABORATIVE ARRANGEMENTS IS CRITICAL TO OUR SUCCESSFUL DEVELOPMENT, SALES AND LICENSING OF PRODUCTS AND POTENTIAL PROFITABILITY


         We are a product development company with limited resources. We do not conduct research and we are just beginning to create a marketing and sales department. Therefore, our present strategy involves entering into arrangements with corporate, government and academic collaborators, licensors, licensees and others. As a consequence, our success may depend in large part on the success of these other parties in performing their responsibilities. Also, we may not be able to establish additional collaborative arrangements or license agreements that are necessary to develop and commercialize products. Even if established, these collaborative or license agreements may not be successful. Some of these collaborative agreements and license agreements provide for milestone payments to us, and others require us to pay milestone payments to others. We may not be able to achieve the milestones that trigger payments to us. In addition, payments by us may not result in the development of marketable products by our collaborators. See "Business -- Collaborative Agreements."


COMPETITION IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY RESULT IN COMPETING PRODUCTS, SUPERIOR MARKETING OF OTHER PRODUCTS AND LOWER REVENUES OR PROFITS FOR US


         We believe that competition will be intense for all of our product candidates. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms, and universities and other research institutions. Many of these competitors have greater financial and other resources than we do. These competitors may succeed in developing products that are safer, more effective or less costly than our products. Even if our products prove to be more effective than those developed by our competitors, our competitors may be more successful because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors.

         Some of our competitors are active in the development of proprietary liposomes and in liposomal research and product development to treat cancer and certain fungal infections. Some of these companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat diseases targeted by us could reduce the market acceptance of our products. The presence of directly competitive products could also result in intense price competition, which could reduce our revenues and profits. See "Business -- Competition."

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGE IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES, WHICH COULD MAKE OUR PRODUCTS OBSOLETE


         Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover expenses incurred in developing those products.

OUR SUCCESS MAY DEPEND ON THIRD-PARTY REIMBURSEMENT OF PATIENTS' COSTS FOR OUR PRODUCTS

         Our ability to commercialize products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if they are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell products and may have a material adverse effect on us.


         We cannot predict what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect any legislation or regulation might have on our business.

OUR ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS, WHICH SUBJECT US TO REGULATION, RELATED COSTS AND DELAYS AND POTENTIAL LIABILITIES

         Our activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although we believe that our procedures for handling and disposing of these materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with and substantial fines or penalties if we violate any of these laws or regulations.

OUR BUSINESS HAS A SUBSTANTIAL RISK THAT PRODUCT LIABILITY CLAIMS AND INSURANCE MAY BE EXPENSIVE OR UNAVAILABLE

         We may be subject to product liability claims if the use of our products is alleged to injure subjects or patients. This risk exists for products tested in human clinical trials as well as products that are approved to be sold commercially. Product liability claims could result in a recall of products or a change in the indications for which they may be used. We presently have product liability insurance coverage for claims arising from the use of our products in clinical trials; however, this insurance may not be adequate to cover all potential claims. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance for clinical trials or for commercial sales or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

WE DEPEND ON KEY PERSONNEL AND COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE, WHICH COULD RESULT IN DELAYS OR ADDITIONAL COSTS


         We believe that our ability to successfully implement our business strategy is highly dependent on our management and scientific team. The loss of services of one or more of our executive officers might hinder the achievement of our development objectives. We are also highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We may not be able to continue to hire and retain the qualified personnel that we need for our business. Loss of the services of or failure to recruit key scientific and technical personnel could substantially hurt us and our product development efforts.

WE HAVE BROAD DISCRETION OVER THE PROCEEDS OF THE OFFERING


         The net proceeds of this offering to be received by us have not been allocated to any specific purpose and will be available to the board of directors and management to use in their sole discretion to support our operations. We may decide to use those proceeds for unspecified investments, acquisitions and expenses, the terms of which will solely be subject to our discretion. The use of these funds by the company may determine when additional funding will be required. See "Use of Proceeds."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION ON THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK

         Purchasers of common stock in the offering will experience immediate and substantial dilution in the net tangible book value per share. At an assumed public offering price of $2.4375 per share, the dilution to purchasers of the common stock in this offering would be $1.29 per share. These investors will also experience additional dilution upon the exercise of outstanding options and warrants. See "Dilution."

CONTINGENT STOCK RIGHTS COULD RESULT IN SUBSEQUENT DILUTION

         Pursuant to the terms of our 1995 merger with Triplex Pharmaceutical Corporation, we are obligated to issue shares of common stock to certain of their former security holders if our board of directors determines that data from clinical trials of Zintevir(R) on or before September 11, 2000 is sufficient to file an FDA new drug application, which we refer to as an "NDA." If that event occurs, these rights will result in the issuance of up to an aggregate of $5.0 million of common stock. These shares will be valued at the current market value of the common stock at the time the event requiring issuance of the shares occurs. As a result, you would experience further dilution in the net tangible book value per share.

NO DIVIDENDS ARE EXPECTED TO BE PAID TO INVESTORS

         We do not anticipate paying cash dividends in the foreseeable future. Accordingly, investors should not make an investment in this Common Stock if they want to receive dividend payments.


THE COMMON STOCK HAS LIMITED TRADING VOLUME AND A HISTORY OF  VOLATILITY

         The historical trading volume of our common stock has been limited. An active public market for the common stock may not develop or be sustained. The trading price of the common stock and the price at which we may sell securities in the future could be subject to large fluctuations in response to a number of factors. These factors could include announcements of research activities, technological innovations or new products by us or our competitors, changes in government regulations, developments concerning proprietary rights, quarterly variations in operating results, litigation, clinical trials of products, approval or denial of FDA new drug applications, general market conditions, our liquidity, our ability to raise additional funds and other events. The market price of the common stock, and the market prices for securities of emerging biotechnology companies generally, has fluctuated dramatically in recent years. These fluctuations have sometimes been unrelated to the operating performance of the affected companies.

BOTH OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW HAVE ANTI-TAKEOVER PROVISIONS

         Our certificate of incorporation:

         o        provides for staggered terms of office for directors;
         o requires certain procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings;
         o prohibits stockholders from calling special meetings of stockholders; and
         o authorizes our board of directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine.

These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock.

         In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions. See "Description of Capital Stock."

YEAR 2000 ISSUES

         Many currently installed systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with these "Year 2000" requirements. We are in the process of working with our software vendors to ensure that the software that we have licensed from third parties will operate properly in the year 2000 and beyond. In addition, we are working with our external suppliers, service providers and corporate partners to ensure that they and their systems will be able to support our needs and, where necessary, interoperate with our server and networking hardware and software infrastructure in preparation for the year 2000. We do not anticipate that we will incur significant operating expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problems of ours, our customers or vendors could have a material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."


                    CAUTION AS TO FORWARD-LOOKING STATEMENTS


         ** 1 This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," "estimate," "believe" or other similar words. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements, including those listed below under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                 USE OF PROCEEDS


         The net proceeds to Aronex Pharmaceuticalsfrom the sale of the 4,500,000 shares of common stock offered by this prospectus at an assumed public offering price of $2.4375 per share (the last sale price of the common stock on February 9, 1999 was $2.4375) are estimated to be approximately $9.7 million.

         We anticipate that the net proceeds of this offering will be used to fund the continued clinical and preclinical development of our existing products in an amount equal to approximately $7.6 million, and for capital expenditures and other general corporate purposes including selling, general and administrative expenses in an amount equal to approximately $2.1 million. Exact allocation of the proceeds for these purposes and timing of the expenditures will vary depending on numerous factors, including the hiring of additional personnel, the progress of our research and development programs, the results of clinical and preclinical trials of products, the cost and timing of regulatory approvals, technological advances, the commercial potential of our products, the terms of any collaborative arrangements entered into by us and the status of competitive products. Our board of directors and management have significant discretion in the application of these funds.

         Based upon currently planned development activities and related costs, we anticipate that the net proceeds of this offering, together with existing resources, should be sufficient to meet our capital and operating requirements into the second quarter of 2000. During this period, we anticipate receiving further payments from Abbott Laboratories under the license agreement for NYOTRAN(R); however, these payments are dependent upon performance and are not guaranteed. In the event that we do not receive the estimated gross proceeds of $11.0 million from this offering, it is anticipated that the existing financial resources will be applied to continue to fund the development of the leading drug candidates, NYOTRAN(R) and ATRAGEN(R), and that the development of remaining products may be adversely delayed. In the future we will need additional capital in order to successfully complete development of current products, even if the entire estimated gross proceeds of $11.0 million are raised in this offering.

         Pending application of the proceeds described above, we intend to invest the net proceeds in cash equivalents and short-term investments, including United States government securities and high-grade corporate investments, commercial paper and bankers acceptances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." We intend to invest and use the net proceeds so as not to be considered an investment company under the Investment Company Act of 1940.


                                 DIVIDEND POLICY


         Aronex Pharmaceuticals has never paid cash dividends on the common stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                           PRICE RANGE OF COMMON STOCK


         Aronex Pharmaceuticals' common stock is traded on the Nasdaq National Market under the symbol "ARNX." The last sale price of the common stock as reported on the Nasdaq National Market on February 9, 1999, was $2.4375 per share. At December 31, 1998, there were approximately 200 holders of record and approximately 4,400 beneficial owners of our common stock. The following table sets forth the range of high and low sales prices per share of common stock, as reported on the Nasdaq National Market, during the periods presented. The information provided in the table gives effect to a one-for-two reverse split of our common stock effected in July 1996. The information provided in the table for the first quarter of the year ended December 31, 1999 is through February 9, 1999.



YEAR ENDED DECEMBER 31, 1996:                                   HIGH              LOW
                                                              ---------         --------
     1st Quarter........................................      $  13 1/2         $  6 1/2
     2nd Quarter........................................         15                7 7/8
     3rd Quarter........................................         12 3/4            6 1/2
     4th Quarter........................................         10 1/4            7 1/8

YEAR ENDED DECEMBER 31, 1997:
     1st Quarter........................................      $  10 1/8         $  5 1/8
     2nd Quarter........................................          6 7/8            3
     3rd Quarter........................................          7 5/8            3 5/8
     4th Quarter........................................          7 1/4            3 11/16

YEAR ENDED DECEMBER 31, 1998:
     1st Quarter........................................      $   4 3/4            3
     2nd Quarter........................................          4 7/8            2 1/4
     3rd Quarter........................................          4                2 1/32
     4th Quarter .......................................          4 3/4         $  1 11/16

YEAR ENDED DECEMBER 31, 1999:
     1st Quarter .......................................      $   3 3/8            1 3/4

                                    DILUTION

         Net tangible book value of our common stock as of September 30, 1998 was $11,353,000, or $0.73 per share. Net tangible book value per share represents our total tangible assets reduced by total liabilities and divided by the number of shares of common stock outstanding as of September 30, 1998. After giving effect to the sale of the common stock to Abbott Laboratories in November 1998, and the stock offered by this prospectus at an assumed public offering price of $2.4375 per share and the deduction of the commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1998, as adjusted, would have been $24,019,000, or $1.15 per share. The issuance of common stock in this offering represents an immediate increase in the net tangible book value of $0.27 per share to existing stockholders and an immediate dilution of $1.29 per share to new investors purchasing shares of common stock in this offering. The dilution schedule assumes no exercise of any outstanding options or warrants to purchase common stock or issuance of common stock under outstanding contingent stock rights and no exercise of the warrants to purchase an aggregate of 450,000 shares of common stock to be issued to Paramount Capital, Inc. or its designees in connection with this offering. See "Plan of Distribution," "Description of Capital Stock -- Warrants," "-- Options," -- "Contingent Stock Rights" and our financial statements and related notes included elsewhere in this prospectus.


         The following table illustrates the per share dilution to new investors purchasing common stock in this offering:


Assumed public offering price per share....................................                 $    2.44
                                                                                            ---------
     Net tangible book value per share as of September 30, 1998............      0.73
     Pro forma increase resulting from sale of 837,989 shares for
         $3.0 million to Abbott Laboratories on November 30, 1998 .........      0.15
     Increase per share attributable to new investors......................      0.27
                                                                                 ----
Pro forma net tangible book value as adjusted for this offering............                 $    1.15
                                                                                            ---------
Dilution per share to new investors........................................                 $    1.29
                                                                                            =========

                                 CAPITALIZATION


         The following table describes:

         o the actual capitalization of Aronex Pharmaceuticals as of September 30, 1998;

         o our pro forma capitalization as of September 30, 1998 giving effect to the November 30, 1998, sale of 837,989 shares of common stock to Abbott Laboratories for $3.0 million; and

         o our pro forma as adjusted capitalization as of September 30, 1998 giving effect to the sale of common stock to Abbott Laboratories and the sale of the shares of common stock offered hereby and the application of the net proceeds as described under "Use of Proceeds."

This table assumes no exercise of any outstanding options or warrants to purchase common stock or issuance of common stock under outstanding contingent stock rights and no issuance of the 450,000 shares of common stock upon the exercise of warrants to be issued to Paramount Capital, Inc. or its designees in connection with this offering. See "Plan of Distribution," "Description of Capital Stock -- Warrants," " -- Options," "-- Contingent Stock Rights," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.




                                                                              SEPTEMBER 30, 1998
                                                                    --------------------------------------
                                                                                                PRO FORMA
                                                                     ACTUAL      PRO FORMA     AS ADJUSTED
                                                                    --------     ---------     -----------
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                 (UNAUDITED)
Long-term obligations ..........................................    $  1,047     $   1,047     $   1,047
                                                                    --------     ---------     ---------
Stockholders' equity
   Preferred stock $.001 par value, 5,000,000 shares authorized,
     none issued and outstanding ...............................          --            --            --
   Common stock $.001 par value, 30,000,000 shares authorized,
     15,503,745, 16,341,734 and 20,841,734 shares issued and
     outstanding, respectively .................................          15            16            21
   Additional paid-in capital ..................................      97,660       100,659       110,320
                                                                                               ---------
   Common stock warrants .......................................          50            50            50
   Treasury stock ..............................................         (11)          (11)          (11)
   Deferred compensation .......................................        (545)         (545)         (545)
   Unrealized loss on securities available-for-sale ............         (66)          (66)          (66)
   Deficit accumulated during development stage ................     (85,750)      (85,750)      (85,750)
                                                                    --------     ---------     ---------
   Total stockholders' equity ..................................      11,353        14,353        24,019
                                                                    --------     ---------     ---------
     Total capitalization ......................................    $ 12,400     $  15,400     $  25,066
                                                                    ========     =========     =========

                             SELECTED FINANCIAL DATA


         The selected financial data set forth below are derived from Aronex Pharmaceuticals' financial statements as of and for each of the years in the five-year period ended December 31, 1997, and as of and for the nine month periods ending September 30, 1997 and 1998. Our financial statements as of and for each of the years in the five year period ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants. Arthur Andersen LLP has not audited the following financial statements for the nine months ended September 30, 1997 and 1998. Arthur Andersen LLP has informed us that, if the conditions described in Note 1 of the Notes to Financial Statements continue to exist at the time of their audit of the financial statements for the year ended December 31, 1998, their report on those statements will include an explanatory fourth paragraph expressing substantial doubt about our ability to continue as a going concern.

         On September 11, 1995, we acquired Triplex Pharmaceutical Corporation and Oncologix Inc. This transaction was accounted for under the purchase method of accounting. The selected financial data prior to September 11, 1995, represent the operations and balance sheet data of Aronex Pharmaceuticals, while the selected financial data from and after September 11, 1995, represent the combined operations and balance sheet data of the merged companies. The selected financial data described below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.


                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    ------------------------------------------------------------------------------------
                                                                                                       NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                                SEPTEMBER 30,
                                    ----------------------------------------------------------     ---------------------
                                     1993        1994         1995         1996         1997         1997         1998
                                    -------     -------     --------     --------     --------     --------     --------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Revenues:
Research and development
   grants and contracts ........    $    48     $   197     $  1,248     $  2,670     $    841     $    591     $    329
Interest income ................        217         534          452        1,692        2,059        1,632        1,013
                                    -------     -------     --------     --------     --------     --------     --------
         Total revenues ........        265         731        1,700        4,362        2,900        2,223        1,342
Expenses:
Research and development .......      4,491       7,637        8,347       10,357       13,993        9,864       15,399
Purchase of in-process
   research and development ....         --          --        8,383          242        3,000        3,000           --
General and administrative .....      1,876       1,950        2,215        1,620        2,641        1,477        2,448
Interest expense and other .....        123         196          184          173          257          160           41
                                    -------     -------     --------     --------     --------     --------     --------
         Total expenses ........      6,490       9,783       19,129       12,392       19,891       14,501       17,888
                                    -------     -------     --------     --------     --------     --------     --------
Net loss .......................    $(6,225)    $(9,052)    $(17,429)    $ (8,030)    $(16,991)    $(12,278)    $(16,546)
                                    -------     -------     --------     --------     --------     --------     --------
Basic and diluted loss per
   share .......................    $ (1.72)    $ (1.76)    $  (2.69)    $  (0.62)    $  (1.14)    $  (0.83)    $  (1.07)
                                    =======     =======     ========     ========     ========     ========     ========
Weighted average shares
   used in computing basic
   and diluted loss per share ..      3,602       5,153        6,488       13,048       14,896       14,714       15,475

                                                             DECEMBER 31,                                SEPTEMBER 30,
                                    ------------------------------------------------------------     ---------------------
                                      1993         1994         1995         1996         1997         1997         1998
                                    --------     --------     --------     --------     --------     --------     --------
                                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
   short-term and long-term
   investments .................    $ 19,642     $ 10,019     $ 12,015     $ 41,388     $ 29,954     $ 32,738     $ 16,015
Total assets ...................      21,187       12,958       15,530       44,281       32,125     $ 35,588       18,522
Total long-term obligations ....         913        1,218        1,574          146            6           13        1,047
Deficit accumulated during
   development stage ...........     (17,702)     (26,754)     (44,183)     (52,213)     (69,204)     (64,491)     (85,750)
Total stockholders' equity .....      19,471       10,660       11,994       40,477       27,379       31,810       11,353

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


         Since its inception in 1986, Aronex Pharmaceuticals has primarily devoted its resources to fund research, drug discovery and development. The company has been unprofitable to date and expects to incur substantial operating losses for the next several years as it expends its resources for product research and development, preclinical and clinical testing and regulatory compliance. Aronex Pharmaceuticals has sustained losses of approximately $85.8 million through September 30, 1998. The company has financed its research and development activities and operations primarily through public and private offerings of securities. Its operating results have fluctuated significantly during each quarter, and the company anticipates that these fluctuations, largely attributable to varying commitments and expenditures for clinical trials and research and development, will continue for the next several years.


RESULTS OF OPERATIONS

         Nine Month Periods Ended September 30, 1997 and 1998


         Revenues from research and development grants and contracts decreased 44% to $329,000 for the nine months ended September 30, 1998, from $591,000 for the nine months ended September 30, 1997. For the nine months ended September 30, 1997, research and development revenue was composed of (1) $150,000 in revenue from the initiation of a license agreement with F. Hoffman-LaRoche Ltd.,
(2) $166,000 in development revenue from Targeted Genetics, Incorporated and (3) $250,000 in the third quarter of 1997 from a gene therapy licensing agreement with Genzyme Corporation. Aronex Pharmaceuticals has not received any revenues in 1998 under the agreement with Hoffman-LaRoche, which was terminated in September 1998. The three-year agreement with Targeted Genetics ended in the second quarter of 1997. The majority of research and development revenue for the nine months ended September 30, 1998 represents Small Business Innovative Research grant revenue relating to Zintevir(R).


         Interest income decreased 38% to $1.0 million for the nine months ended September 30, 1998, from $1.6 million for the nine months ended September 30, 1997. The decrease in interest income resulted from a decrease of funds available for investment.


         Research and development expenses increased 56% to $15.4 million for the nine months ended September 30, 1998, from $9.9 million for the nine months ended September 30, 1997. The increase in research and development expenses resulted primarily from an increase of $4.4 million in clinical investigation costs for the nine months ended September 30, 1998. The majority of these expenses relate to clinical trials of the company's lead products, NYOTRAN(R), which increased $3.6 million, and ATRAGEN(R), which increased $389,000. The increase in research and development expenses also reflects an increase of $1.3 million in medical affairs and regulatory salaries and payroll costs for the nine months ended September 30, 1998, as the number of personnel in these departments increased significantly from the same period in 1997. The majority of the increase in salaries and payroll costs was attributable to development of NYOTRAN(R).

         The cost of $3.0 million incurred for the purchase of in-process research and development in the third quarter of 1997 related to a non-cash issuance of common stock under the contingent stock rights issued in the merger with Triplex. An aggregate of 686,472 shares of common stock with an aggregate value of $3.0 million were issued under the Triplex contingent stock rights because equity milestone payments of $5.0 million were not received from Genzyme relating to ATRAGEN(R) on or before September 11, 1997. See Note 4 of Notes to Financial Statements.


         General and administrative expenses increased 60% to $2.4 million for the nine months ended September 30, 1998, from $1.5 million for the nine months ended September 30, 1997. The increase in general and administrative expenses resulted primarily from: (1) an increase of $601,000 in salaries and payroll costs; (2) an increase of $119,000 relating to business development activities; (3) an increase of $64,000 in investor and public relations expenses and (4) the addition of $159,000 in marketing expenses, relating primarily to ATRAGEN(R), for the nine month period ended September 30, 1998. Several new positions have been added since the first quarter of 1997 and a Chief Executive Officer was added in the fourth quarter of 1997. Additionally, the former President, who resigned in January 1998, is entitled to certain severance payments in accordance with his termination and severance agreement . These severance payments, which continue through January 1999, were recorded as compensation expense in the first quarter of 1998. See Note 11 of Notes to Financial Statements.


         Interest expense and other decreased 74% to $41,000 for the nine months ended September 30, 1998, from $160,000 for the nine months ended September 30, 1997. The decrease in interest expense and other resulted primarily from a loss of $107,000 in the quarter ended September 30, 1997, from the disposition of equipment and leasehold improvements that had been used in research activities eliminated in early 1997 and a decrease in interest expense for the first half of 1998 resulting from a reduction in the average amount of capital lease obligations and indebtedness used to fund the acquisition of laboratory equipment.

         Net loss increased 35% to $16.6 million for the nine months ended September 30, 1998, from $12.3 million for the nine months ended September 30, 1997. The increase in net loss resulted primarily from the increase in research and development expenses.

         Years Ended December 31, 1996 and 1997


         Research and development grants and contracts decreased 70% to $0.8 million in 1997, from $2.7 million in 1996. The decrease in 1997 research and development grants and contracts was due primarily to the following factors: (1) the company received no revenues from Hoechst Marion Roussel, Inc. in 1997 compared with $1.3 million in revenues from Hoechst in 1996, as a result of the expiration of the research and development agreement with Hoechst at the end of 1996; (2) the company received no revenues under its collaborative agreement with Genzyme during 1997 as compared with $576,000 in revenues under the Genzyme agreement in 1996, as a result of the termination of Genzyme's funding obligations under the agreement; and (3) the company received $166,000 in revenues under a research and development agreement with Targeted Genetics in 1997 as compared with $597,000 in revenues from Targeted Genetics in 1996, as a result of the expiration of the agreement with Targeted Genetics in the second quarter of 1997. The decrease in research and development grants and contracts in 1997 was partially offset by the receipt in 1997 of $250,000 under the license agreement with Hoffman-LaRoche and an additional $250,000 under a new license agreement with Genzyme relating to gene therapy.


         Interest income increased 24% to $2.1 million in 1997 from $1.7 million in 1996, due primarily to an increase of funds available for investment during the first half of 1997 resulting from cash received from a public offering of common stock completed in May 1996.


         Research and development expenses increased 35% to $14.0 million in 1997, from $10.4 million in 1996. This increase in research and development expenses was due primarily to: (1) an increase of $1.2 million in clinical investigation costs relating mostly to NYOTRAN(R); (2) an increase of $1.6 million in salaries and payroll costs, including costs relating to the hiring of senior pharmaceutical development and medical affairs executives; (3) an increase of $687,000 in drug materials and manufacturing costs, relating mainly to NYOTRAN(R) and Zintevir(R); and (4) an increase of $678,000 in outside pharmacology studies, relating mainly to ATRAGEN(R). These increases were partially offset by a decrease of $1.2 million in research expenses resulting from the elimination of the majority of internal research efforts in the second quarter of 1997, relating in part to the termination of research funding from Hoechst.

         The costs of $3.0 million incurred for the purchase of in-process research and development in 1997 related to a non-cash research and development charge incurred in the issuance of 686,472 shares of common stock, with an aggregate fair market value at the time of issuance of $3.0 million, under the Triplex contingent stock rights issued in the Triplex merger. The issuance of such shares under the Triplex contingent stock rights was required because equity milestone payments of $5.0 million were not received from Genzyme relating to ATRAGEN(R) on or before September 11, 1997. See Note 4 of Notes to Financial Statements. In-process research and development costs of $242,000 in 1996 represent charges incurred relating to the company's 1995 mergers with Triplex and Oncologix, including the non-cash settlement of a lawsuit filed by certain stockholders of Oncologix as a result of the mergers in September 1995.

         General and administrative expenses increased 63% to $2.6 million in 1997 from $1.6 million in 1996. The increase in general and administrative expenses was primarily due to the following: (1) an increase of $721,000 in salaries and payroll costs, including costs relating to the hiring of a new Chief Executive Officer and a Vice President of Marketing and Business Development; and (2) an increase of $195,000 in stock and stock option compensation expense.


         Aronex Pharmaceuticals' net loss increased 111% to $16.9 million in 1997 from $8.0 million in 1996. The increase was primarily a result of the following: (1) an increase of $3.6 million in research and development expenses due to increased salaries and payroll costs and other expenses relating to advancing products; (2) a $3.0 million charge relating to the issuance of shares of common stock under the Triplex contingent stock rights (see Note 4 of Notes to Financial Statements); (3) an increase of $1.0 million in general and administrative expenses relating mainly to increased salaries and payroll costs, including salary and hiring costs for several new positions; and (4) a decrease of $1.9 million in research and development grants and contracts, attributable primarily to the loss of revenues from the Hoechst agreement.


         Years Ended December 31, 1995 and 1996


         Research and development grants and revenues increased 125% to $2.7 million in 1996, from $1.2 million in 1995. The increase in research and development grants and revenues was due primarily to: (1) recognition of $576,000 in revenues during the third and fourth quarters of 1996 relating to pharmaceutical development work performed in connection with the collaborative agreement with Genzyme; and (2) recognition of revenues of $1.3 million from Hoechst. Aronex Pharmaceuticals did not recognize any revenue relating to the Genzyme agreement in 1995, as all these amounts were being deferred in accordance with the agreement, and recognized revenues of $350,000 in 1995 under the Hoechst agreement, representing amounts received after its assumption of Triplex's rights under that agreement following the 1995 merger with Triplex.


         Interest income increased 276% to $1.7 million in 1996 from $452,000 in 1995, due primarily to an increase of funds available for investment resulting from cash received from the exercise of warrants and a public offering of common stock completed in May 1996.


         Research and development expenses increased 25% to $10.4 million in 1996, from $8.3 million in 1995, due primarily to the addition of Triplex's research department following the Triplex merger and increased clinical investigation costs relating to the NYOTRAN(R) and Zintevir(R) products.


         In-process research and development costs of $242,000 in 1996 and $8.4 million in 1995 were incurred in connection with the Triplex and Oncologix mergers in September 1995 and represent the amount of the purchase price allocated to acquired research and development. The charges in 1996 include the non-cash settlement of a lawsuit filed by certain stockholders of Oncologix.


         General and administrative expenses decreased 27% to $1.6 million in 1996 from $2.2 million in 1995, primarily due to: (1) non-recurring operating expenses incurred on behalf of Oncologix and paid in 1995 by the company pursuant to the terms of the Oncologix merger agreement; and (2) a decrease in salary and personnel costs from 1995 due to severance payments made to the former President in 1995.

         Aronex Pharmaceuticals' net loss decreased 54% to $8.0 million in 1996 from $17.4 million in 1995, due primarily to the $8.4 million charge in 1995 for in-process research and development costs in the Triplex and Oncologix mergers.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT


         On September 11, 1995, Aronex Pharmaceuticals acquired two development stage companies, Triplex Pharmaceutical Corporation and Oncologix, Inc. These acquisitions were accounted for under the purchase method of accounting in which the aggregate purchase price was allocated to tangible and intangible assets acquired based on their relative fair values as of the date of the transaction. The company allocated approximately $2.8 million of the purchase price for Triplex and $5.6 million of the purchase price for Oncologix to in-process research and development. Aronex Pharmaceuticals' valuation of the research and development acquired considered (1) the current scientific and development status of the projects (2) the expected amount of time and resources required to complete the projects; (3) the probability of obtaining collaborators to help finance and develop the projects; and (4) the potential market for the projects.

         The company's ability to commercialize the products acquired is affected by several risks. These risks include:

         o the successful filing and acceptance by the FDA of the Investigational New Drug application
         o        the completion of all stages of clinical trials;
         o the submission of data for the approval of a new drug application, including the demonstration of safety and efficacy;
         o the ability to enter into collaborative arrangements to fund the future development of the acquired products; and
         o        the ability to manufacture the acquired products.
                  See "Business."


At the time of acquisition, Triplex's major focus was the development of a new class of drugs to treat serious diseases where currently available therapy was inadequate or non-existent. Triplex had, at that time, one compound, Zintevir(R), that was at an advanced preclinical stage of development. Triplex also had a number of other compounds in early stages of preclinical development. Zintevir(R) was being developed for the treatment of HIV infection. At the time of acquisition, laboratory tests had shown that Zintevir(R) inhibited the viral replication of certain HIV-infected cells and Triplex was performing work to determine its properties. Additional preclinical and manufacturing work was required to enter clinical trials.


         In order for Zintevir(R) to become a marketable product, it will be necessary to conduct several clinical trials and to improve the manufacturing of the product. Aronex Pharmaceuticals anticipated that it would take 3 to 5 years to complete the development of Zintevir(R). Management estimated it would cost several million dollars to complete early-stage clinical trials and to manufacture the necessary drug for these trials. If results from the early-stage clinical trial currently being conducted are positive, the company expects the potential market value of Zintevir(R) to be adequate to receive financial support through collaborators to complete further development. The company began a Phase I clinical trial for Zintevir(R) in October 1995 and expects to complete a Phase I/II trial in 1999. Subsequent to the acquisition, Aronex Pharmaceuticals expended approximately $3 million for the development of Zintevir(R). Aronex Pharmaceuticals will evaluate the results of the Phase I/II clinical trial and does not intend to progress into additional development of Zintevir(R) unless another company agrees to fund the additional development work. If funding is obtained and the results of Phase I/II clinical trial are satisfactory, the company estimates it would require an additional $50 million over 3 to 5 years to complete the development of Zintevir(R). See "Business -- Infectious Diseases -- Zintevir(R) for HIV Infection (Phase I/II)."

         At the time of acquisition, Oncologix was engaged in the research and development of drugs for the treatment of cancer. Aronex Pharmaceuticals acquired the Oncologix projects to complement its existing product portfolio. The Oncologix compounds were licensed by Oncologix from other companies, and were at a preclinical or early clinical stage. Additional clinical trials and laboratory work were necessary to complete the development of these compounds. After the acquisition, in order to determine the best way to complete development, Aronex Pharmaceuticals devoted limited scientific resources to review the preclinical and clinical data on these projects. The majority of effort expended by the company was to identify other companies who would be interested in funding these projects. One collaborative agreement was entered into relating to the projects acquired from Oncologix. In 1996, the company entered into a license agreement with Hoffman-LaRoche related to the compound AR209, which was being developed for breast cancer. Under the agreement,

Hoffman-LaRoche was responsible for funding the costs of all remaining preclinical and clinical development of AR209. Hoffman-LaRoche paid Aronex Pharmaceuticals a license fee when the agreement was entered into and an annual license fee in 1997. The agreement was terminated without cause by Hoffman-LaRoche in September 1998 when they stopped development. Rights to AR209 have returned to Aronex Pharmaceuticals. Aronex Pharmaceuticals has ceased further development of AR209 until funding from a corporate partner is obtained. Management estimates it would require an additional $25 to $40 million and take 5 to 8 years to complete the development of AR209 for cancer therapies. The license of other compounds by Oncologix have not been maintained by Aronex Pharmaceuticals.


LIQUIDITY AND CAPITAL RESOURCES


         Since its inception, Aronex Pharmaceuticals' primary source of cash has been from financing activities, which have consisted primarily of sales of equity securities. The company has raised an aggregate of approximately $75 million from the sale of equity securities from its inception through September 30, 1998. In July 1992, the company raised net proceeds of approximately $10.7 million in the initial public offering of its common stock. In September 1993, Aronex Pharmaceuticals entered into a collaborative agreement with Genzyme Corporation relating to the development and commercialization of ATRAGEN(R), in which the company received net proceeds of approximately $4.5 million from the sale of common stock to Genzyme. In November 1993, Aronex Pharmaceuticals raised net proceeds of approximately $11.5 million and in May 1996, Aronex Pharmaceuticals raised net proceeds of approximately $32.1 million in public offerings of common stock. From October 1995 through September 30, 1998, the company received aggregate net proceeds of approximately $6.5 million from the exercise of certain warrants issued in its 1995 merger with Oncologix. In November 1998, Aronex Pharmaceuticals entered into a license agreement with Abbott Laboratories relating to NYOTRAN(R), in which Abbott purchased 837,989 shares of common stock for $3.0 million. An additional $8.4 million has been received from Abbott in up-front and milestone payments, all of which payments are non-refundable. From its inception until September 30, 1998, Aronex Pharmaceuticals also received an aggregate of $5.1 million cash from other collaborative arrangements and small business innovation research grants.

         In September 1996, Genzyme advanced the company $2.0 million relating to a $5.0 million equity milestone under its collaborative agreement with Genzyme. Early in 1997, the agreement was amended under which: (1) Genzyme was released from any further obligation to perform development work for ATRAGEN(R) and (2) the license granted to Genzyme under the agreement was converted to an option to acquire the right to market and sell ATRAGEN(R) worldwide. We retained co-promotion rights in the United States. If Genzyme exercises its option, Genzyme will be required to pay Aronex Pharmaceuticals $3.0 million and product royalties and Aronex Pharmaceuticals will be entitled to retain the $2.0 million advance. The company has the right on or before December 4, 1999 to reacquire these marketing rights by returning to Genzyme the $3.0 million received in connection with Genzyme's exercise of the option and repaying Genzyme the $2.0 million advance. If Aronex Pharmaceuticals reacquires these marketing rights, it will also be required to pay Genzyme product royalties, including $500,000 in minimum royalties in the first year following its reacquisition of the rights. If Genzyme does not exercise its option prior to its expiration, the company will be required to repay Genzyme the $2.0 million advance and to pay product royalties, including $500,000 in minimum royalties in the first year following the expiration of the option. Genzyme's option to acquire these rights expires on June 4, 1999, which is six months after the filing of the NDA for ATRAGEN(R).

         The majority of Aronex Pharmaceuticals' development activities are committed on a short-term, as-needed basis through contracts and purchase orders. These arrangements can be changed based on the company's needs and development activities. Aronex Pharmaceuticals has contracted with certain clinical research organizations to conduct its non-United States clinical trials for NYOTRAN in the following indications: cryptococcal meningitis, presumed fungal infections and Aspergillus. The remaining amount projected to be expended to complete the clinical research organizations' activities with respect to those indications is approximately $2.0 million. The agreements provide that Aronex Pharmaceuticals can terminate them at any time, should either its financial situation, or the results of the studies, require it. Nonetheless, Aronex Pharmaceuticals intends to continue to engage clinical research organizations in the future to monitor its various clinical trials in non-United States countries.

         Aronex Pharmaceuticals' primary use of cash to date has been in operating activities to fund research and development, including preclinical studies and clinical trials and general and administrative expenses. Cash of $14.0 million and $8.1 million was used in operating activities during the first nine months of 1998 and 1997. The company had cash, cash-equivalents and short-term and long-term investments of $16.0 million as of September 30, 1998, consisting primarily of cash and money market accounts, and United States government securities and investment grade commercial paper.

         Aronex Pharmaceuticals has experienced negative cash flows from operations since its inception and has funded its activities to date primarily from equity financings. Aronex Pharmaceuticals has expended, and will continue to require, substantial funds to continue research and development, including preclinical studies and clinical trials of its products, and to commence sales and marketing efforts if FDA and other regulatory approvals are obtained.

         Excluding the proceeds of this offering and payments expected from Abbott Laboratories, Aronex Pharmaceuticals expects that its existing financial resources should be sufficient to fund its capital requirements into the fourth quarter of 1999. Aronex Pharmaceuticals expects that its existing financial resources, together with the estimated proceeds of this offering, should be sufficient to fund its capital requirements into the second quarter of 2000. During this period, the company anticipates receiving further payments from Abbott Laboratories under the license agreement for NYOTRAN(R), however these payments are dependent upon performance and are not guaranteed. In the future, Aronex Pharmaceuticals may need to raise substantial additional capital to fund its operations. Aronex Pharmaceuticals' independent public accountants have informed management that, if at the time of their audit of the financial statements for the year ending December 31, 1998 Aronex Pharmaceuticals' existing financial resources continue to only be sufficient to fund capital requirements into the fourth quarter of 1999, their report on those statements will include an explanatory fourth paragraph expressing substantial doubt about Aronex Pharmaceuticals' ability to continue as a going concern.

         Aronex Pharmaceuticals has experienced significant increases in accounts payable and accrued payroll since 1996, primarily as a result of the increased development activities relating to our two late-stage products. We anticipate that the amounts expended for these items in the future will continue to correspond with its development activities. If the volume of development activities decreases there will be a decrease in outstanding payables and a decrease in our liquidity position. We expect that our expenses relating to development activities will fluctuate from quarter to quarter over the next few years as we have not yet generated revenues from product sales. Also, we have typically obtained debt financing when necessary for equipment, furniture and leasehold improvement requirements. In 1998, our capital requirements increased with the move into new facilities. As a result, the company borrowed $1.4 million in 1998 to finance its requirements in connection with this move. It is expected that we will continue to incur additional debt to meet our capital requirements from time to time in the future, based on the company's financial resources and needs.

         Our capital requirements will depend on many factors, including the risk factors more completely described under "Risk Factors" above. These factors include:

         o problems, delays, expenses and complications frequently encountered by development stage companies;
         o the progress of our research, development and clinical trial programs;
         o the extent and terms of any future collaborative research, manufacturing, marketing or other funding arrangements;
         o the costs and timing of seeking regulatory approvals of our products;
         o        our ability to obtain regulatory approvals;
         o        the success of our sales and marketing programs;
         o the costs of filing, prosecuting and defending and enforcing any patent claims and other intellectual property rights; and
         o changes in economic, regulatory or competitive conditions of our planned business.

Estimates about the adequacy of funding for our activities are based on certain assumptions, including the assumption that testing and regulatory procedures relating to our products can be conducted at projected costs.

There can be no assurance that changes in our research and development plans, acquisitions, or other events will not result in accelerated or unexpected expenditures.

         To satisfy our capital requirements, we may seek to raise additional funds in the public or private capital markets. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our current or future clinical trials are not favorable. We may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any funding will be available to us on favorable terms or at all. If adequate funds are not available, we may be required to curtail significantly one or more of its research or development programs, or we may be required to obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to some or all of our technologies or products. If we are successful in obtaining additional financing, the terms of such financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock.


YEAR 2000

         Year 2000 issues result from the inability of certain computer programs or computerized equipment to accurately calculate, store or use a date subsequent to December 31, 1999. The erroneous date can be interpreted in a number of different ways; typically the year 2000 is represented as the year 1900. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business.


         Aronex Pharmaceuticals is in the process of assessing all of its financial and operational systems and equipment to ensure year 2000 compliance. We have completed our initial review of the company's financial and operational systems and equipment, with the exception of certain personal computer and network hardware which we are continuing to assess. Except for the personal computer and network hardware that remains under assessment, the company has either obtained certifications as to year 2000 compliance from vendors or has tested the year 2000 compliance of substantially all its systems and equipment, and has taken the steps it believes will be necessary to remediate year 2000 problems associated with the systems and equipment that it determined not to be year 2000 compliant. We plan to complete our assessment of the company's financial and operational systems and equipment in the first quarter of 1999. We believe that the potential impact, if any, of the company's systems not being year 2000 compliant could result in the loss of data, which is available in hard-copy, that would have to be re-entered. We believe that any loss of computer data will not materially affect the company's ability to continue its research and development activities or have a material adverse effect on the company's business, results of operations or financial condition. However, this potential loss of data could result in a material delay in completing clinical studies of our products which could have a material adverse effect on our business, results of operations and financial condition.

         Aronex Pharmaceuticals is in the process of contacting its consultants and other suppliers of goods and services, as well as its corporate partners, to assess the possible impact of year 2000 compliance of their systems and equipment on the company. We plan to complete our assessment of these matters by July 31, 1999. We believe that the potential impact, if any, of the systems of our consultants (including clinical research organizations and hospitals), suppliers and corporate partners not being year 2000 compliant could result in the loss of data, which is available in hard-copy, that would have to be re-entered. Any loss of computer data will not materially affect the company's ability to continue its research and development activities. However, this potential loss of data could result in a material delay in completing clinical studies of the company's products which could have a material adverse effect on the company's business, results of operations and financial condition.

         Based on our assessments and remediation efforts to date, we do not anticipate that the company will incur any significant costs relating to the assessment and remediation of year 2000 issues. To date, we estimate that the company has spent less than $25,000 in reviewing and remediating year 2000 issues and that total expenditures incurred in completing our review and remediation efforts will not exceed $100,000. However, there can be no assurance that planned expenditures for these efforts will not exceed such amount should unforeseen complications arise during such review and assessment or as a result of our remediation efforts or those of our vendors, consultants or partners. Such expenditures are budgeted as part of our operating expenses. Also, there can be no assurance that the company or its consultants, suppliers and corporate partners will successfully be able to identify and remedy all potential year 2000 problems or that a system failure resulting from a failure to identify any problems would not have a material adverse effect on the company.


         We have developed and are implementing a contingency plan of maintaining all data that is generated or collected by it or its collaborators, including clinical research organizations, hospitals, physicians, consultants and others, in hard-copy. Any loss of data due to year 2000 problems could be re-entered manually. We also maintain all of the company's accounting records in hard copy so that it can continue to manually pay vendors, employees, consultants and collaborators in the event that its accounting software or other computer programs or systems malfunction due to the year 2000 issue. Our employees also have keys to the doors to enable them to gain access to their laboratory and offices in the event that the building's security systems malfunction. We are continuing to review these and related operational requirements in order to complete our contingency plan for the company's noncritical business functions.

                                    BUSINESS

GENERAL


         Aronex Pharmaceuticals is a biopharmaceutical company engaged in the identification and development of proprietary innovative medicines to treat cancer and infectious diseases. Our strategy is to identify and develop medicines based upon either refinements of proven therapies or new ways of treating specific diseases. We have a portfolio of clinical products that we believe balances the risks encountered in development of pharmaceutical products against the rewards from the practical commercial applications of our products. We believe our focus on medicines for cancer and infectious diseases for which current therapy is inadequate will assist in development and product marketing and will facilitate expedited commercialization of our products.

BUSINESS STRATEGY

         Aronex Pharmaceuticals has implemented a comprehensive strategy to become a commercial biopharmaceutical company involved in the identification, development and commercialization of novel medicines for treating cancer and infectious diseases. Our strategy encompasses five key elements:

         Therapeutic Focus. We have adopted a clear therapeutic focus aimed at identifying and developing novel medicines to satisfy clearly defined, unsatisfied needs in the treatment of cancer and infectious diseases. We believe that this focus provides synergies in the development of products as a result of common patient populations, and will provide synergies in the marketing and commercialization of products as a result of the common hospital-based sales and distribution channels and concentrated customer base associated with these products. In addition, we believe our focus on medicines for cancer and infectious diseases for which current therapy is inadequate may facilitate expedited commercialization of our products.

         Balanced Product Portfolio. We have a portfolio of clinical products that we believe provides a balanced development and commercialization risk profile. Four of our products are liposomal formulations of drugs that are currently on the market, designed to improve effectiveness and reduce adverse side effects. Liposomal formulations are products where the drug is trapped within a lipid-based environment. We believe that this should contribute to a reduction in the development risks associated with our products. Two of our products are new compounds with novel mechanisms of action against a specific disease target. While these products are associated with a greater degree of development risk, we believe that these products may have a substantial impact against the diseases they are intended to treat. We believe that this balanced development and commercialization risk profile limits our dependence on a single product.

         Expedited Drug Development Programs. We believe that we have created an effective pharmaceutical development infrastructure. With expertise in preclinical development, drug formulation and delivery, quality assurance, quality control and analytical chemistry, drug manufacturing, regulatory and clinical affairs, we believe that we have the ability to effectively advance preclinical and clinical products through the development pipeline.

         Leveraged Research and Technological Resources. We rely on several sources to provide potential opportunities to expand our pipeline of products for commercialization. Using academic and corporate collaborations, we seek late-stage preclinical products for advancement into our clinical pipeline as well as early-stage clinical products with prospects for rapid clinical development. Additional opportunities are available through our existing capabilities in drug formulation and delivery.

         Marketing and Commercialization Strategy. Our marketing and commercialization effort is designed to create a revenue stream utilizing two diverse methods. We intend to market products in the United States through our own sales and marketing efforts or through co-marketing, and to market products overseas through licensing arrangements with corporate partners. We also intend to market those products requiring broader marketing and distribution efforts through licensing arrangements with corporate partners.

CLINICAL AND SCIENTIFIC BACKGROUND


         Aronex Pharmaceuticals' development programs are aimed at the identification and development of innovative medicines to treat cancer and infectious diseases for which current therapy is inadequate. The effectiveness of the current generation of anti-cancer and anti-infective drugs is limited because of two significant factors. First, cancer cells frequently become resistant to commonly used anti-cancer drugs, and organisms responsible for infectious diseases may also acquire resistance to anti-infective drugs. This resistance results in the ultimate progression of many cancers and some infections, such as HIV. Second, these drugs, particularly cancer drugs, are generally toxic because their lack of selectivity results in significant side effects on normal cells. Aronex Pharmaceuticals is targeting the development of drugs for cancer and infectious diseases that are selective in their actions, with unique or special ways of acting and more favorable safety profiles.


         Infectious Diseases


         The immune system, the major line of defense against infection, may be weakened by diseases, such as HIV and diabetes, or by drugs or agents used for the treatment of other medical conditions, such as chemotherapy in cancer patients or immunosuppressive, anti-rejection, therapy in patients receiving organ transplants. A weak immune system predisposes patients to opportunistic infections caused by otherwise harmless microbes. These opportunistic infections are caused by microbes which may be fungi such as Aspergillus and Candida, viruses or bacteria. Some of these "opportunistic" microbes can be or become resistant to existing therapies. Drugs with new mechanisms of action and/or improved safety profiles are needed to treat fungal, viral and bacterial diseases and to overcome the toxicity limitations associated with certain existing drugs.


         Cancer

         The American Cancer Society estimates that more than 1.2 million new cases of cancer will be diagnosed and more than 500,000 people will die of cancer in 1998 in the United States. According to the American Cancer Society, major classes of cancer include:


         o solid tumors, the most common of which are breast cancer and cancers of the lung;
         o    cancers of the lymphoid system; and
         o    cancers of the blood.

In the United States there are annually approximately 179,000 new cases of breast cancer, 171,000 new cases of lung cancer, 62,000 new cases of lymphoma and 29,000 new cases of leukemia, according to the American Cancer Society. Chemotherapy, surgery and radiation are the major components in the treatment of cancer. Chemotherapy is usually the primary treatment for cancers, such as hematologic malignancies, which cannot be excised by surgery. In addition, chemotherapy is increasingly being used as an adjunct to radiation and surgery to improve efficacy and reduce the incidence of metastasis, or spread of cancer, and as primary therapy for some solid tumors. The standard strategy for chemotherapy is to destroy the malignant cells by exposing them to as much drug as the patient can tolerate. Clinicians attempt to design a combination of drugs, dosing schedule and method of administration that increases the probability that malignant cells will be destroyed, while minimizing the harm to healthy cells.

         Most current anti-cancer drugs have significant limitations. Certain cancers, such as colon, lung, kidney and pancreatic cancers, are inherently unresponsive to chemotherapeutic agents. Certain other cancers may initially respond to a chemotherapeutic agent, but cease to respond as the cancer cells acquire resistance to the drug during the course of therapy. As cancer cells develop resistance to a specific chemotherapeutic agent, they often simultaneously become resistant to a wide variety of structurally unrelated agents through a phenomenon known as "multi-drug resistance." Finally, current anti-cancer drugs are generally highly toxic, with effects including bone marrow suppression and irreversible cardiotoxicity, which can prevent their administration in therapeutic doses.

         Our Approach to the Treatment of Cancer and Infectious Diseases

         Aronex Pharmaceuticals has a focused effort aimed at identifying highly-specific, novel medicines for the treatment of cancer and infectious diseases. Our research and development strategy is to augment its pipeline by partnering with academic centers such as The University of Texas M.D. Anderson Cancer Center. These relationships are intended to permit us to identify opportunities which have already been validated in preclinical and, in some instances, clinical studies before we allocate resources for further evaluation and development. We also anticipate expansion of our product pipeline through acquisitions, licenses and joint ventures with corporate partners. This strategy is further intended to allow us to bypass the lengthy and uncertain drug discovery and screening process and to proceed quickly to product development and clinical evaluation. We believe that utilizing this strategy will allow us to maintain a full pipeline of innovative products for the treatment of cancer and infectious diseases. See "-- Collaborative Agreements."


PRODUCTS IN CLINICAL AND PRECLINICAL DEVELOPMENT


         The following table lists our clinical products, along with their initial indications and clinical status:



            PRODUCT                      INDICATIONS                         CLINICAL STATUS
            -------                      -----------                         ---------------
INFECTIOUS DISEASES
NYOTRAN(R).......................  Presumed Fungal Infections               Phase III completed
                                   Cryptococcal Meningitis                  Phase III
                                   Candidemia                               Phase II completed
                                   Aspergillus Salvage                      Phase II
Zintevir(R)......................  HIV Infection                            Phase I/II

CANCER
ATRAGEN(R).......................  Acute Promyelocytic Leukemia             Phase II  (pivotal)
                                   Non-Hodgkin's Lymphoma                   Phase II
                                   Prostate Cancer                          Phase II
                                   Renal Cell Carcinoma                     Phase I/II
                                   Kaposi's Sarcoma                         Phase II completed
Annamycin...................... .  Breast Cancer                            Phase II
Platar...........................  Lung Cancer                              Phase II

         "Phase I" indicates that the first phase of human clinical studies is being conducted with a small number of subjects in order to gain evidence of safety, establish the maximum dose of the drug which may be safely administered to patients and to characterize the distribution of a drug in a human patient. "Phase I/II" indicates that a product is being tested in humans primarily for safety and drug distribution, while preliminary measures of efficacy are also observed. "Phase II" indicates that a product is being tested in humans for safety and preliminary evidence of efficacy. "Phase III" indicates that a product is being tested in multi-center studies generally designed to provide evidence of efficacy and further safety of the product in a large number of patients. A "Pivotal" clinical trial is defined as a clinical trial that produces data sufficient for submission of an NDA.


         We can give no assurance that the results of any of our clinical trials will be favorable or that our products will obtain regulatory approval for commercialization. See "Risk Factors -- Clinical Trial Results May Result in Failure to Obtain FDA Approval and Inability to Sell Products."


INFECTIOUS DISEASES


         Aronex Pharmaceuticals' infectious disease program centers on the development of new agents for the treatment of infectious diseases, including those that occur in patients with weakened immune systems. The clinical program presently focuses on the development of NYOTRAN(R) for life-threatening systemic, or internal, fungal infections and Zintevir(R) for the treatment of HIV infection.

         NYOTRAN(R) for Presumed Fungal Infections (Phase III completed), Candidemia (Phase II completed), Aspergillus Salvage (Phase II) and Cryptococcal Meningitis (Phase III)


         Systemic fungal infections are generally serious and may result in death. Most systemic fungal infections are caused by Candida, or yeasts, and Aspergillus, or molds, species. These life-threatening infections occur most often in patients with impaired immune defense mechanisms as a result of an underlying disease, such as HIV or diabetes, or the effects of treatments for other medical conditions, such as chemotherapy in cancer patients or anti-rejection therapy in patients receiving organ transplants. The population of patients who become candidates for antifungal treatment is increasing because of a number of factors, including more aggressive use of chemotherapy in cancer patients, increases in organ and bone marrow transplants, increased use of in-dwelling catheters for prolonged periods and the spread of HIV.

         We believe that the drugs that are currently used to treat systemic fungal infections, including fluconazole, itraconazole, amphotericin B and liposomal formulations of amphotericin B, have limitations that present a need for new therapies. Data from recent in vitro or test tube studies as well as clinical trial data indicate that a number of fungal strains are becoming increasingly resistant to known therapies. Fluconazole and itraconazole are relatively safe and are effective in inhibiting fungal growth in Candida, but are not effective in inhibiting fungal growth in Aspergillus and are generally not effective in treating fungal infections in patients who are seriously ill and whose immune systems are compromised and not functioning properly. Amphotericin B is very active against both Candida and Aspergillus but is highly toxic. Several companies have developed liposomal versions of amphotericin B that are designed to reduce the potential toxicity of amphotericin B.

         NYOTRAN(R) is a lipid-based, intravenous formulation of the drug nystatin, an established, widely-used topical anti-fungal agent. Although nystatin has proven to be a potent anti-fungal against a broad spectrum of fungi, including Candida, Cryptococcus, Histoplasma, Blastomyces and Aspergillus, its poor solubility and toxicity have previously precluded its systemic administration as a therapy for these fungal infections. We have developed a proprietary formulation of NYOTRAN(R) that reduces the toxicity of nystatin. In addition, we believe that NYOTRAN(R)'s lipid-based formulation addresses the solubility problem of nystatin. We believe NYOTRAN(R) offers potential advantages over current systemic anti-fungal therapies. Our in vitro studies indicate that it is active against a range of fungal strains, including Candida, Aspergillus, Cryptococcus and Fusarium species, some of which are resistant to currently available anti-fungal therapies. While final clinical efficacy trials have not been completed, we believe that our Phase I and Phase II clinical trials suggest that NYOTRAN(R) can be administered at doses that are effective in treating Aspergillus, Candida and Cryptococcus infections.

         The strategy for the development of NYOTRAN(R) has involved several stages. We have conducted three Phase I clinical studies which demonstrated a favorable safety profile. We completed a Phase II open label study in patients with Candidemia evaluating NYOTRAN(R) at multiple doses. Although this Phase II study has been completed, it remains open on a compassionate basis to enroll patients for whom other therapies have not been effective. Results from this study indicate that a dose of one-third of the maximum tolerated dose established in Phase I appears to be efficacious. Based upon data from this study, we initiated Phase III comparative multicenter trials in the United States and in Europe of NYOTRAN(R) against amphotericin B in patients with presumed fungal infections. Most frequently, in a hospital environment, a patient with a fever of unknown origin will be treated with an antibiotic. When this treatment proves ineffective, the physician then presumes that the patient has a fungal infection, and begins treatment with an anti-fungal agent. The diagnosis of a confirmed fungal infection may occur several days after anti-fungal therapy has begun. We completed the clinical trials for presumed fungal infections in late 1998.

         To expand the potential indications for NYOTRAN(R), we commenced Phase II/III trials for patients with cryptococcal meningitis and Phase II Aspergillus salvage trials. Aspergillus salvage trials are designed to treat patients with Aspergillus who have failed treatment with current products. We plan to file an NDA for NYOTRAN(R) with the FDA in 1999 for an indication in presumed systemic fungal infections. Following the United States submission, Abbott Laboratories, the exclusive licensee for NYOTRAN(R), is expected to begin to file additional international regulatory submissions. See "-- Government Regulation," "-- Collaborative Agreements --Collaborative Agreement with Abbott Laboratories" and "Risk Factors -- Clinical Trial Results May Result in Failure to Obtain FDA Approval and Inability to Sell Products."

         The active ingredient of NYOTRAN(R), nystatin, is available commercially. We have utilized a contract manufacturer for our clinical requirements of NYOTRAN(R), who we believe to be capable of satisfying the quantities required for clinical trials and anticipated quantities for initial commercial sales. However, we expect Abbott to manufacture the quantities of NYOTRAN(R) necessary to conduct its remaining clinical trials and, following regulatory approval, to manufacture NYOTRAN(R) for commercial sale.

         We estimate that each year over 300,000 patients worldwide develop systemic fungal infections. The current systemic anti-fungal market is estimated at more than $1.5 billion on an annual basis. The number of patients developing systemic fungal infections continues to increase because of the aging population, more aggressive use of chemotherapy, advances in medical therapies and the development of resistant fungal strains.

         Current treatment for systemic fungal infection is largely limited to amphotericin B, several liposomal formulations of amphotericin B and fluconazole. Amphotericin B has been a common choice for the treatment of systemic fungal infections. The clinical usefulness of amphotericin B is limited, however, because serious toxicity can occur at doses that are only marginally effective. Liposomal formulations of amphotericin B have been developed by several companies, including The Liposome Company, Inc., NeXstar Pharmaceuticals, Inc. and SEQUUS Pharmaceuticals, Inc. Each of these companies' products have regulatory approval in the United States and other countries. Each of these liposomal formulations shows a reduction in toxicity as compared to amphotericin B. Pfizer Inc.'s fluconazole, the world's largest selling anti-fungal product, is an oral formulation used for a wide range of less serious Candida indications. We are aware of other anti-fungal agents currently in clinical development.

         In November 1998, we entered into a license agreement with Abbott Laboratories for NYOTRAN(R). The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN(R), subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain co-promotion rights retained by us in the United States and Canada. Abbott has paid us milestone and up-front payments of $8.4 million under the license agreement and purchased common stock for $3.0 million under a related stock purchase agreement. Abbott has also agreed to provide funding for the continuing clinical development of NYOTRAN(R) and to make subsequent milestone payments as specified regulatory goals and sales targets are achieved. Abbott has agreed to pay us royalties which increase in amount based upon the level of product sales of NYOTRAN(R) in each year. See "-- Collaborative Agreements -- Collaborative Agreement with Abbott Laboratories."

         M.D. Anderson has granted us the worldwide exclusive license under an issued patent to the use of a liposomal formulation of nystatin in the treatment of systemic fungal infections. A process which is of pharmaceutical utility for making NYOTRAN(R) is protected by another issued patent. A continuation of this process patent is currently being prosecuted seeking additional claims in this area. See "-- Patents and Proprietary Rights."


         Zintevir(R) for HIV Infection (Phase I/II)


         Aronex Pharmaceuticals is developing Zintevir(R) for the treatment of human immunodeficiency virus infection. The drugs currently approved in the United States for treatment of HIV infection consist of reverse transcriptase inhibitors, such as AZT, ddI, ddC, d4T and 3TC, and protease inhibitors, such as saquinavir, ritinovir and indinavir. By contrast, we believe Zintevir(R) inhibits HIV-1 integrase, a key enzyme in catalyzing the integration of HIV within human cells. Integrase enzyme inhibitors act at a step in the HIV life-cycle different than protease and/or reverse transcriptase enzymes. These cell enzymes are responsible for replication of the virus.

         Two Phase I trials on Zintevir(R) have been completed. A Phase I single dose study of Zintevir(R) was initiated at San Francisco General Hospital in October 1995, and a Phase I multiple dose study was initiated at Harris Laboratories, Inc., a clinical research organization, in May 1996. The primary objectives of these studies were to determine the safety and distribution of Zintevir(R) in HIV infected patients. In November 1997, we began a Phase I/II clinical trial designed to determine Zintevir(R)'s ability to reduce the level of HIV as well as to gather additional data on the product's safety and distribution throughout and elimination from the body. We expect to complete the Phase I/II clinical trial in 1999. We will evaluate the results of the Phase I/II clinical trials but do not intend to progress into additional development of Zintevir(R) unless a third party agrees to fund the additional development work. See "Risk Factors -- Clinical Trial Results May Result in Failure to Obtain FDA Approval and Inability to Sell Products."

         The use and composition of a group of compounds including Zintevir(R) are the subject of one issued patent and four United States patent applications and eight foreign patent applications. These applications are either assigned wholly to us, or jointly to us and Baylor College of Medicine, in which case we have exclusively licensed Baylor's rights. The issued patent covers the inhibition of HIV production in cultured cells by a group of compounds including Zintevir(R). See "-- Patents and Proprietary Rights."


CANCER


         Aronex Pharmaceuticals' programs in cancer focus on developing medicines based upon either refinements of proven therapies or new approaches to the treatment of specific disease targets. The clinical program currently focuses on development of ATRAGEN(R) for hematological malignancies and solid tumors and Annamycin for breast cancer.


         ATRAGEN(R) for Acute Promyelocytic Leukemia (pivotal Phase II), Non-Hodgkin's Lymphoma (Phase II), Prostate Cancer (Phase II), Renal Cell Carcinoma (Phase I/II) and Kaposi's Sarcoma (Phase II completed)


         In December 1998, we submitted an NDA to the FDA for ATRAGEN(R) for the treatment of patients with acute promyelocytic leukemia, "APL", for whom therapy with tretinoin is necessary but for whom an intravenous administration is required. This indication represents a therapeutic area where new therapies are needed. Established chemotherapeutic agents have been effective in treating some cases of APL, but have been associated with serious side effects and frequent relapse. ATRA, or tretinoin, has been approved as an oral formulation by the FDA as a treatment for APL. ATRA and other retinoids cause cell differentiation in contrast to most conventional chemotherapeutic agents. Retinoids are molecules comprising both natural and synthetic derivatives of retinol, otherwise known as vitamin A. However, we believe the effectiveness of the oral formulation of ATRA may be reduced by the rate at which it is metabolized, which lowers the amount of drug that reaches the cancer target.

         ATRAGEN(R) is a lipid-based, intravenous formulation of ATRA which has been studied in patients with APL and Kaposi's sarcoma. Our lipid formulation has been developed to change certain aspects of the drug's behavior in the body to overcome the known deficiencies of oral retinoids, such as the oral formulation of ATRA. ATRAGEN(R) has a different pharmacokinetics and distribution profile, so that there may be a decrease in the proportion of the drug metabolized and an increase in the proportion that reaches the cancer target. Following ATRAGEN(R) treatment, higher plasma concentrations of the drug are achieved than after oral ATRA therapy. Unlike oral administration, these drug levels are maintained throughout the course of therapy. These characteristics may provide more effective delivery of the drug to the bone marrow, liver and spleen, where most leukemic cells are found, and a better safety profile.

         We completed a Phase I clinical trial of ATRAGEN(R) in 1995 in patients with cancers of the blood. Phase I data presented in the journal Blood during 1996 indicated that ATRAGEN(R) sustains levels in the blood after prolonged dosing, is well tolerated, and shows evidence of activity against certain leukemias and lymphomas. We recently completed patient enrollment for the pivotal Phase II clinical evaluation of ATRAGEN(R) for its potential to induce remission and prevent relapse of APL in patients that have experienced a recurrence of the cancer. Interim results from one of these trials, presented at the American Society for Hematology meeting in December 1997, demonstrated that ATRAGEN(R) has activity against APL. We completed patient enrollment of the Phase II clinical trials in the third quarter of 1998. Based on the pivotal Phase II data, we submitted an NDA for ATRAGEN(R) for the treatment of patients with APL for whom therapy with the drug tretinoin is necessary but for whom an intravenous administration is required.


         ATRAGEN(R) has also been assessed in Phase II clinical trials in collaboration with Genzyme Corporation for the treatment of Kaposi's sarcoma. Results from this trial indicated that ATRAGEN(R) was generally well tolerated, with headaches and dry skin being the primary reported adverse events. We are not presently pursuing this indication, although we may do so in the future.

         We believe that ATRAGEN(R) may also be useful in treating other types of cancer, and we are evaluating the efficacy of ATRAGEN(R) in other hematologic malignancies and solid tumors. In 1998, we initiated a Phase II clinical trial in non-Hodgkin's lymphoma and a Phase II clinical trial in hormone-refractory prostate cancer. In early 1999, a Phase I/II clinical trial in combination with interferon alpha in renal cell carcinoma was initiated at New York Presbyterian Hospital and the Weill Medical College of Cornell University under an institutional Investigational New Drug application, IND. We plan to expand the initiation of clinical trials in other indications in the near future. ATRAGEN(R) has been designated an orphan drug for the treatment of acute and chronic leukemia by the FDA. See "-- Government Regulation" and "Risk Factors -- Clinical Trial Results May Result in Failure to Obtain FDA Approval and Inability to Sell Products."

         According to the American Cancer Society, approximately 1,000 new cases of APL in the United States are diagnosed annually, and each year approximately 500,000 patients in the United States develop the various types of cancer identified as potential indications for ATRAGEN(R).

         In 1993, we entered into a collaborative agreement with Genzyme Corporation to develop and commercialize ATRAGEN(R) for the treatment of cancer. This agreement has subsequently been modified, with the result that:
(1) we retain responsibility for the further clinical development of ATRAGEN(R) and (2) Genzyme has an option to acquire marketing rights to ATRAGEN(R), subject to our right to retain or reacquire the marketing rights and subject to certain other rights retained by us. See "-- Collaborative Agreements -- Collaborative Agreement with Genzyme Corporation."

         The composition and method of use of ATRAGEN(R) is the subject of a patent application, assigned to The University of Texas M.D. Anderson Cancer Center, as to which the rights of M.D. Anderson are exclusively licensed to us. These rights are subject to certain options held by Genzyme related to development of ATRAGEN(R). Claims to the ATRAGEN(R) formulation have been allowed in the European Patent Office. See "-- Patents and Proprietary Rights."


         Annamycin for Breast Cancer (Phase II)

         Annamycin is a new chemical entity belonging to the class of widely prescribed anti-cancer agents known as anthracyclines. This class of drug, which includes doxorubicin, daunorubicin and idarubicin, has been shown to be effective, either alone or in combination, against proliferating cancer cells. Anthracyclines currently on the market, however, suffer from two primary limitations. (1) Cancer cells often develop a resistance to them, rendering the treatment ineffective. This resistance, once developed by cancer cells, generally extends to include resistance to a variety of other chemotherapeutic agents, a phenomenon commonly referred to as multi-drug resistance. The best understood mechanism behind multi-drug resistance involves an increase in the production of P-glycoprotein, a trans-cell membrane pump. This pump transports drugs, including most types of anti-cancer drugs, out of tumor cells. (2) Currently available anthracyclines also frequently result in severe toxic effects, including irreversible cardiotoxicity.


         Annamycin was designed to overcome these two major limitations. In contrast to conventional chemotherapeutic agents, Annamycin is structured so that it avoids the mechanism of operation of the trans-cell membrane pump believed to be one of the mechanisms responsible for multi-drug resistance. Our preclinical studies have shown that Annamycin, which is a lipid-based formulation of a novel anthracycline, may be active against multi-drug resistant tumor cells that over-express at least two of the pumps that are believed to be, at least in part, responsible for tumor cells becoming resistant to treatment. Over-express implies that the levels of the enzymes present in a particular person is in excess of the levels found in a healthy or normal person. Our preclinical studies of Annamycin in animals bearing human tumors also indicate that Annamycin may be less cardiotoxic than doxorubicin. A Phase I dose-escalating clinical trial of Annamycin was completed in August 1997. Data from this trial were presented at the American Society of Clinical Oncology meeting in May 1997. Annamycin is currently being evaluated in Phase II multi-center clinical trials in breast cancer patients whose tumors are resistant to conventional therapies. We expect to complete Phase II clinical trials in 1999. Clinical trials to assess the efficacy of Annamycin in patients with other solid tumors and with various hematological malignancies are being planned. See "Risk Factors -- Clinical Trial Results May Result in Failure to Obtain FDA Approval and Inability to Sell Products."

         We believe that there would be a substantial market for an agent which is active against multi-drug resistance and exhibits an improved safety profile over doxorubicin. The American Cancer Society estimates that each year there are approximately 179,000 new cases of breast cancer in the United States. Annamycin also may be useful in treating other varieties of solid tumors, leukemias and lymphomas.

         While there are a range of chemotherapeutic agents used alone and in combination to treat breast cancer and other solid tumors, including doxorubicin, daunorubicin, liposomal formulations of doxorubicin and daunorubicin, taxol, platinum and cyclophosphamide, we do not believe that there are any medicines available that are active against multi-drug resistant tumors. We are aware of some agents currently in Phase II clinical trials that are designed to modify multi-drug resistance, but for which no efficacy data are yet available. These agents would potentially be used in combination with chemotherapeutic agents.

         Our liposomal formulation of Annamycin is the subject of an issued patent, licensed exclusively to us by The University of Texas M.D. Anderson Cancer Center. In addition, a patent application has been filed with respect to an improved process for preparing Annamycin. This patent application is also licensed to us under the exclusive license with MD Anderson . Annamycin itself is the subject of a patent that has been non-exclusively sublicensed to us by M.D. Anderson, which M.D. Anderson licensed from Ohio State University. See "-- Patents and Proprietary Rights."


         Platar for Lung Cancer (Institutional Phase II)


         Aronex Pharmaceuticals, in conjunction with The University of Texas M.D. Anderson Cancer Center, is developing the novel platinum analogue, Platar, for the treatment of solid tumors. Platar has been designed to overcome the toxicity and resistance that currently limits the usefulness of platinum, a chemotherapeutic agent widely used in the treatment of solid tumors.


         Platar is currently being evaluated in a Phase II clinical trial, under an institutional IND at M.D. Anderson Cancer Center, for the treatment of mesothelioma, a type of lung cancer. This trial is funded by the Office of Orphan Drug Products at the FDA. A Phase I clinical trial was previously conducted under a physician's IND at M.D. Anderson Cancer Center.


         Platar is covered by a series of patents and a patent application, licensed exclusively to us by M.D. Anderson, relating to hydrophobic cis-platinum complexes and to stable liposomal formulations of the lipophilic platinum compounds. Hydrophobic or lipophilic means insoluble in water, and refers to cis-platinum complexes which are platinum molecules joined at different positions. The claims of these patents are drawn to novel cis-platinum complexes having hydrophobic properties and possessing hydrocarbon substituents. Hydrocarbon substituents are molecules consisting of hydrogen and carbon. Formulations containing the novel platinum complexes entrapped in liposomes and exhibiting improved drug stability are included. Anti-tumor compositions containing these stable cis-platinum containing liposomes and methods of using them to treat tumors are also covered. Claims to the product have been allowed by the European Patent Office. A patent application filed in the United States that may overlap claims included in the United States patents licensed to us is the subject of an ongoing interference proceeding in the United States Patent and Trademark Office challenging the validity of this patent. We cannot currently predict the outcome of this matter. See "-- Patents and Proprietary Rights."


         AR209: erbB-2 Targeted Therapy for Solid Tumors (Preclinical)


         AR209 is an innovative cancer therapy that we believe has potential for additional solid tumor indications, including lung, ovarian and stomach cancers. We believe the design of this product improves upon conventional cancer therapy by targeting specific cancer cells that contain the oncoprotein erbB-2. The erbB-2 protein occurs at high levels only in tumors and not in normal tissues. AR209 is an antibody-toxin complex composed of a targeting ligand and a fragment of the Pseudomonas exotoxin. The targeting ligand is the molecule which carries the active toxin to its site of application. The toxin in this case is derived from the organism Psuedomonas. This novel product is designed to bind to cancer cells that contain the erbB-2 oncoprotein and to be transported inside or internalized, where it kills the cancer cell. Preclinical studies indicate that AR209 causes shrinkage of solid human tumors and is well tolerated.

         We have a worldwide license from the NIH to the Pseudomonas exotoxin used in the design of AR209. We also have an exclusive license to a United States government patent application covering antibodies targeting the erbB-2 oncoprotein. Patent applications covering the sequences of the e23 antibody used in the formulation of AR209 have also been filed. See "-- Patents and Proprietary Rights."

         In 1996, we entered into a license agreement with Boehringer Mannheim GmbH to develop and commercialize AR209. Boehringer Mannheim was subsequently acquired by Hoffman La-Roche. Under the agreement, Boehringer Mannheim was responsible for funding the costs of all remaining preclinical and clinical development of AR209 and for manufacturing the product. Both parties had the right to terminate the agreement without cause, with all rights reverting to the non-terminating party. The agreement was terminated without cause by Hoffman La-Roche in September 1998 with the result that rights to AR209 have reverted to us.


RESEARCH PIPELINE


         Our goal is to establish an effective and efficient pharmaceutical development infrastructure and capability to provide a continuing pipeline of products for commercialization. Our research and development strategy is to augment its pipeline by partnering with academic centers such as The University of Texas M.D. Anderson Cancer Center, as well as with private research foundations. This partnering will allow us to identify opportunities which have already been validated in preclinical and, in some instances, clinical studies before allocating resources for further evaluation and development. This approach will allow us to bypass the lengthy and uncertain drug discovery and screening process and to proceed quickly to product development and clinical evaluation. We believe that using this strategy will allow us to maintain a full pipeline of innovative products for the treatment of cancer and infectious diseases. See "-- Collaborative Agreements."


COLLABORATIVE AGREEMENTS


         Our development strategy involves entering into selected development and licensing agreements with corporate partners to provide working capital as well as assist in the efficient development and marketing of certain of our products. See "Risk Factors -- Our Ability to Enter into Collaborative Agreements is Critical to Our Successful Development, Sales and Licensing of Products and Potential Profitability."


         Collaborative Agreement with Abbott Laboratories


         In November 1998, we entered into a stock purchase agreement and a license agreement with Abbott Laboratories for NYOTRAN(R). The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN(R), subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and co-promotion rights retained by us in the United States and Canada for an initial two year period. These co-promotion rights will renew annually thereafter for successive one year periods unless cancelled by either party. To date, Abbott has purchased $3 million of Common Stock and paid us up-front and milestone payments of $8.4 million under the license agreement with an aggregate potential of $40 million in stock payments, clinical development payments and sales milestone payments. Abbott's payments to us provide funding for the continuing clinical development of NYOTRAN(R), and are due as specified regulatory goals and sales targets are achieved. However, there can be no assurance that these milestone payments will be made. The research and development payments are subject to reduction in the event that the completion of the applicable activity is delayed beyond various dates. Once paid, all payments are non-refundable. Abbott will also pay us royalties that increase in amount based upon the level of product sales of NYOTRAN(R) in each year.


         The licenses granted under the NYOTRAN(R) agreement terminate on a country-by-country basis on the expiration of the last patent relating to that product in that country. The agreement is terminable by Abbott in the event certain regulatory milestone goals are not met or other specified events occur, such as adverse safety and efficacy issues, and are terminable by either party on the occurrence of a breach that is not cured by the breaching party within a certain time period after notice has been given to that breaching party. In the event the agreement is terminated by Abbott due to a regulatory milestone not being met on time or other specified cause no further payments by Abbott are due.

         Relationship with Grupo Ferrer Internacional, S.A.


         In 1997, we entered into a supply and distribution agreement with Grupo Ferrer Internacional, S.A. to commercialize and market NYOTRAN(R), under which Grupo Ferrer received the exclusive right to distribute and sell NYOTRAN(R) in Spain and Portugal. This agreement was subsequently amended to enable Abbott to pursue an optimal registration and commercialization strategy in all international markets. The three parties have agreed to commence three-way discussions to define this strategy.


         Collaborative Agreement with Genzyme Corporation


         In 1993, we entered into a license and development agreement with Genzyme Corporation to develop and commercialize ATRAGEN(R). The initial focus of the collaboration was the development of ATRAGEN(R) for the treatment of myelogenous leukemias and certain non-hematologic cancers. Clinical development responsibilities and research program funding were shared by both parties through the end of 1996. Under the agreement, Genzyme was required to make up to $1.5 million in milestone payments to us upon the occurrence of certain events and to pay us royalties on sales of the product. Genzyme had the right to terminate the agreement in the event of a third party claim of infringement by products subject to the agreement. We had the right to terminate the agreement if Genzyme failed to satisfy certain milestones. Under the collaborative agreement, Genzyme made a net $4.5 million equity investment in us and agreed to make an additional $5.0 million equity investment if certain developmental goals were achieved.

         In September 1996, Genzyme advanced us $2.0 million relating to the $5.0 million equity milestone. Early in 1997, we amended the agreement through which (1) we released Genzyme from any further obligation to perform development work for ATRAGEN(R) and (2) the license granted to Genzyme under the agreement was converted to an option to acquire the right to market and sell ATRAGEN(R) worldwide. We retained co-promotion rights in the United States. If Genzyme exercises its option, Genzyme will be required to pay us $3.0 million and product royalties and we will be entitled to retain the $2.0 million advance. We have the right on or before December 4, 1999, to reacquire the marketing rights by repaying the $2.0 million advance and, if applicable, returning to Genzyme the $3.0 million received as a result of Genzyme's exercise of the option . If we reacquire marketing rights, we will also be required to pay Genzyme product royalties, including $500,000 in minimum royalties in the first year following its reacquisition of these rights. If Genzyme does not exercise its option prior to its expiration, we will be required to repay Genzyme the $2.0 million advance and to pay product royalties, including $500,000 in minimum royalties in the first year following the expiration of the option. Genzyme's option to acquire marketing rights expires on June 4, 1999, which is six months after our filing of an NDA for ATRAGEN(R).


         Relationship with The University of Texas M.D. Anderson Cancer Center


         We have two license agreements with The University of Texas M.D. Anderson Cancer Center which grant us exclusive rights to manufacture, use, market and sell products based upon certain technology developed at M.D. Anderson relating to the development of human monocyte or murine macrophage-derived cytotoxins which inhibit or destroy the proliferation of tumor cells, liposomal-encapsulated polyene antibiotics, except amphotericin B, liposomal-encapsulated anthracyclines, liposomal-encapsulated platinum derivatives and liposomal-encapsulated retinoids. Human monocyte or murine macrophage-derived cytotoxins refers to the source of the cytotoxins, which is either human or mouse-based. NYOTRAN(R), ATRAGEN(R), Annamycin and Platar are products derived from our relationship with M.D. Anderson.

         The license agreements with M.D. Anderson require us to pay royalties for licensed technology based on specified percentages of cumulative net sales and royalties from sublicensees. We are also obligated to pay a milestone payment of $200,000 upon the filing of an NDA for each licensed product. Because we have not sold any products or processes to date, we have not paid any royalties under the license agreements. M.D. Anderson is responsible for the preparation, filing and prosecution of all patent applications, foreign and domestic, relating to technology developed at M.D. Anderson, and we reimburse M.D. Anderson for expenses incurred during these activities.

         The license agreements generally remain in force until the expiration of the last patent subject to the agreements. Either party may terminate the license agreements after 60 days notice to the other party in the event of a material breach of the terms of that agreement. M.D. Anderson has the right to terminate either license agreement with 90 days notice for failure to convert the licensed subject matter to a commercial form; however, we believe our ongoing and active research and development efforts directed at commercial marketing of the licensed products currently satisfies this obligation.

         We have entered into research and development contracts with M.D. Anderson in conjunction with the license agreements which obligate us to fund research and development expenses incurred by the M.D. Anderson scientists that relate to the technology licensed by us. These contracts grant us an exclusive worldwide license to technology under the license agreements and developed as a result of research funded by us. These contracts also grant us a right of first refusal to acquire an exclusive worldwide license to certain technology developed at M.D. Anderson which is not the result of projects funded by us. We have agreed to the funding commitments for research projects under these contracts through November 15, 1999. The amount of funding committed for 1999 is $117,333, and subsequent periods are expected to be negotiated on an annual basis, based upon a variety of factors including the number and cost of projects to be funded, the staffing requirements associated with these projects, and other related matters. If we default in the payment of research and development funding commitments due M.D. Anderson under these contracts, M.D. Anderson may suspend the related research and development projects or, if our default continues for a period of 60 days, M.D. Anderson may terminate the related contract upon 60 days notice . If the research and development contract with M.D. Anderson is terminated, no further inventions or improvements developed at M.D. Anderson relating to the products licensed to us would be transferred or licensed to us.


         Relationship with Baylor College of Medicine


         We have had collaborative arrangements with Baylor College of Medicine, under licensing, consulting and research and development arrangements entered into by Triplex beginning in 1989. We have an exclusive, worldwide, royalty-free license from Baylor to certain technology developed by Baylor, including the product Zintevir(R). The collaboration arrangements terminated in 1996. The license agreement terminates on the expiration of the last patent to expire that is licensed thereunder, which is projected to be October 22, 2013.

MANUFACTURING

         Aronex Pharmaceuticals does not have the facilities necessary to manufacture its products in accordance with the good manufacturing practices guidelines established by the FDA for companies manufacturing pharmaceutical products. We do have the capability to develop formulations, analytical methods, process controls and manufacturing technology for its products. We generally use contract manufacturers to produce batches of its products for clinical testing, although we expect Abbott Laboratories to supply the quantities of NYOTRAN(R) necessary to conduct our remaining clinical trials of that product. We and the manufacturers of our products, other than Abbott, have not entered into any written agreements other than periodic purchase orders for the supply of the products they manufacture on its behalf. Contract manufacturers are closely supervised to ensure adherence to established production methods and compliance with our rigorous quality control and quality assurance standards. We do not expect to establish any significant manufacturing capacity in the near future. We do not operate, and do not currently plan to operate, manufacturing facilities for the production of our products in commercial quantities, and intend to contract with third parties for the manufacture and supply of our products. There can be no assurance that we will be able to obtain supplies of products from third-party suppliers on terms or in quantities acceptable to us. Also, we depend on third parties for the manufacture of our products. This may adversely affect our product margins and ability to develop and deliver products on a timely basis. Any third-party suppliers of this kind or any manufacturing facility we establish will be required to meet FDA good manufacturing practices requirements. FDA inspection and approval of manufacturing facilities and quality



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



procedures for a drug are a prerequisite to approval of an NDA for that drug. We may encounter significant delays in obtaining supplies from third-party manufacturers or experience interruptions in our supplies. If we are unable to obtain adequate supplies, our business would be materially adversely affected.

         The raw materials required for the majority of our products are currently available in quantities sufficient to conduct our research, development, preclinical safety and clinical development activities. Certain of our products, such as Annamycin, are new syntheses and, therefore, are not yet available in commercial quantities. We cannot give assurance that the raw materials necessary for the manufacture of our products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair our competitive position and potential profitability.


SALES AND MARKETING


         We presently intend to market our products in North America through our own sales and marketing infrastructure or under co-promotion arrangements, and will build our sales and marketing infrastructure in accordance with regulatory submissions. We currently plan to market selected products directly to oncologists, hematologists and infectious disease specialists through a niche sales and marketing force in the United States. Where large market opportunities require large sales forces, we may enter into co-marketing arrangements with, or license marketing rights to, third parties. Our international strategy is to negotiate marketing agreements with pharmaceutical manufacturers and distributors which will entitle us to receive a percentage of net product sales.

         We do not have any experience in sales, marketing or distribution. To market any of our products, we must develop a sales and marketing force with supporting distribution capability or enter into marketing and distribution arrangements with a company that has an established capability. Significant additional expenditures will be required for us to develop these capabilities. We have entered into agreements with Abbott Laboratories and Grupo Ferrer Internacional, S.A. with respect to the marketing and sale of NYOTRAN(R). In addition, we have entered into an agreement with Genzyme Corporation under which Genzyme may acquire the right to market and sell ATRAGEN(R), subject to certain conditions and certain rights retained by us. To the extent that Genzyme does not acquire or we reacquire these marketing rights, we may enter into marketing agreements with one or more other pharmaceutical companies to market ATRAGEN(R). In addition, we may enter into marketing agreements with one or more pharmaceutical companies to market other products that we may develop. To the extent we rely upon licensing, marketing or distribution arrangements with others, any revenues we receive will depend upon the efforts of third parties. We cannot assure that any third party will market our products successfully or that any third-party collaboration will be on terms favorable to us. If any marketing partner does not market a product successfully, our business would be materially adversely affected. We cannot give assurance that we will be able to establish sales, marketing and distribution capabilities or that we or our collaborators will be successful in gaining market acceptance for any products that we may develop. Our failure to establish marketing capabilities or to enter into marketing arrangements with third parties would have a material adverse effect on us.


PATENTS AND PROPRIETARY RIGHTS


         Aronex Pharmaceuticals' ability to commercialize any products will depend, in part, upon its or its licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions. Some of the United States patents and patent applications owned by or licensed to us are method-of-use patents that cover the use of certain compounds to treat specified conditions, and composition-of-matter patents are not available for some of our product candidates. We cannot assure that:

         o the patent applications licensed to or owned by us will result in issued patents;
         o that patent protection will be secured for any particular technology;
         o that any patents that have been or may be issued to us or our licensors will be valid or enforceable;

         o  that any patents will provide meaningful protection to us;
         o  that others will not be able to design around the patents; or
         o that our patents will provide a competitive advantage or have commercial application.

We cannot give assurance that patents owned by or licensed to us will not be challenged by others. We could incur substantial costs in proceedings before the United States Patent and Trademark Office and other regulatory authorities, including interference proceedings. These proceedings could result in adverse decisions about the patentability of our inventions and products as well as about the enforceability, validity or scope of protection afforded by the patents. We are currently involved in an interference proceeding against Sumitomo Pharmaceuticals before the United States Patent and Trademark Office regarding the drug NDDP used in the formula of Platar. Platar consists of the liposomal formulation of the NDDP molecule. Both of the parties claim sole right to the invention. Sumitomo Pharmaceuticals is relying on a Japanese patent for priority. The interference was declared by an examiner to be between a currently pending United States patent application owned by Sumitomo Pharmaceuticals and certain issued patents licensed by us from the University of Texas M.D. Anderson Cancer Center. Should the Patent Office deem the Sumitomo Pharmaceuticals Japanese patent to be first in time over the date relating to our issued patents, our patents may be revoked or alternatively, some of the claims contained in these patents would be revoked. Under these circumstances, we would need to enter into a license agreement to obtain rights to NDDP in order to commercialize the product in the United States. There can be no assurance that we will be able to enter into a license on acceptable terms, if at all. See "-- Cancer -- Platar for Lung Cancer (Institutional Phase
II)."

         We cannot give assurance that the manufacture, use or sale of our product candidates will not infringe patent rights of others. We may be unable to avoid infringement of those patents and may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. We cannot give assurance that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and we cannot assure that we will have sufficient resources to bring the litigation to a successful conclusion. If we do not obtain a license under such patents, are found liable for infringement, or are not able to have infringing patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring these licenses. We do not believe that the commercialization of our products will infringe upon the patent rights of others. However, we cannot assure that we have identified all or any United States and foreign patents that pose a risk of infringement.

         We also rely upon trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on trade secrets and unpatented know-how to maintain our competitive technological position, we cannot assure that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge, in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to our products, disputes may arise about ownership of proprietary rights to those inventions and processes. These inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on us.

         We engage in collaborations, sponsored research agreements, licensing and other arrangements with academic researchers and institutions that have received and may receive funding from United States government agencies. As a result of these arrangements, the United States government or certain third parties have rights in certain inventions developed during the course of the performance of these collaborations and agreements as required by law or the agreements. These rights typically allow the government to use the invention for free on an internal basis and for research and development purposes. None of our inventions are subject to these rights, except for AR209.

         Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, reexamination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on our intellectual property estate is uncertain.


GOVERNMENT REGULATION


         Aronex Pharmaceuticals' research and development activities, preclinical studies and clinical trials, and ultimately the manufacturing, marketing and labeling of products, are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries. The United States Federal Food, Drug and Cosmetic Act and the associated regulations and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of our products. Preclinical study and clinical trial requirements and the regulatory approval process take years and require the expenditure of substantial resources. Additional government regulation may be established that could prevent or delay regulatory approval of our products. Delays or rejections in obtaining regulatory approvals would adversely affect our ability to commercialize any product we develop and our ability to receive product revenues or royalties. If regulatory approval of a product is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.



         The FDA and other regulatory authorities require that the safety and efficacy of our therapeutic products must be supported through adequate and well-controlled clinical trials. If the results of these clinical trials do not establish the safety and efficacy of our products to the satisfaction of the FDA and other regulatory authorities, we will not receive the approvals necessary to market our products, which would have a material adverse effect on us.


         The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes:


         o    preclinical tests;
         o submission to the FDA of an IND which must become effective before human clinical trials may commence;
         o adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended application;
         o    submission of an NDA to the FDA; and
         o FDA approval of the NDA prior to any commercial sale or shipment of the drug.



In addition to obtaining FDA approval for each product, each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to inspections by the FDA and by other federal, state and local agencies and must comply with current GMP requirements.

         Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with the good laboratory practices guidelines established by the FDA for companies conducting research and development on proposed pharmaceutical products. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of human clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in the FDA authorization to commence clinical trials or that the lack of an objection means that the FDA will ultimately approve an NDA.


         Clinical trials involve the administration of the investigational new drug to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Also, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board. The Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution conducting the clinical trials.

         Clinical trials are typically conducted in three sequential phases which may overlap. In Phase I, the initial introduction of the drug to humans, the drug is tested for safety, dosage tolerance, metabolism, distribution and excretion. Phase II involves studies of a limited patient population to gather evidence about the efficacy of the drug for specific targeted indications, dosage tolerance and optimal dosage, and to identify possible adverse effects and safety risks. When a product has shown evidence of efficacy and has an acceptable safety profile in a Phase II evaluation, Phase III clinical trials are undertaken to evaluate clinical efficacy and to test for safety in an expanded patient population at geographically dispersed clinical trial sites. Phase III clinical trials are not always required, however, where the data obtained in Phase II trials is determined to be "pivotal." There can be no assurance that any of our clinical trials will be completed successfully or within any specified time period. We or the FDA may suspend clinical trials at any time.



         We have designed the protocols for our pivotal clinical trials based on analysis of our research, including various parts of its Phase I and Phase II clinical trials. Although copies of our pivotal clinical trial protocols have been submitted to the FDA, there can be no assurance that the FDA, after the results of the pivotal clinical trials have been announced, will not disagree with the design of the pivotal clinical trial protocols. In addition, the FDA inspects and reviews clinical trial sites, informed consent forms, data from the clinical trial sites, including case report forms and record keeping procedures, and the performance of the protocols by clinical trial personnel to determine compliance with good clinical practices established by the FDA. The FDA also looks to determine that there was no bias in the conduct of clinical trials. The conduct of clinical trials in general and the performance of the pivotal clinical trial protocols is complex and difficult. There can be no assurance that the design or the performance of the pivotal clinical trial protocols will be successful.




         The results of preclinical studies and clinical trials, if successful, are submitted in an NDA to seek FDA approval to market and commercialize the drug product for a specified use. The testing and approval process will require substantial time and effort, and there can be no assurance that any approval will be granted for any product or that approval will be granted according to any schedule. The FDA may deny an NDA if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy of the drug. Moreover, if regulatory approval of a drug product is granted, the approval will be limited to specific indications. There can be no assurance that any of our product candidates will receive regulatory approvals for commercialization.



         The FDA has implemented an accelerated review process for pharmaceutical agents that treat serious or life-threatening diseases and conditions, subject to payment of user fees. When appropriate, we intend to pursue opportunities for accelerated review of our products. We cannot predict the ultimate effect of this review process on the timing or likelihood of FDA review of any of our products.



         Even if regulatory approvals for our products are obtained, the company our products, and the facilities manufacturing our products are subject to continual review and periodic inspection. The FDA will require post-marketing reporting to monitor the safety of our products. Each drug manufacturing establishment must be inspected and approved by the FDA. All manufacturing establishments are subject to biennial inspections by the FDA and must comply with the FDA's GMP requirements. To supply drug products for use in the United States, foreign manufacturing establishments must comply with the FDA's GMP requirements and are subject to periodic inspection by the FDA or by regulatory authorities in those countries under reciprocal agreements with the FDA. In complying with GMP requirements, manufacturers must expend funds, time and effort in the area of production and quality control to ensure full technical compliance. We do not have any drug manufacturing capability and must rely on outside firms for this capability. See "-- Manufacturing." The FDA stringently applies regulatory standards for manufacturing. Identification of previously unknown problems with respect to a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

         Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to FDA requirements in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. No action can be taken to market any drug product in a country until an appropriate application has been approved by the regulatory authorities in that country. FDA approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In some countries, the sale price of a drug product must also be approved. The pricing review period often begins after market approval is granted. Even if a foreign regulatory authority approves any of our products, no assurance can be given that it will approve satisfactory prices for the products.



         Our research and development involves the controlled use of hazardous materials, chemicals, viruses, and various radioactive compounds. Although we believe that our procedures for handling and disposing of those materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident of this type occurs, we could be held liable for resulting damages, which could be material to our financial condition and business. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens, and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting us may be adopted in the future. Any violation of these laws and regulations, and the cost of compliance, could materially and adversely affect us.



         Under the Orphan Drug Act, the FDA may grant "orphan drug" status to therapeutic agents intended to treat a "rare disease or condition," defined as a disease or condition that affects less than 200,000 persons in the United States. Orphan drug status grants the sponsor tax credits for the amounts expended on clinical trials, provided that certain conditions are met, as well as potential marketing exclusivity for four to seven years following approval of the pertinent NDA. We received orphan drug status for ATRAGEN(R) in 1993 for the treatment of acute and chronic leukemia and may request this status for more of its products as part of its overall regulatory strategy. There is no assurance, however, that any of our other products will receive orphan drug status or that the benefits of protection currently afforded by orphan drug status will remain in effect. In addition, any party may obtain orphan drug status with respect to products for which patent protection has expired or is otherwise unavailable. The first party granted marketing approval could prevent other persons from commercializing that product during the period for which exclusivity was granted to that party. Exclusivity granted under the Orphan Drug Act is typically for a four to seven year period.


COMPETITION


         Aronex Pharmaceuticals believes that its products, because of their unique pharmacologic profiles and novel mechanisms of action, will become useful new treatments for cancers and infectious diseases, either as alternatives to or in combination with other pharmaceuticals. We are engaged in pharmaceutical product development characterized by rapid technological progress. Many established biotechnology and pharmaceutical companies, universities and other research institutions with resources significantly greater than ours may develop products that directly compete with our products. Those entities may succeed in developing products, including liposomes and liposomal products, that are safer, more effective or less costly than our products. Even if our products should prove to be more effective than those developed by other companies, other companies may be more successful than us because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors. If we commence significant commercial sales of our products, we or our collaborators will compete in areas in which we have little or no experience such as manufacturing and marketing. There can be no assurance that our products, if commercialized, will be accepted and prescribed by healthcare professionals.



         Some of our competitors are active in the development of proprietary liposomes and in liposomal research and product development to treat cancer and certain fungal infections. Those competitors include The Liposome Company, Inc., NeXstar Pharmaceuticals, Inc., and SEQUUS Pharmaceuticals, Inc. Each of these companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat disease indications targeted by us could adversely affect the market acceptance of our products as a result of the established market recognition and physician familiarity with the competing product. The presence of directly competitive products could also result in more intense price competition than might otherwise exist, which could have a material adverse effect on our financial condition and results of operations. We believe that competition will be intense for all of our product candidates.


EMPLOYEES


         As of September 30, 1998, we had 92 full time employees, 74 of whom were engaged in research, development, clinical and regulatory affairs and 18 of whom were engaged in marketing, business development and administration. Our employees include two M.D.s, sixteen Ph.D.s, one Pharm.D and two R.N.s. We have not experienced any work stoppages and consider relations with our employees to be good.


LEGAL PROCEEDINGS


         We are not currently a party to any material legal proceedings.


PROPERTIES


         Our corporate offices and laboratories are located in a 30,000 square foot leased building located at 8707 Technology Forest Place in The Woodlands, a suburb of Houston, Texas. The lease for this facility expires in 2008, and we have renewal options to extend the lease to 2018. Our lease provides an option to add 40,000 square feet at the then-current market rate. We consider that the current facilities will be suitable for our needs for the foreseeable future. We do not intend to develop any internal manufacturing facilities in the near future.

                                                    MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The directors and executive officers of Aronex Pharmaceuticals are as follows:




                  NAME                      AGE                               POSITION
                  ----                      ---                               --------
Geoffrey F. Cox, Ph.D.(3)...............     55      Chairman of the Board of Directors (Class II) and Chief
                                                     Executive Officer
David S. Gordon, M.D....................     57      Senior Vice President of Medical Affairs and Chief
                                                     Medical Officer
Praveen Tyle, Ph.D......................     38      Senior Vice-President, Development and Operations
                                                     and Chief Technical Officer
Paul A. Cossum, Ph.D....................     46      Vice President, Preclinical Development
Janet M. Walter.........................     36      Vice President, Marketing and Business Development
Terance A. Murnane......................     48      Controller and Secretary
Gabriel Lopez-Berestein, M.D.(1)........     51      Director (Class II) and Chief Scientific Advisor
Ronald J. Brenner, Ph.D.................     65      Director (Class I)
James R. Butler(1)(3)...................     58      Director (Class III)
Phyllis I. Gardner, M.D.................     48      Director (Class II)
Martin P. Sutter(2)(3)..................     43      Director (Class I)
Gregory F. Zaic(2)......................     51      Director (Class III)


---------------------------


(1)      Member of the audit committee of the board of directors
(2)      Member of the compensation committee of the board of directors
(3)      Member of the nominating committee of the board of directors


         Geoffrey F. Cox, Ph.D. joined Aronex Pharmaceuticals as Chairman of the Board and Chief Executive Officer in November 1997 and has served as a member of the board of directors since January 1994. Dr. Cox joined Genzyme Corporation in 1984, was appointed Managing Director of Genzyme, Ltd. (U.K.) in 1986, Senior Vice President of worldwide manufacturing operations in May 1988 and Executive Vice President in 1996, with responsibility for manufacturing operations and the Pharmaceuticals, Diagnostic Products and Genetic Diagnostic Products units of Genzyme.



         David S. Gordon, M.D. joined Aronex Pharmaceuticals in April 1997 as its Senior Vice President of Medical Affairs and Chief Medical Officer. Dr. Gordon has over 20 years experience in internal medicine, oncology and hematology, clinical research and the pharmaceutical industry. From 1995 to 1997, Dr. Gordon was a consultant to several pharmaceutical companies. From 1990 to 1995, he held clinical and administrative positions with The Liposome Company and the RW Johnson Pharmaceutical Research Institute of Johnson & Johnson. Prior to positions in the pharmaceutical industry, Dr. Gordon held a number of academic positions, including Professor of Medicine (Hematology & Oncology) at Emory University School of Medicine and Director, Division of Immunology at the Centers for Disease Control, both in Atlanta, Georgia. Dr. Gordon currently serves as a director of Hycor Biomedical, Inc. Dr. Gordon is board certified in internal medicine and medical oncology. He has published over 100 articles and abstracts in the fields of cancer, infectious disease and immunology.


         Praveen Tyle, Ph.D. is currently Senior Vice President, Development and Operations and Chief Technical Officer. Dr. Tyle joined the company in February 1997 as its Vice President of Pharmaceutical Development and Operations. Dr. Tyle has more than 15 years of worldwide pharmaceutical industry experience, serving most recently (1991-97) as Senior Director, Pharmaceutical Development at Agouron Pharmaceuticals, Inc., where he was responsible for the development of preclinical and clinical products and their preparation toward commercialization. From 1984 to 1991, Dr. Tyle held product development positions at American Cyanamid

Company and Novartis (formerly Sandoz Pharmaceuticals Corporation). Dr. Tyle serves as a member of the Board of Directors of Lipomed,Inc. and of the Scientific Advisory Board of a French biotechnology company, Biovector Therapeutics, S.A., and is a scientific advisor to Merck KGaA Biopharmaceuticals, Germany. Dr. Tyle also serves as an adjunct Professor of Pharmaceutical Sciences at the University of Houston. He holds several U.S. patents in the areas of drug development and delivery systems.


         ** 2 Paul A. Cossum, Ph.D. joined Triplex as Vice President of Preclinical Development in 1993 and assumed the position of Vice President of Preclinical Development of Aronex Pharmaceuticals in September 1995 upon consummation of our mergers with Triplex and Oncologix. From 1992 to 1993, he was the Director of Preclinical Development at Isis Pharmaceuticals. While at Isis, he implemented preclinical programs to support the development INDs for two anti-viral oligonucleotide compounds. Prior to his employment at Isis, Dr. Cossum worked in the Department of Pharmacological Sciences at Genentech, Inc., where he participated in the filing of several INDs and NDAs for certain endocrine, cardiovascular and neurologic therapeutic proteins. He has published widely in the fields of metabolism and toxicology of oligonucleotides, recombinant proteins and conventional drugs.



         Janet M. Walter joined Aronex Pharmaceuticals in August 1997 as Vice President of Marketing and Business Development. Ms. Walter, has more than ten years of oncology marketing experience. From 1995-1997, she served as Director, Global Marketing at Schering-Plough Pharmaceuticals, Inc. where she was responsible for the worldwide development of INTRON A(R). From 1993 to 1995, she served as Senior Product Manager for Bristol- Myers Squibb Oncology Division, where she was responsible for the launch of TAXOL(R) in several different markets, and Product manager at U.S. Bioscience. In addition, Ms. Walter has several years of prior experience in oncology clinical research and field sales.



         Terance A. Murnane joined Aronex Pharmaceuticals in May 1990 as its Controller and was appointed Secretary in January 1992. Mr. Murnane was a self-employed accountant from February 1988 until April 1990. From October 1987 to February 1988, he served as the Controller for a privately-held wholesale company. Prior to that time, he spent ten years in the Private Business/Audit Department at KPMG Peat Marwick, an international accounting firm, serving most recently as Senior Manager. Mr. Murnane is a Certified Public Accountant.



         Gabriel Lopez-Berestein, M.D., a co-founder of Aronex Pharmaceuticals, has served as a member of the board of directors and our Chief Scientific Advisor since January 1988. Dr. Lopez-Berestein is Professor of Medicine and Chief of the Immunobiology and Drug Carriers Section at The University of Texas M.D. Anderson Cancer Center, with which he has been affiliated since 1979. Dr. Lopez-Berestein is the author of over 125 publications in the areas of macrophage research and drug carrier technology. Dr. Lopez-Berestein is also the recipient of a number of grants and awards, including a Scholar Award of the Leukemia Society of America and various NIH awards.


         Ronald J. Brenner, Ph.D. has served as a member of the board of directors since September 1995. Since 1988, Dr. Brenner has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and a general partner of several Hillman investment partnerships. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen Corporation, a biotechnology company. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as a Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of Cytogen Corporation.

         James R. Butler has served as a member of the board of directors since June 1997. Mr. Butler is Senior Vice President, Sales and Marketing for ALZA Corporation, a California-based pharmaceutical company developing therapeutics using its proprietary drug delivery systems. Mr. Butler has overseen ALZA Pharmaceuticals since August 1993. ALZA Pharmaceuticals has responsibility for domestic sales and marketing, government affairs, ex- U.S. commercialization of ALZA products, new product planning, and ALZA scientific. ALZA scientific is responsible for all aspects of the ALZA product line. Prior to joining ALZA in 1993, Mr. Butler was Vice President and General Manager of Glaxo Inc.'s Corporate Division. Mr. Butler held numerous sales and marketing positions during his 23-year tenure at Glaxo.

Phyllis I. Gardner, M.D. has served as a member of the board of directors since September 1998. Dr. Gardner is the Senior Associate Dean for Education and Student Affairs at Stanford University School of medicine, and has been a tenured associate professor in the departments of molecular pharmacology and medicine at Stanford since 1984. Since 1994, Dr. Gardner has worked closely with ALZA Corporation in the areas of drug formulation and drug delivery. From 1996 to 1998, she was Vice President of Research and Head of the ALZA Technology Institute. Dr. Gardner is also a consultant or advisor to a number of companies and serves as a member of the board of directors of Health Hero Network and Elim Biopharmaceuticals, Inc.


         Martin P. Sutter, a co-founder of Aronex Pharmaceuticals, has served as a director of the company since June 1986 and served as Chairman of the Board of Directors of the company from 1986 to 1997. Since July 1988, Mr. Sutter has been the managing General Partner of The Woodlands Venture Partners, L.P., a venture capital firm based in The Woodlands, Texas, and the General Partner of The Woodlands Venture Fund, L.P., one of the company's principal stockholders. In addition, Mr. Sutter has been a General Partner of Essex Woodlands Health Ventures, L.P. since September 1994. From January 1985 to July 1988, he served as President of The Woodlands Venture Capital Company. Mr. Sutter is the Chairman of the Board of Directors of Zonagen, Inc., a biotechnology company based in The Woodlands, Texas, and a director of Targeted Genetics and several privately held healthcare and biotechnology companies.


         Gregory F. Zaic has served as a member of the board of directors since September 1995. Mr. Zaic has been an investor primarily focused on medical and life science investment opportunities since 1983. He currently is a General Partner of Prince Ventures and has served as acting president and director of many private and public companies, including GenVec, Inc., Thiktillos, Inc. and Xylos Corporation. Before his investment career, Mr. Zaic served in several financial, technical, and operational capacities, including heading the Special Products Division of Baxter, a manufacturer of custom medical devices for the cardiopulmonary and intravenous solution administration markets.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table


         The following table provides certain summary information concerning compensation paid or accrued during the last three years to Aronex Pharmaceuticals' Chief Executive Officer and to each of the other executive officers of the company, determined as of the end of the last fiscal year, whose annual compensation exceeded $100,000, the "Named Executive Officers", and excludes any information relating to 1998 bonuses which have not yet been determined. Further information with respect to each of the Named Executive Officer's compensation is described below the table.




                                                                                        LONG-TERM
                                                 ANNUAL COMPENSATION                   COMPENSATION
                                         -------------------------------      -----------------------------
                                                                                RESTRICTED      SECURITIES
                                                                                   STOCK      UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR       SALARY        BONUS           AWARDS        OPTIONS (#)   COMPENSATION
      ---------------------------        ----       ------        -----         ----------    -------------   ------------
Geoffrey F. Cox, Ph.D.................   1998   $    300,000          --             --              --      $    27,475
   Chief Executive Officer               1997   $     50,000   $ 110,000      $  93,992         500,000      $       134

David S. Gordon, M.D..................   1998   $    213,000                                     80,000      $    22,486
   Senior Vice President of Medical      1997   $    146,208   $  28,400             --         125,000      $    21,360
   Affairs and Chief Medical Officer

Praveen Tyle, Ph.D....................   1998   $    180,600          --             --          80,000      $     1,376
   Senior Vice President, Development    1997   $    147,377   $  30,100      $  36,250         125,000      $    77,956
   and Operations and Chief Technical
   Officer

Paul A. Cossum, Ph.D..................   1998   $    168,000          --             --          80,000      $     1,373
   Vice President, Preclinical           1997   $    168,000   $  33,600             --          41,000      $     1,302
   Development                           1996   $    163,000   $   2,000             --          44,800      $     1,292

Janet M. Walter.......................   1998   $    160,000          --             --          50,000      $     1,353
   Vice President, Marketing and         1997   $     60,000   $  12,000             --         100,000      $     8,974
   Business Development

         Dr. Cox joined Aronex Pharmaceuticals in November 1997 at an annual base salary of $300,000. The bonus in 1997 representsa cash bonus paid upon commencement of employment. The restricted stock awards in 1997 represent a stock bonus of 17,278 shares of common stock issued upon commencement of employment and recorded at fair market value at the time of issuance. Other compensation in 1998 represents (a) $26,004 in relocation costs (b) $471 in taxable life insurance and (c) $1,000 in matching contribution to our 401(k) savings plan. Other compensation in 1997 represents taxable life insurance. We will pay the income tax related to the relocation costs in 1999.



         Dr. Gordon joined Aronex Pharmaceuticals in April 1997 at an annual base salary of $213,000. Other compensation in 1998 represents (a) $21,000 in housing allowance, (b) $486 in taxable life insurance and (c) $1,000 in matching contributions to our 401(k) savings plan. Other compensation in 1997 represents
(a) $6,952 in relocation costs, (b) $12,250 in housing allowance, (c) $1,158 in taxable life insurance and (d) $1,000 in matching contributions to our 401(k) savings plan.



         Dr. Tyle joined Aronex Pharmaceuticals in February 1997 at an annual base salary of $168,000. Dr. Tyle's current annual base salary is $210,000. The restricted stock awards in 1997 represent a stock bonus of 5,000 shares of common stock issued upon commencement of employment and recorded at fair market value at the time of issuance. Other compensation in 1997 represents (a) $46,386 in relocation costs, (b) $30,397 in estimated federal income taxes relating to his relocation costs, which were reimbursed by the company in 1998, (c) $173 in taxable life insurance and (d) $1,000 in matching contributions to our 401(k) savings plan. Other compensation in 1998 represents (a) $376 in taxable life insurance and (b) $1,000 in matching contribution to our 401(k) savings plan.



         Dr. Cossum joined Aronex Pharmaceuticals in September 1995 at an annual base salary of $160,000. Dr. Cossum's current annual base salary is $176,400. Other compensation represents (a) $1,000 in matching contributions to our 401(k) savings plan in 1996, 1997 and 1998, respectively, and (b) taxable life insurance of $292, $302 and $373 in 1996, 1997 and 1998 respectively.



         Janet M. Walter joined Aronex Pharmaceuticals in August 1997 at an annual base salary of $160,000. Other compensation in 1997 represents (a) $7,924 in relocation costs, (b) $50 in taxable life insurance and (c) $1,000 in matching contributions to our 401(k) savings plan. Other compensation in 1998 represents (a) $353in taxable life insurance and (b) $1,000 in matching contributions to our 401(k) savings plan.


         Option Grants in 1998


         The following table provides certain information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 1998, under our Employee Option Plan. The SEC requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full seven-year term prior to exercise. These options may be exercised prior to the end of the seven-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.




                                             INDIVIDUAL GRANTS
                    ---------------------------------------------------------------------   -------------------------------
                     NUMBER OF    PERCENT OF                                                  POTENTIAL REALIZABLE VALUE AT
                    SECURITIES   TOTAL OPTIONS                    MARKET                       ASSUMED ANNUAL RATES OF
                    UNDERLYING    GRANTED TO      EXERCISE       PRICE ON                     STOCK PRICE APPRECIATION
                      OPTIONS    EMPLOYEES IN     PRICE PER       DATE OF     EXPIRATION          FOR OPTION TERM(1)
       NAME         GRANTED (#)   FISCAL YEAR       SHARE          GRANT         DATE              5%              10%
----------------    -----------  -------------    ---------     ----------    ----------    ------------     --------------
Geoffrey F. Cox           --               --     $     --      $      --           --      $        --      $          --
David S. Gordon        80,000             11.7%   $    3.88     $     3.88      03/19/08    $    126,364     $      290,184
Praveen Tyle           80,000             11.7%   $    3.88     $     3.88      03/19/08    $    126,364     $      290,184
Paul A. Cossum         80,000             11.7%   $    3.88     $     3.88      03/19/08    $    126,364     $      290,184
Janet M. Walter        50,000              7.3%   $    2.44     $     2.44      12/10/08    $     49,666     $      114,054



         Year-End Option Values


         The following table sets forth certain information regarding (1) the number of shares of common stock underlying unexercised options held by the Chief Executive Officer and each Named Executive Officer as of December 31, 1998, and (2) the value, at December 31, 1998, of exercisable and unexercisable "in-the-money" stock options held by the Chief Executive Officer and each Named Executive Officer. Neither the Chief Executive Officer nor any other Named Executive Officer exercised any stock options during the year ended December 31, 1998. A stock option is "in-the-money" if the closing market price of Aronex Pharmaceuticals' common stock exceeds the exercise price of the stock option. The value of "in-the-money" unexercised stock options set forth in the foregoing table represents the difference between the exercise price of these options and the closing sales price of our common stock on December 31, 1998, as reported by the Nasdaq Stock Market, $2.00 per share.



                               1998 OPTION VALUES


                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                   OPTIONS AT FISCAL YEAR-END            AT FISCAL YEAR END
                                   ------------------------------  -----------------------------
              NAME                  EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------------------  -------------    -------------  -------------- --------------
GEOFFREY F. COX, PH.D............    249,157           283,343     $       --     $        --
DAVID S. GORDON, M.D.............     67,500           137,500     $       --     $        --
PRAVEEN TYLE, PH.D...............     63,735            86,265     $       --     $        --
PAUL A. COSSUM, PH.D.............     72,200           133,100     $   15,833     $        --
JANET M. WALTER..................     71,226           126,569     $       --     $        --



EMPLOYMENT AGREEMENTS



         Aronex Pharmaceuticals has entered into employment agreements with Dr. Cox, Dr. Gordon, Dr. Cossum, Dr. Tyle, Ms. Walter and Mr. Murnane that establish their annual salaries and provide for the payment of bonus compensation as may be awarded by the Board of Directors and for their participation in all employee benefit plans sponsored by us. The employment agreement for Dr. Cox has a primary term ending in 2000, with automatic monthly renewals starting in May 1999 for an on-going eighteen months unless terminated by either party. Dr. Cox's agreement provides that if he is terminated for any reason other than cause, we are obligated to pay him a lump-sum payment equal to 1.5 times his annual salary and continue the provision of employment benefits for eighteen months following termination. If Dr. Cox terminates his employment as a result of a material reduction in job duties following a change in control of the company, we are obligated to pay him a lump sum payment equal to 2.5 times his annual base salary. All other employment agreements are for a one year period and renew automatically for one year periods unless terminated by either party. These agreements provide that if the employee is terminated for any reason other than cause, we are obligated to pay to the employee an amount equal to one year's annual base salary and continue the provision of employment benefits for one year following termination. If any of Dr. Gordon, Dr. Cossum or Mr. Murnane terminates his employment as a result of a material reduction in job duties following a change in control of the company, we are obligated to pay each of them an amount equal to two years' annual base salary.


                              CERTAIN TRANSACTIONS


         In February 1998, we amended our consulting agreement with our chief scientific advisor and board member, Dr. Gabriel Lopez-Berestein, for a three-year period ending December 31, 2000, whereby we are committed to pay consulting fees of $156,000 per year through December 31, 2000. One-half of the amount to be paid over the next three years will be paid in cash and one-half will be paid in common stock. We paid cash of $132,000, $144,000, and $156,000 for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to this agreement.



         In addition, the Stock Purchase Agreement entered into between the company and Abbott Laboratories relating to Abbott's purchase of Common Stock in November 1998 provides that we may require Abbott, under certain circumstances, to invest an additional $1,500,000 in our Common Stock. The number of shares of Common Stock which may be acquired by Abbott will depend upon the then-current fair market value of the Common Stock and certain other factors, but under no circumstance will it exceed 418,994 shares.

                             PRINCIPAL STOCKHOLDERS


         The following table presents certain information regarding the beneficial ownership of equity securities of Aronex Pharmaceuticals (which includes shares that may be acquired on the exercise of the currently vested portion of stock options) at December 31, 1998, and as adjusted to reflect the sale of the shares offered hereby, by:

         o each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock;
         o    each director of the company;
         o our chief executive officer and each of the other executive officers of the company with annual compensation in excess of $100,000; and
         o all directors and officers as a group, including all stock options vested through February 28, 1999.




                                                                                                     PERCENTAGE OF SHARES
                                                                                                      BENEFICIALLY OWNED
                                                                                                      ------------------
                                                                                  SHARES OF
                                                                                   COMMON
                                                                                    STOCK
                                                          NUMBER OF SHARES OF    UNDERLYING
                                                             COMMON STOCK           STOCK          PRIOR TO          AFTER
                         NAME                             BENEFICIALLY OWNED     OPTIONS(11)       OFFERING        OFFERING
-------------------------------------------------------   ------------------     -----------       --------        --------
Paragon Associates and Paragon Associates II
Joint Venture and the Bradbury Dyer Foundation(1)
500 Crescent Court, Suite 260
Dallas, Texas 75201....................................        1,351,000                --           8.2%            6.5%
Hillman Medical Venture Partnerships(2)
824 Market Street, Suite 900
Wilmington, Delaware 19801.............................        1,187,925                --           7.3%            5.7%
Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois  60064...........................          837,989                --           5.1%            4.0%
Geoffrey F. Cox(3).....................................          307,485           265,825           1.8%            1.5%
Martin P. Sutter(4)....................................          561,383            96,250           3.4%            2.7%
Gabriel Lopez-Berestein(5).............................          168,741            72,500           1.0%              *
Ronald J. Brenner(6)...................................        1,245,513            47,500           7.6%            6.0%
Gregory F. Zaic(7).....................................          452,739            47,500           2.8%            2.2%
James R. Butler(8).....................................           38,000            32,500            *                *
Phyllis I. Gardner.....................................           25,000            25,000            *                *
Paul A. Cossum(9)......................................           81,119            74,711            *                *
Praveen Tyle...........................................           91,288            75,633            *                *
David S. Gordon(10)....................................           79,613            71,750            *                *
Janet M. Walter........................................           61,719            61,719            *                *
All directors and officers as a group (11 persons)             3,158,981           910,889          19.2%           15.1%
(3)-(10)...............................................


---------------------------

*Less than one percent.


(1) Consists of 1,331,000 shares beneficially owned by Paragon Associates II Joint Venture, which includes ownership of Paragon Associates and Paragon Associates II, and 20,000 shares owned by the Bradbury Dyer Foundation. The sole general partner of Paragon Associates and Paragon JV, Bradbury Dyer III, may be deemed to be the beneficial owners of 1,351,000 shares.



(2) Consists of 141,232 shares owned by Hillman Medical Ventures 1989 L.P., 441,383 shares owned by Hillman Medical Ventures 1990 L.P. and 605,310 shares owned by Hillman Medical Ventures 1991 L.P.

          The general partners of the Hillman Medical Venture Partnerships are Cashon Biomedical Associates, L.P. and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust, which Trustees may be deemed the beneficial owners of the 1,187,925 shares owned by the Hillman Medical Venture Partnerships. Dr. Brenner is the managing partner of Cashon Biomedical Associates, L.P., of which the other general partners are Hal S. Broderson, M.D. and Charles G. Hadley. Dr. Brenner, Dr. Broderson and Mr. Hadley may be deemed to beneficially own these shares.



(3) Includes 17,278 shares owned by Dr. Cox's spouse which may be considered to be beneficially owned.


(4) Includes 463,883 shares owned by The Woodlands Venture Fund, L.P. Mr. Sutter is a general partner of The Woodlands Venture Partners, L.P., which is the general partner of The Woodlands Venture Fund, L.P. Mr. Sutter disclaims beneficial ownership of the 463,883 shares owned by The Woodlands Venture Fund, L.P.


(5) Excludes 19,697 shares held by a relative of Dr. Lopez-Berestein, to which he disclaims beneficial ownership.



(6) Includes 1,187,925 shares owned by the Hillman Medical Venture Partnerships, of which Dr. Brenner is the managing general partner of one of the general partners.


(7) Includes 403,539 shares owned by Prince Venture Partners III, L.P. Mr. Zaic is the general partner of Prince Ventures, L.P., which is a general partner of Prince Venture Partners III, L.P. Mr. Zaic disclaims beneficial ownership of the shares held by Prince Venture Partners III, L.P.


(8) Includes 3,000 shares owned through The Butler Living Trust and 2,500 shares owned by the spouse of Mr. Butler which may be considered to be beneficially owned.



(9) Includes 1,000 shares owned by two daughters of Dr. Cossum which may be considered to be beneficially owned.



(10) Includes 3,000 shares owned by Gordon Strategic, Inc. which is wholly owned by Dr. Gordon and 500 shares owned by Dr. Gordon's spouse which may be considered to be beneficially owned.



(11) The number of shares of Common Stock underlying stock options shown in this column are included in the column entitled "Number of Shares of Common Stock Beneficially Owned."

                          DESCRIPTION OF CAPITAL STOCK


        Aronex Pharmaceuticals' Certificate of Incorporation provides for authorized capital stock of 35,000,000 shares, consisting of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. A copy of the Certificate of Incorporation is filed as an exhibit to the registration statement of which this prospectus is a part.


COMMON STOCK


        Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.


PREFERRED STOCK


        The board of directors has the authority to cause the company to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of that series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the common stock. We have no present plan to issue any shares of preferred stock.


OPTIONS


        At September 30, 1998, we had outstanding options issued to purchase 2,624,776 shares of common stock at an average purchase price of $5.25 per share. In addition, the Stock Purchase Agreement entered into with Abbott Laboratories relating to Abbott's purchase of Common Stock in November 1998 provides that we may require Abbott, under certain circumstances, to invest an additional $1,500,000 in our Common Stock. The number of shares which may be acquired by Abbott will depend on the then-current fair market value of our Common Stock and certain other factors, but under no circumstances will it exceed 418,994 shares.



WARRANTS



        We currently have outstanding warrants issued in financing transactions to purchase an aggregate of 17,951 shares of common stock and outstanding warrants issued in the September 1995 merger with Oncologix to purchase an aggregate of 158,990 shares of common stock. The Oncologix Warrants have an exercise price of $12.00 per share and expire on December 11, 1999. At September 30, 1998, we had outstanding warrants issued to purchase an aggregate of 176,941 shares of common stock at a weighted average purchase price of $11.53 per share.


CONTINGENT STOCK RIGHTS


        In the Triplex merger, we issued contingent stock rights to the former holders of Triplex stock and options entitling them to receive additional shares of common stock upon the occurrence of certain events. The Triplex contingent stock rights entitle the former Triplex stock and option holders to receive shares of common stock with an aggregate fair market value at the time of issuance of $5.0 million, subject to certain adjustments, if we obtain data from clinical trials of Zintevir(R) on or before September 11, 2000 that our board of directors determines to be sufficient to file an NDA.

CERTAIN PROVISIONS OF ARONEX PHARMACEUTICALS' CHARTER AND BYLAWS AND DELAWARE
LAW



        Certain provisions of the company's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in our board of directors and in our policies, but might have the effect of delaying or preventing a change in control of Aronex Pharmaceuticals and may make more difficult the removal of incumbent management even if the transactions could be beneficial to the interests of stockholders. A summary description of these provisions is below:



        Authority to Issue Preferred Stock. The Certificate of Incorporation authorizes the Board, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, each series having the voting rights, divided rates, liquidation, redemption, conversion and other rights as may be fixed by the Board.



        Stockholder Actions and Meetings. The Bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the board of directors, the Chairman of the Board of Directors, the President or the holders of not less than 30 percent of the total voting power of all shares of our capital stock entitled to vote in the election of directors. The Bylaws further provide that stockholders' nominations to the Board of Directors and other stockholder business proposed to be transacted at stockholder meetings must be timely received by us in a proper written form which meets the prescribed content requirements. The Certificate of Incorporation and Bylaws prohibit stockholders from taking any action by written consent.



        Classification of Directors. The Certificate of Incorporation and Bylaws provide that the directors of the company shall be divided into three classes as equal in number as possible serving three-year terms.



        Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although
Section 102(b) does not change directors' duty of care it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors to the company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to the company or its stockholders;
         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
         o for any transaction from which the director derived an improper personal benefit.



        Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and permit indemnification of officers, employees and agents of Aronex Pharmaceuticals against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the company. In addition, Aronex Pharmaceuticals must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them as a result of indemnifiable claims.



        Section 203 of the Delaware General Corporation Law generally provides that a stockholder acquiring more than 15 percent of the outstanding voting stock of a corporation subject to the statute but less than 85 percent of the outstanding voting stock may not engage in certain business combinations with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless:

         o prior to this date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder; or

         o the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the interested stockholder.



Under Section 203, these restrictions will not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.



        Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the interested stockholder or transactions in which the interested stockholder receives certain other benefits.



        The provisions of Section 203, together with the ability of our board of directors to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of Aronex Pharmaceuticals. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if this event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws, may elect not to be governed by
Section 203 effective 12 months after adoption. Neither our Certificate of Incorporation nor Bylaws currently exclude us from the restrictions imposed by
Section 203.


REGISTRATION RIGHTS


        Under a registration rights agreement dated August 2, 1989, holders of approximately 1,011,790 shares of common stock and of warrants to purchase 17,951 shares of common stock have the right to demand up to three registrations of certain registrable securities under the Securities Act of 1933. These demand registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares offered in a registration and to require a lock-up of shares not included in a registration and the right to refuse a registration under certain conditions, such as the ninety-day period immediately following effectiveness of a registration statement and the sixty-day period preceding an expected filing of a registration statement. If we propose an offering of registrable securities, either for our own account or for other stockholders exercising registration rights, the other holders of these rights are entitled to notice of the contemplated registration and an opportunity to include their securities, or "piggyback" them, in that registration. We must use our best efforts to effect a registration, with certain limitations. Furthermore, we are required to pay the associated registration expenses, excluding the underwriting discounts and sales commissions, for the holders exercising demand or piggyback registration rights. In addition, Genzyme Corporation and Abbott Laboratories each have demand registration rights, which require us to register all shares of common stock that they currently hold or may acquire in the future. Abbott also holds piggyback registration rights.



        Aronex Pharmaceuticals also entered into registration rights agreements dated September 1, 1986, with Dr. Jim Klostergaard and Dr. Gabriel Lopez-Berestein. Under these agreements, Drs. Klostergaard and Lopez-Berestein have piggyback registration rights to include the shares of common stock owned by them in any company sponsored registration, including this offering. These registration rights are subject to the right of Aronex Pharmaceuticals or its underwriters to determine the size of the offering and limit the number of shares offered by these individuals in a registration. These rights have been waived with respect to this offering.



        In the Triplex merger, we granted the former stockholders of Triplex unlimited piggyback registration rights that provide that, if we propose an offering of common stock, either for our own account or for other stockholders exercising registration rights, the holders of the rights are entitled to notice of the contemplated registration and an opportunity to include their common stock in a registration, subject to certain limitations. We have notified the holders of those rights of this offering, and these rights have been waived or expired.

         In addition, Paramount Capital has been granted demand and piggyback registration rights for the shares of common stock which may be acquired upon exercise of their Warrants. The rights commence on the expiration of nine months from the effective date of the registration statement of which this prospectus is a part and expire five years from the effective date, in the case of the demand rights, and seven years from the effective date, in the case of the piggyback rights, or the date on which the shares can be sold without restriction under Rule 144.

TRANSFER AGENT

        The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION


        Aronex Pharmaceuticals is offering the shares of common stock offered by this prospectus, on a best efforts, all or nothing basis, principally to selected investors. Paramount Capital, Inc. has been retained to act as the exclusive agent for us in the arrangement of these offers and sales on a best efforts basis. The Placement Agent is not obligated to and does not intend to itself or purchase any of the shares offered by this prospectus. However, certain affiliates of the Placement Agent may invest in the offering net of commissions. The Placement Agent will obtain indications of interest from potential investors for the amount of the offering. We will not request effectiveness of the registration statement and no investor funds will be accepted until indications of interest have been received for the full amount of the offering. The Placement Agent will distribute confirmation and definitive prospectuses to all investors as soon as practicable after pricing, informing investors of the closing date, which will be scheduled for three business days after pricing.



        Neither Aronex Pharmaceuticals nor the Placement Agent will accept investor funds prior to effectiveness of the Registration Statement. Prior to the closing date, the Placement Agent will promptly place all investor funds in escrow with State Street Bank and Trust, as escrow agent, in an escrow account established for the benefit of the investors. All checks shall be made payable to the Escrow Agent. Upon receipt by the Placement Agent of any of these checks, the Placement Agent shall transmit the checks to the Escrow Agent by noon of the first business day following their receipt. The escrow agent will invest the funds in accordance with Rule 15c2-4 defined under the Securities Exchange Act of 1934. Prior to the closing date, the Escrow Agent will advise us that payment for the purchase of the shares of common stock offered by this prospectus has been affirmed by the investors and that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. Upon receipt of this notice, we will deposit the shares with The Depositary Trust Company to be credited to the respective accounts of the investors. We will collect investor funds, together with interest on those funds, if any, through the facilities of the Escrow Agent on the scheduled closing date. The offering will not continue after the closing date. In the event that investor funds are not received in the full amount necessary to satisfy the requirements of the offering, all funds deposited in the Escrow Agent escrow account will promptly be returned.


        The following table sets out the nature of the compensation and the amounts of commissions and fees to be paid to the Placement Agent for each share and in total.


                                                    PER SHARE            TOTAL
                                                    ---------            -----
Public Offering Price........................... $                     $
Commissions and Fees............................ $                     $
Proceeds to ARNX................................ $                     $


        Aronex Pharmaceuticals has agreed, among other things:

         o to pay the Placement Agent a fee in connection with the arrangement of this financing of 8% of the Price to Public for shares sold to purchasers who are not affiliates of the company and 5% for shares sold to purchasers who are affiliates of the company;
         o to indemnify the Placement Agent against certain liabilities including liabilities under the Securities Act;
         o    to reimburse the Placement Agent for out-of-pocket expenses; and
         o to issue to the Placement Agent, upon the closing of the offering, warrants to purchase 450,000 shares of Common Stock.



The warrants may be exercised at 150% of the price at which shares of common stock are sold in this offering, for a period of four years commencing 12 months after the closing. The warrants will have a cashless exercise feature and demand and piggyback registration rights. The warrants may not be sold, transferredor assigned by the Placement Agent for a period of 12 months from the effective date of the registration statement, except in accordance with Rule 2710(c)(7)(A) of the NASD Conduct Rules.

        We estimate that our expenses associated with the offering will be $425,000.



        All of the officers and directors of Aronex Pharmaceuticals, and Hillman Medical Ventures, have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the Placement Agent (which consent may be given without notice to our stockholders or other public announcement).


                                  LEGAL MATTERS


        The validity of the shares to be offered by this prospectus will be passed upon for Aronex Pharmaceuticals by Andrews & Kurth L.L.P., The Woodlands, Texas.


                                     EXPERTS

        The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance thereto, upon the authority of said firm as experts in giving said report.

                              AVAILABLE INFORMATION


        Aronex Pharmaceuticals is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. In addition, these materials and other information concerning Aronex Pharmaceuticals can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.



        Aronex Pharmaceuticals has filed with the SEC a registration statement under the Securities Act, on Form S-1 to register with the SEC the securities offered by it using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to that registration statement.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                               Page
                                                                                                               ----
Report of Independent Public Accountants......................................................................  F-2

Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998 (unaudited)............................  F-3

Statementsof Operations for the Years ended December 31, 1995, 1996 and 1997, and for the Nine Months Ended September 30, 1997 and 1998 (unaudited)
          and the
          Period from Inception (June 13, 1986) through September 30, 1998 (unaudited)........................  F-4

Statements of Stockholders' Equity for the Period from Inception (June 13, 1986) through
          September 30, 1998 (unaudited)......................................................................  F-5

Statements of Cash Flows for the Years ended December 31, 1995, 1996 and 1997, and for the
          Nine Months Ended September 30, 1997 and 1998 (unaudited) and the Period from
          Inception (June 13, 1986) through September 30, 1998 (unaudited).................................... F-11

Notes to Financial Statements................................................................................. F-12

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Aronex Pharmaceuticals, Inc.:

         We have audited the accompanying balance sheets of Aronex Pharmaceuticals, Inc. (a Delaware corporation in the development stage), as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (June 13, 1986) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aronex Pharmaceuticals, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (June 13, 1986) through December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


The Woodlands, Texas
February 17, 1998

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)


                                 BALANCE SHEETS
                  (All amounts in thousands, except share data)


                                                 ASSETS
                                                                                           December 31
                                                                                   ------------------------------      September 30,
                                                                                       1996              1997              1998
                                                                                   ------------      ------------      ------------
                                                                                                                        (unaudited)
Current assets:
    Cash and cash equivalents ................................................     $      4,179      $      2,029      $      3,791
    Short-term investments ...................................................           30,414            17,783            10,936
    Accounts receivable ......................................................               78               100                --
    Prepaid expenses and other assets ........................................              663               474               384
                                                                                   ------------      ------------      ------------
        Total current assets .................................................           35,334            20,386            15,111

Long-term investments ........................................................            6,795            10,142             1,288
Furniture, equipment and leasehold improvements, net of accumulated
    depreciation of $2,869, $3,660, and $2,781, respectively .................            2,152             1,107             2,123
Deposits .....................................................................               --               490                --
                                                                                   ------------      ------------      ------------
        Total assets .........................................................     $     44,281      $     32,125      $     18,522
                                                                                   ============      ============      ============


                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses ....................................     $      1,191      $      1,977      $      2,959
    Accrued payroll ..........................................................              126               554               933
    Advance from Genzyme .....................................................            2,000             2,000             2,000
    Current portion of notes payable .........................................              325               191               217
    Current portion of obligations under capital leases ......................               16                18                13
                                                                                   ------------      ------------      ------------
        Total current liabilities ............................................            3,658             4,740             6,122

Long-term liabilities:
    Notes payable, net of current portion ....................................              121                --             1,047
    Obligations under capital leases, net of current portion .................               25                 6                --
                                                                                   ------------      ------------      ------------
        Total long-term obligations ..........................................              146                 6             1,047

Commitments and Contingencies

Stockholders' equity:
    Preferred stock $.001 par value, 5,000,000 shares authorized,
        none issued and outstanding ..........................................               --                --                --
    Common stock $.001 par value, 30,000,000 shares authorized, 14,597,247,
        15,459,166 and 15,503,745 shares issued and outstanding, respectively.               15                15                15
    Additional paid-in capital ...............................................           93,742            96,606            97,660
    Common stock warrants ....................................................              968               967                50
    Treasury stock ...........................................................              (11)              (11)              (11)
    Deferred compensation ....................................................           (1,949)             (907)             (545)
    Unrealized loss on securities available-for-sale .........................              (75)              (87)              (66)
    Deficit accumulated during development stage .............................          (52,213)          (69,204)          (85,750)
                                                                                   ------------      ------------      ------------
        Total stockholders' equity ...........................................           40,477            27,379            11,353
                                                                                   ------------      ------------      ------------

    Total liabilities and stockholders' equity ...............................     $     44,281      $     32,125      $     18,522
                                                                                   ============      ============      ============



   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)


                            STATEMENTS OF OPERATIONS
             (All amounts in thousands, except loss per share data)

                                                                                                                      Period from
                                                                                                                       Inception
                                                                                              Nine Months Ended     (June 13,1986)
                                                        Years Ended December 31,                September 30,           through
                                                  ------------------------------------      ----------------------   September 30,
                                                      1995          1996          1997          1997          1998       1998
                                                  --------      --------      --------      --------      --------      --------
                                                                                                  (unaudited)         (unaudited)
Revenues:
    Interest income ............................  $    452      $  1,692      $  2,059      $  1,632      $  1,013      $  6,594
    Research and development grants and
    contracts ..................................     1,248         2,670           841           591           329         5,379
                                                  --------      --------      --------      --------      --------      --------
             Total revenues ....................     1,700         4,362         2,900         2,223         1,342        11,973
                                                  --------      --------      --------      --------      --------      --------
Expenses:


    Research and development ...................     8,347        10,357        13,993         9,864        15,399        68,534
    Purchase of in-process research
         and development .......................     8,383           242         3,000         3,000            --        11,625
    General and administrative .................     2,215         1,620         2,641         1,477         2,448        16,252
    Interest expense and other .................       184           173           257           160            41         1,312
                                                  --------      --------      --------      --------      --------      --------
             Total expenses ....................    19,129        12,392        19,891        14,501        17,888        97,723
                                                  --------      --------      --------      --------      --------      --------
Net loss .......................................   (17,429)     $ (8,030)     $(16,991)     $(12,278)     $(16,546)     $(85,750)
                                                  ========      ========      ========      ========      ========      ========

Basic and diluted loss per share ...............  $  (2.69)     $  (0.62)     $  (1.14)     $  (0.83)     $  (1.07)
                                                  ========      ========      ========      ========      ========


Weighted average shares used in computing
      basic and diluted loss per share..........     6,488        13,048        14,896        14,714        15,475
                                                  ========      ========      ========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    For the Period from Inception (June 13, 1986) through September 30, 1998
                 (All amounts in thousands, except share data)



                                                                                                                Unrealized
                                                                                                                  Loss on
                                                         Common Stock       Additional   Common                 Securities
                                                    ----------------------    Paid-In     Stock     Deferred    Available
                                                      Shares      Amount      Capital    Warrants  Compensation  for Sale
                                                    ----------  ----------  ----------  ---------- -----------  ----------
Sale of Common Stock for cash, August
   through December 1986
   ($1.6396 per share) ...........................     183,334  $       --  $      301  $       --  $       --  $       --
Issuance of Common Stock for license
   agreement rights, October 1986 ($.006
   per share) ....................................      60,606          --           1          --          --          --
Net loss .........................................          --          --          --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1986 .....................     243,940          --         302          --          --          --
Issuance of Common Stock in exchange for
   8% convertible notes, May 1987 ($3.30
   per share) ....................................      90,909           1         299                      --          --
Net loss .........................................          --          --          --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1987 .....................     334,849           1         601          --          --          --
Warrants issued to purchase 11,364 shares
   of Common  Stock ..............................          --          --          --          --          --          --
Issuance of Common Stock for cash, September
   and December 1988 ($.066 per share) ...........     130,303          --           8          --          --          --
Net loss .........................................          --          --          --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1988 .....................     465,152           1         609          --          --          --
Issuance of Common Stock for cash, July
   and August 1989 ($.066 per share) .............     158,182          --          10          --          --          --
Issuance of Common Stock for cash, August
   1989 ($3.63 per share) ........................   1,220,386           1       4,429          --          --          --
Issuance of Common Stock for key man life
   insurance policies, December 1989 ($3.63) .....       3,862          --          14          --          --          --
Net loss .........................................          --          --          --          --          --          --
                                                    ----------  ----------  ----------  ----------  ----------  ----------
Balance at December 31, 1989 .....................   1,847,582  $        2  $    5,062  $       --  $       --  $       --

                                                     Deficit
                                                    Accumulate
                                                      During                   Total
                                                    Development  Treasury   Stockholders'
                                                      Stage        Stock       Equity
                                                    ----------   ----------  ----------
Sale of Common Stock for cash, August
   through December 1986
   ($1.6396 per share) ...........................  $       --   $       --  $      301
Issuance of Common Stock for license
   agreement rights, October 1986 ($.006
   per share) ....................................          --           --           1
Net loss .........................................         (40)          --         (40)
                                                    ----------   ----------  ----------
Balance at December 31, 1986 .....................         (40)          --         262
Issuance of Common Stock in exchange for
   8% convertible notes, May 1987 ($3.30
   per share) ....................................          --           --         300
Net loss .........................................        (216)          --        (216)
                                                    ----------   ----------  ----------
Balance at December 31, 1987 .....................        (256)          --         346
Warrants issued to purchase 11,364 shares
   of Common  Stock ..............................          --           --          --
Issuance of Common Stock for cash, September
   and December 1988 ($.066 per share) ...........          --           --           8
Net loss .........................................        (832)          --        (832)
                                                    ----------   ----------  ----------
Balance at December 31, 1988 .....................      (1,088)          --        (478)
Issuance of Common Stock for cash, July
   and August 1989 ($.066 per share) .............          --           --          10
Issuance of Common Stock for cash, August
   1989 ($3.63 per share) ........................          --           --       4,430
Issuance of Common Stock for key man life
   insurance policies, December 1989 ($3.63) .....          --           --          14
Net loss .........................................        (942)          --        (942)
                                                    ----------   ----------  ----------
Balance at December 31, 1989 .....................  $   (2,030)  $       --  $    3,034



                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    For the Period from Inception (June 13, 1986) through September 30, 1998
                  (All amounts in thousands, except share data)


                                                                                                                Unrealized
                                                                                                                 Loss on
                                                         Common Stock       Additional   Common                 Securities
                                                    ----------------------    Paid-In     Stock     Deferred    Available
                                                      Shares      Amount      Capital    Warrants  Compensation  for Sale
                                                    ----------  ----------  ----------  ---------- -----------  ----------
Balance at December 31, 1989 .....................   1,847,582  $        2  $    5,062  $       --  $       --   $       --
Stock options exercised January 1990
   ($.66 per share) ..............................          30          --          --          --          --           --
Warrants issued to purchase 9,914 shares
   of Common Stock ...............................          --          --          --          --          --           --
Net loss .........................................          --          --          --          --          --           --
                                                    ----------  ----------  ----------  ----------  ----------   ----------
Balance at December 31, 1990 .....................   1,847,612           2       5,062          --          --           --
Stock options exercised, May 1991 ($.66
   per share) ....................................          75          --          --          --          --           --
Issuance of Common Stock for cash and notes
   payable  including accrued interest of
   $96,505, October 1991 ($7.26 per share) .......     596,095          --       4,328          --          --           --
Deferred compensation relating to certain
   stock options .................................          --          --         326          --        (326)          --
Compensation expense related to stock options ....          --          --          --          --         138           --
Net loss .........................................          --          --          --          --          --           --
                                                    ----------  ----------  ----------  ----------  ----------   ----------
Balance at December 31, 1991 .....................   2,443,782           2       9,716          --        (188)          --
Stock options exercised, January, April, May,
   October and December 1992 ($.66 per
   share) ........................................      37,198          --          24          --          --           --
Stock warrants exercised April, May and
   August 1992 ($3.63 per share) .................      11,364          --          41          --          --           --
Issuance of Common Stock for cash in initial
   public offering, July 1992 ($14.00 per
   share) ........................................     850,000           1      10,659          --          --           --
Deferred compensation relating to certain
   stock options .................................          --          --       1,644          --      (1,644)          --
Compensation expense related to stock options ....          --          --          --          --         460           --
Net loss .........................................          --          --          --          --          --           --
                                                    ----------  ----------  ----------  ----------  ----------   ----------
Balance at December 31, 1992 .....................   3,342,344  $        3  $   22,084  $       --  $   (1,372)  $       --

                                                     Deficit
                                                    Accumulate
                                                      During                   Total
                                                    Development  Treasury   Stockholders'
                                                      Stage        Stock       Equity
                                                    ----------   ----------  ----------
Balance at December 31, 1989 .....................   $   (2,030)  $       --  $    3,034
Stock options exercised January 1990
   ($.66 per share) ..............................           --           --          --
Warrants issued to purchase 9,914 shares
   of Common Stock ...............................           --           --          --
Net loss .........................................       (1,825)          --      (1,825)
                                                     ----------   ----------  ----------
Balance at December 31, 1990 .....................       (3,855)          --       1,209
Stock options exercised, May 1991 ($.66
   per share) ....................................           --           --          --
Issuance of Common Stock for cash and notes
   payable  including accrued interest of
   $96,505, October 1991 ($7.26 per share) .......           --           --       4,328
Deferred compensation relating to certain
   stock options .................................           --           --          --
Compensation expense related to stock options ....           --           --         138
Net loss .........................................       (2,914)          --      (2,914)
                                                     ----------   ----------  ----------
Balance at December 31, 1991 .....................       (6,769)          --       2,761
Stock options exercised, January, April, May,
   October and December 1992 ($.66 per
   share) ........................................           --           --          24
Stock warrants exercised April, May and
   August 1992 ($3.63 per share) .................           --           --          41
Issuance of Common Stock for cash in initial
   public offering, July 1992 ($14.00 per
   share) ........................................           --           --      10,660
Deferred compensation relating to certain
   stock options .................................           --           --          --
Compensation expense related to stock options ....           --           --         460
Net loss .........................................       (4,708)          --      (4,708)
                                                     ----------   ----------  ----------
Balance at December 31, 1992 .....................   $  (11,477)  $       --  $    9,238



                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    For the Period from Inception (June 13, 1986) through September 30, 1998
                 (All amounts in thousands, except share data)



                                                                                                                      Unrealized
                                                                                                                       Loss on
                                                               Common Stock       Additional   Common                 Securities
                                                          ----------------------    Paid-In     Stock     Deferred    Available
                                                            Shares      Amount      Capital    Warrants  Compensation  for Sale
                                                          ----------  ----------  ----------  ---------- -----------  ----------
Balance at December 31, 1992 ..........................   3,342,344  $        3  $   22,084  $       --  $   (1,372)  $       --
Issuance of Common Stock for compensation .............       5,000          --          51          --          --           --
Warrants issued to purchase 50,172 shares
    of Common Stock ...................................          --          --          --          --          --           --
Stock options exercised, February and
   November 1993 ($.66) per share .....................      14,465          --           9          --          --           --
Issuance of Common Stock for cash,
   September 1993 ($14.00 per share) ..................     357,143          --       4,538          --          --           --
Issuance of Common Stock for cash in secondary public
   offering November & December 1993 ($9.00 per share).   1,402,250           2      11,462          --          --           --
Compensation expense related to stock options .........          --          --          --          --         396           --
Net loss ..............................................          --          --          --          --          --           --
                                                         ----------  ----------  ----------  ----------  ----------   ----------
Balance at December 31, 1993 ..........................   5,121,202           5      38,144          --        (976)          --
Deferred compensation relating to certain
   stock options ......................................          --          --          66          --         (66)          --
Stock options exercised, January through October 1994
   ($.66 per share) ...................................      15,111          --          10          --          --           --
Warrants issued to purchase 537 shares of
   Common Stock .......................................          --          --          --          --          --           --
Issuance of additional shares of Common Stock pursuant
   to collaborative agreement (see Note 6) ............      66,163          --          --          --          --           --
Compensation expense related to stock options .........          --          --          --          --         546           --
Unrealized loss on available-for-sale securities ......          --          --          --          --          --         (315)
Net loss ..............................................          --          --          --          --          --           --
                                                         ----------  ----------  ----------  ----------  ----------   ----------
Balance at December 31, 1994 ..........................   5,202,476  $        5  $   38,220  $       --  $     (496)  $     (315)

                                                           Deficit
                                                          Accumulate
                                                            During                   Total
                                                          Development  Treasury   Stockholders'
                                                            Stage        Stock       Equity
                                                          ----------   ----------  ----------
Balance at December 31, 1992 ..........................    $  (11,477)  $       --  $    9,238
Issuance of Common Stock for compensation .............            --           --          51
Warrants issued to purchase 50,172 shares
    of Common Stock ...................................            --           --          --
Stock options exercised, February and
   November 1993 ($.66) per share .....................            --           --           9
Issuance of Common Stock for cash,
   September 1993 ($14.00 per share) ..................            --           --       4,538
Issuance of Common Stock for cash in secondary public
   offering November & December 1993 ($9.00 per share).            --           --      11,464
Compensation expense related to stock options .........            --           --         396
Net loss ..............................................        (6,225)          --      (6,225)
                                                         - ----------   ----------  ----------
Balance at December 31, 1993 ..........................       (17,702)          --      19,471
Deferred compensation relating to certain
   stock options ......................................            --           --          --
Stock options exercised, January through October 1994
   ($.66 per share) ...................................            --           --          10
Warrants issued to purchase 537 shares of
   Common Stock .......................................            --           --          --
Issuance of additional shares of Common Stock pursuant
   to collaborative agreement (see Note 6) ............            --           --          --
Compensation expense related to stock options .........            --           --         546
Unrealized loss on available-for-sale securities ......            --           --        (315)
Net loss ..............................................        (9,052)          --      (9,052)
                                                         - ----------   ----------  ----------
Balance at December 31, 1994 ..........................    $  (26,754)  $       --  $   10,660

                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    For the Period from Inception (June 13, 1986) through September 30, 1998
                 (All amounts in thousands, except share data)


                                                                                                               Unrealized
                                                                                                                 Loss on
                                                         Common Stock      Additional   Common                 Securities
                                                    ----------------------   Paid-In     Stock     Deferred    Available
                                                      Shares      Amount     Capital    Warrants  Compensation  for Sale
                                                    ----------  ---------- ----------  ---------- -----------  ----------
Balance at December 31, 1994 .....................   5,202,476   $      5  $   38,220  $       --   $   (496)  $     (315)
Deferred compensation relating to certain
     stock options ...............................          --         --       1,380          --     (1,380)          --
Stock options exercised, January through
     December 1995 ($.66 per share) ..............      36,958         --          24          --         --           --
Issuance of Common Stock and warrants
     pursuant to merger agreements
     (see Note 4) ................................   3,868,436          4      11,111       2,844         --           --
Warrants exercised ($4.50 per share) .............     705,614          1       3,402        (226)        --           --
Issuance of Common Stock pursuant to
     settlement agreement (see Note 4) ...........     531,552         --       2,046      (1,130)        --           --
Issuance of Common Stock for services
     rendered ....................................      37,500         --         159          --         --           --
Treasury stock purchased ($4.42 per share) .......      (2,480)        --          --          --         --           --
Compensation expense related to stock
     options .....................................          --         --          --          --        340           --
Unrealized gain on available-for-sale
  securities .....................................          --         --          --          --         --          199
Net loss .........................................          --         --          --          --         --           --
                                                    ----------   --------  ----------  ----------   --------   ----------
Balance at December 31, 1995 .....................  10,380,056   $     10  $   56,342  $    1,488   $ (1,536)  $     (116)

                                                     Deficit
                                                    Accumulate
                                                      During                   Total
                                                    Development  Treasury   Stockholders'
                                                      Stage        Stock       Equity
                                                    ----------   ----------  ----------
Balance at December 31, 1994 .....................  $  (26,754)  $       --  $   10,660
Deferred compensation relating to certain
     stock options ...............................          --           --          --
Stock options exercised, January through
     December 1995 ($.66 per share) ..............          --           --          24
Issuance of Common Stock and warrants
     pursuant to merger agreements
     (see Note 4) ................................          --           --      13,959
Warrants exercised ($4.50 per share) .............          --           --       3,177
Issuance of Common Stock pursuant to
     settlement agreement (see Note 4) ...........          --           --         916
Issuance of Common Stock for services
     rendered ....................................          --           --         159
Treasury stock purchased ($4.42 per share) .......          --          (11)        (11)
Compensation expense related to stock
     options .....................................          --           --         340
Unrealized gain on available-for-sale
  securities .....................................          --           --         199
Net loss .........................................     (17,429)          --     (17,429)
                                                    ----------   ----------  ----------
Balance at December 31, 1995 .....................  $  (44,183)  $      (11) $   11,994


                                                        (continued on next page)

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    For the Period from Inception (June 13, 1986) through September 30, 1998
                 (All amounts in thousands, except share data)


                                                                                                                Unrealized
                                                                                                                 Loss on
                                                         Common Stock       Additional   Common                 Securities
                                                    ----------------------    Paid-In     Stock     Deferred    Available
                                                      Shares      Amount      Capital    Warrants  Compensation  for Sale
                                                    ----------  ----------  ----------  ---------- -----------  ----------

Balance at December 31, 1995 ...................... 10,380,056  $       10  $   56,342   $   1,488   $ (1,536)  $     (116)
Warrants redeemed January 1996 ....................         --          --         269        (269)        --           --
Deferred compensation relating to certain
     stock options ................................         --         966          --        (966)        --           --
Issuance of Common Stock for cash in
     secondary public offering, March &
     April 1996 ($10.00 per share) ................  3,450,000           4      32,073          --         --           --
Stock options exercised, January through
     December 1996 ($.04-$9.50 per share) .........    106,041          --         343          --         --           --
Warrants exercised January through December
     1996 ($4.50-$12.00 per share) ................    622,574           1       3,528        (194)        --           --
Issuance of Common Stock pursuant to
     settlement agreements ........................     38,722          --         221         (57)        --           --
Compensation expense related to stock options .....         --          --          --          --        553           --
Unrealized gain on available-for-sale securities ..         --          --          --          --         --           41
Net loss ..........................................         --          --          --          --         --           --
                                                    ----------  ----------  ----------   ---------   --------   ----------
Balance at December 31, 1996 ...................... 14,597,247          15      93,742         968     (1,949)         (75)

Warrants exercised February and March 1997
     ($8.00 per share) ............................      3,499          --          28          (1)        --           --
Reversal of deferred compensation relating to
     forfeited stock options ......................         --          --        (578)         --        578           --
Issuance of Common Stock for services .............     22,278          --         130          --         --           --
Stock options exercised, January through
     December 1997 ($.04-$5.50 per share) .........    128,278          --         215          --         --           --
Issuance of shares through the employee stock
     purchase plan, June and December 1997
     ($3.31 and $3.19 per share) ..................     21,392          --          69          --         --           --
Issuance of Common Stock pursuant to
     contingent stock agreement ...................    686,472          --       3,000          --         --           --
Compensation expense related to stock options .....         --          --          --          --        464           --
Unrealized loss on securities available-for-sale ..         --          --          --          --         --          (12)
Net loss ..........................................         --          --          --          --         --           --
                                                    ----------  ----------  ----------   ---------   --------   ----------
Balance at December 31, 1997 ...................... 15,459,166  $       15  $   96,606   $     967   $   (907)  $      (87)

                                                     Deficit
                                                    Accumulate
                                                      During                   Total
                                                    Development  Treasury   Stockholders'
                                                      Stage        Stock       Equity
                                                    ----------   ----------  ----------

Balance at December 31, 1995 ......................  $ (44,183)  $      (11)  $ 11,994
Warrants redeemed January 1996 ....................         --           --
Deferred compensation relating to certain
     stock options ................................         --           --
Issuance of Common Stock for cash in
     secondary public offering, March &
     April 1996 ($10.00 per share) ................         --           --     32,077
Stock options exercised, January through
     December 1996 ($.04-$9.50 per share) .........         --           --        343
Warrants exercised January through December
     1996 ($4.50-$12.00 per share) ................         --           --      3,335
Issuance of Common Stock pursuant to
     settlement agreements ........................         --           --        164
Compensation expense related to stock options .....         --           --        553
Unrealized gain on available-for-sale securities ..         --           --         41
Net loss ..........................................     (8,030)          --     (8,030)
                                                     ---------   ----------   --------
Balance at December 31, 1996 ......................    (52,213)         (11)    40,477

Warrants exercised February and March 1997
     ($8.00 per share) ............................         --           --         27
Reversal of deferred compensation relating to
     forfeited stock options ......................         --           --         --
Issuance of Common Stock for services .............         --           --        130
Stock options exercised, January through
     December 1997 ($.04-$5.50 per share) .........         --           --        215
Issuance of shares through the employee stock
     purchase plan, June and December 1997
     ($3.31 and $3.19 per share) ..................         --           --         69
Issuance of Common Stock pursuant to
     contingent stock agreement ...................         --           --      3,000
Compensation expense related to stock options .....         --           --        464
Unrealized loss on securities available-for-sale ..         --           --        (12)
Net loss ..........................................    (16,991)          --    (16,991)
                                                     ---------   ----------   --------
Balance at December 31, 1997 ......................  $ (69,204)  $      (11)  $ 27,379

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
    For the Period from Inception (June 13, 1986) through September 30, 1998
                  (All amounts in thousands, except share data)


                                                                                                                    Unrealized
                                                                                                                     Loss on
                                                             Common Stock       Additional   Common                 Securities
                                                        ----------------------    Paid-In     Stock     Deferred    Available
                                                          Shares      Amount      Capital    Warrants  Compensation  for Sale
                                                        ----------  ----------  ----------  ---------- -----------  ----------
Balance at December 31, 1997 .........................  15,459,166  $       15  $   96,606  $      967   $   (907)  $      (87)
Stock Options exercised January through June
     1998 (unaudited) ................................       8,115          --           3          --         --           --
Issuance of Common Stock for services ................      17,192          --          70          --         --           --
Warrants expired June 1998 (unaudited) ...............          --          --         917        (917)        --           --
Issuance of shares through the employee stock
     purchase plan, June 1998 ($3.35) (unaudited) ....      19,272          --          64          --         --           --
Compensation expense related to stock
     options (unaudited) .............................          --          --          --          --        362           --
Unrealized gain on securities available for sale .....          --          --          --          --         --           21
Net loss (unaudited) .................................          --          --          --          --         --      (16,546)
                                                        ----------  ----------  ----------  ----------   --------   ----------
Balance at September 30, 1998 (unaudited) ............  15,503,745  $       15  $   97,660  $       50   $   (545)  $      (66)
                                                        ==========  ==========  ==========  ==========   ========   ==========

                                                         Deficit
                                                        Accumulate
                                                          During                   Total
                                                        Development  Treasury   Stockholders'
                                                          Stage        Stock       Equity
                                                        ----------   ----------  ----------
Balance at December 31, 1997 .........................   $ (69,204)  $      (11)  $ 27,379
Stock Options exercised January through June
     1998 (unaudited) ................................          --           --          3
Issuance of Common Stock for services ................          --           --         70
Warrants expired June 1998 (unaudited) ...............          --           --         --
Issuance of shares through the employee stock
     purchase plan, June 1998 ($3.35) (unaudited) ....          --           --         64
Compensation expense related to stock
     options (unaudited) .............................          --           --        362
Unrealized gain on securities available for sale .....          --           --         21
Net loss (unaudited) .................................          --      (16,546)
                                                         ---------   ----------   --------
Balance at September 30, 1998 (unaudited) ............   $ (85,750)  $      (11)  $ 11,353
                                                         =========   ==========   ========


   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                            STATEMENTS OF CASH FLOWS
                           (All amounts in thousands)



                                                                                                                       Period from
                                                                                                                        Inception
                                                                                                                        (June 13,
                                                                                                  Nine Months Ended       1986)
                                                                  Years Ended December 31,           September 30,       through
                                                              ---------------------------------  --------------------- September 30,
                                                                1995        1996        1997       1997        1998        1998
                                                              ---------   ---------   ---------  ---------   ---------   ---------
                                                                                                      (unaudited)       (unaudited)
Cash flows from operating activities:
   Net loss ................................................  $ (17,429)  $  (8,030)  $ (16,991) $ (12,278)  $ (16,546)  $ (85,750)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities--
   Depreciation and amortization ...........................        749         936       1,139        652         521       4,547
   Loss (gain) on disposal of assets .......................         --          --         200        107          (2)        198
   Compensation expense related to stock and
     stock options .........................................        499         553         594        400         432       3,668
   Charge for purchase of in-process research and
     development ...........................................      8,383         164       3,000      3,000          --      11,547
   Unrealized gain (loss) on investment ....................        199          41         (12)       (31)         21         (66)
   Acquisition costs, net of cash received .................       (270)         --          --         --          --        (270)
   Loss in affiliate .......................................        300          50          --         --          --         500
   Accrued interest payable converted to stock .............         --          --          --         --          --          97
Changes in assets and liabilities:
   (Decrease) increase in prepaid expenses and other assets.         (1)       (375)        189        (45)         90        (199)
   Decrease (increase) in accounts receivable ..............        (32)        267         (22)       (88)        100          --
   Increase (decrease) in accounts payable and
     accrued expenses ......................................        796        (322)      1,214        211       1,361       3,819
   Increase (decrease)  in deferred revenue ................        272        (876)         --         --          --        (353)
                                                              ---------   ---------   ---------  ---------   ---------   ---------
   Net cash used in operating activities ...................     (6,534)     (7,592)    (10,689)    (8,072)    (14,023)    (62,262)

Cash flows from investing activities:
   Purchases of investments ................................     (5,438)    (92,560)    (71,047)   (50,064)    (37,539)   (244,980)
   Sales of investments ....................................     15,532      59,585      80,331     56,456      53,240     238,491
   Purchase of furniture, equipment and leasehold
     improvements ..........................................       (137)       (256)       (352)      (280)     (1,545)     (5,666)
   Proceeds from sale of assets ............................         --          --          54         34           9          63
   Decrease (increase) in deposits .........................         --          --        (490)      (336)        490          --
   Investment in affiliate .................................         --          --          --         --          --        (500)
                                                              ---------   ---------   ---------  ---------   ---------   ---------
   Net cash provided by (used in) investing
     activities ............................................      9,957     (33,231)      8,496      5,810      14,655     (12,592)
Cash flows from financing activities:
   Proceeds from notes payable and capital leases ..........         64       2,000          --         --       1,369       6,041
   Repayment of notes payable and principal
     payments under capital lease obligations ..............       (321)       (534)       (272)      (237)       (307)     (2,765)
   Purchase of treasury stock ..............................        (11)         --          --         --          --         (11)
   Proceeds from issuance of stock .........................      3,200      35,755         315        241          68      75,380
                                                              ---------   ---------   ---------  ---------   ---------   ---------
   Net cash provided by (used in) financing
     activities ............................................      2,932      37,221          43          4       1,130      78,645
                                                              ---------   ---------   ---------  ---------   ---------   ---------
   Net increase in cash and cash equivalents ...............      6,355      (3,602)     (2,150)    (2,258)      1,762       3,791
   Cash and cash equivalents at beginning
     of period .............................................      1,426       7,781       4,179      4,179       2,029          --
                                                              ---------   ---------   ---------  ---------   ---------   ---------

Cash and cash equivalents at end of period .................  $   7,781   $   4,179   $   2,029  $   1,921   $   3,791   $   3,791
                                                              =========   =========   =========  =========   =========   =========

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest ................  $     184   $     120   $      57  $      52   $      14   $     826
   Supplemental schedule of noncash financing
     activities: Conversion of notes payable
     and accrued interest to Common Stock ..................  $      --   $      --   $      --  $      --   $      --   $   3,043




   The accompanying notes are an integral part of these financial statements.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

NOTES TO FINANCIAL STATEMENTS

1.       ORGANIZATION

         Aronex Pharmaceuticals, Inc. ("Aronex Pharmaceuticals" or the "Company") was incorporated in Delaware on June 13, 1986 and merged with Triplex Pharmaceutical Corporation ("Triplex") and Oncologix, Inc. ("Oncologix") effective September 11, 1995 (see Note 4). Aronex Pharmaceuticals is a development stage company which has devoted substantially all of its efforts to research and product development and has not yet generated any significant revenues, nor is there any assurance of future revenues. In addition, the Company expects to continue to incur losses for the foreseeable future, and there can be no assurance that the Company will successfully complete the transition from a development stage company to successful operations. See "Risk Factors" elsewhere herein. The research and development activities engaged in by the Company involve a high degree of risk and uncertainty. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors. These factors include, but are not limited to, the need for additional financing, attracting and retaining key personnel and consultants, and successfully developing manufacturing, sales and marketing operations. The Company's ability to develop these operations may be immensely impacted by uncertainties related to patents and proprietary technologies, technological change and obsolescence, product development, competition, government regulations and approvals, health care reform, third-party reimbursement and product liability exposure. Additionally, the Company is reliant upon collaborative arrangements for research, contractual agreements with corporate partners, and its exclusive license agreements with The University of Texas M.D. Anderson Cancer Center ("M.D. Anderson"). Further, during the period required to develop these products, the Company will require additional funds which may not be available to it. Accordingly, there can be no assurance of the Company's future success. The Company expects that its existing financial resources should be sufficient to fund its capital requirements into the fourth quarter of 1999. As a result, the Company's independent public accountants have informed the Company that if at the time of their audit of the financial statements for the year ending December 31, 1998, the Company's existing resources continue to only be sufficient to fund capital requirements into the fourth quarter of 1999, their report on those financial statements will include an explanatory fourth paragraph expressing substantial doubt about the Company's ability to continue as a going concern.

2.       ACCOUNTING POLICIES

         Interim Financial Statements

         The interim financial statements as of September 30, 1998, and for the nine months ended September 30, 1997 and September 30, 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

         Cash, Cash Equivalents and Short- and Long-Term Investments

         The Company has adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Debt and equity securities that the Company has the intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Debt and equity securities that are held for current resale are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either "securities-held-to-maturity" or "trading securities" are classified as "securities-available-for-sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The adoption of SFAS 115 did not have a material effect on the Company's financial position or results of operations.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

         Cash and cash equivalents include money market accounts and investments with an original maturity of less than three months. At September 30, 1998, all short-term investments are held to maturity securities consisting of high-grade commercial paper and United States Government backed securities with a carrying value of $10,936,000 (unaudited), which approximates fair market value and cost. Long-term investments at September 30, 1998 are available for sale securities which are United States mortgage backed securities with various maturity dates over the next several years that have an amortized cost of $1,354,000 (unaudited), a fair market value of $1,288,000 (unaudited) and a gross unrealized loss of $66,000 (unaudited) at September 30, 1998. The Company currently has no trading securities.

         Furniture, Equipment and Leasehold Improvements

         Furniture and equipment are carried at cost and depreciation is calculated on the straight-line method using a five-year estimated useful life. Leasehold improvements are amortized on the straight-line method over the shorter of the life of the lease or a five-year estimated useful life. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized.

         A summary of furniture, equipment and leasehold improvements is as follows (in thousands):


                                                                         December 31,
                                                                    -----------------------
                                                                      1996           1997
                                                                    ---------     ---------
 Office furniture and equipment...................................  $     571     $     611
 Laboratory equipment.............................................      2,986         2,802
 Leasehold improvements...........................................      1,464         1,354
                                                                    ---------     ---------
                                                                        5,021         4,767
Less accumulated depreciation and amortization....................     (2,869)       (3,660)
                                                                    ---------     ---------
Furniture, equipment and leasehold improvements, net..............  $   2,152     $   1,107
                                                                    =========     =========

         At December 31, 1996 and 1997, the cost of laboratory equipment held under capital leases aggregated $64,000. All furniture, equipment and leasehold improvements have been pledged as collateral on notes payable.

         Revenue Recognition

         Research and development grant and contract revenues are recognized as the related work is performed. Any revenue contingent upon future performance by the Company is deferred and recognized as the performance is completed. Any revenues resulting from the achievement of milestones are recognized when the milestones are achieved. Research and development grant and contract revenues are received under best efforts contracts and such revenue is not refundable.

         Research and Development

         Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform certain research on behalf of the Company.

         Loss Per Share

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share", which establishes standards for computing and presenting

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

earnings per share. The new standard replaces the presentation of primary earnings per share prescribed by Accounting Principles Board Opinion No. 15 ("APB 15"), "Earnings per Share", with a presentation of basic earnings per share and also requires dual presentation of basic and diluted earnings per share on the face of the statement of operations for all entities with complex capital structures. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed similarly to fully-diluted earnings per share pursuant to APB 15. The Company adopted SFAS No. 128 in the fourth quarter of fiscal 1997. Because of the loss for the year, no shares resulting from the assumed exercise of the options or warrants using the treasury stock method are added to the denominator because the inclusion of such shares would be antidilutive due to the losses for all periods included in the statements of operations. Therefore, the Company's basic and diluted earnings per share are the same.

         Presentation

          In April 1992, the stockholders approved a 1 for 3.3 reverse stock split and in July 1996 approved a 1 for 2 reverse stock split. Retroactive effect has been given to the reverse stock splits in stockholders' equity and in all per share data in the accompanying financial statements.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       INVESTMENT IN AFFILIATE

         In April 1994, the Company invested in and entered into a drug development agreement with RGene Therapeutics, Inc. ("RGene"). RGene was involved in the development of gene therapy. Aronex Pharmaceuticals purchased $500,000 of RGene's preferred stock. The $500,000 investment was recorded in the financial statements as investment in affiliate. The investment was written down during 1994, 1995 and 1996 to the carrying value of zero. In June 1996, RGene was acquired by Targeted Genetics Corporation ("Targeted Genetics"), a publicly traded company. The Company received 440,520 shares of Targeted Genetics common stock from the merger. Such shares have a zero carrying value in the accompanying financial statements. In October 1998, the Company received 104,596 (unaudited) shares of Targeted Genetics common stock upon the successful completion of certain milestones. These shares are subject to Rule 144(k) of the 1933 Securities Act. Under the drug development agreement with RGene, Aronex Pharmaceuticals performed certain research and development activities with respect to certain RGene projects for three years. This agreement expired in April 1997. During 1995, 1996 and 1997, Aronex Pharmaceuticals recorded $668,000, $597,000 and $166,000, respectively, in revenue relating to this agreement.

4.       MERGER AGREEMENTS WITH TRIPLEX PHARMACEUTICAL CORPORATION AND
         ONCOLOGIX, INC.

         On September 11, 1995, Aronex Pharmaceuticals merged with Triplex and Oncologix through two newly-formed, wholly-owned subsidiaries pursuant to Agreements and Plans of Merger (the "Triplex Agreement" and the "Oncologix Agreement"). The results of operations and the cash flow for Triplex and Oncologix have been included in the financial statements from the date of acquisition.

         In connection with the Triplex Agreement, the Company issued the following to existing Triplex stockholders and option holders: (i) 3,441,436 shares of Common Stock; (ii) options to purchase 88,912 shares of Common Stock;

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

and (iii) contingent stock issue rights to receive shares of Common Stock with a fair market value of up to $8.0 million, the conversion of which is contingent upon the satisfaction of conditions which relate to the licensing or development of certain products (the "Triplex Contingent Stock Rights").

         The Triplex Contingent Stock Rights entitle the former Triplex stockholders and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $5.0 million (subject to certain adjustments) if the Company either: (i) entered into an agreement on or before September 11, 1997 with respect to the licensing of a certain product whereby the Company received at least $5.0 million in cash or an unconditional binding commitment for at least $5.0 million (events which did not occur) or
(ii) obtains data from such clinical trials for such product on or before September 11, 2000 that the Company's Board of Directors determines to be sufficient to file a New Drug Application. In addition, the Triplex Contingent Stock Rights entitled the former Triplex stock and option holders to receive shares of Common Stock with an aggregate fair market value at the time of issuance of $3.0 million if the Company did not receive a minimum of $5.0 million in equity milestone payments from Genzyme on or before September 11, 1997 with respect to the development of its ATRAGEN(R) product. As a result of its failure to receive such payments from Genzyme, the Company issued 686,472 shares of Common Stock under the Triplex Contingent Stock Rights with an aggregate fair market value at the time of issuance of $3.0 million and recorded a corresponding non-cash research and development expense of $3.0 million in 1997.

         In connection with the Oncologix Agreement, the Company issued the following: (i) 427,000 shares of Common Stock to certain Oncologix debt holders;
(ii) warrants (the "Warrants") to purchase approximately 9.0 million shares of Common Stock to Oncologix preferred stockholders, certain former employees and debt holders; and (iii) contingent stock issue rights to receive shares of Common Stock with a fair market value of approximately $2.1 million, the conversion of which was contingent upon the satisfaction of conditions which relate to the licensing or development of certain products (the "Oncologix Contingent Stock Rights").

         The Oncologix Contingent Stock Rights entitled such former Oncologix investors to receive shares of Common Stock if the Company received at least $5.0 million in cash or an unconditional binding commitment for at least $5.0 million on or before September 11, 1997 relating to certain products. Neither such event occurred and, accordingly, the Oncologix Contingent Stock Rights expired in 1997.

         The Warrants issued in connection with the Oncologix merger consisted of three series of warrant rights to purchase approximately 2.4 million, 2.8 million and 3.7 million shares of Common Stock, respectively designated as Series A, Series B and Series C. Upon the failure to exercise a series of warrant rights prior to their expiration, the warrant holder forfeits all remaining rights under the terms of the Warrant. The Series A component of the Warrants expired in 1995. At December 31, 1997 the Series B and Series C components to purchase approximately 1.4 million and 1.2 million shares of Common Stock, respectively, had exercise prices of $8.00 and $12.00 per share, respectively, and expiration dates of June 1998 and December 1999, respectively. In June 1998, the Series B component of the Warrants expired. At September 30, 1998, Series C Warrants to purchase approximately 160,000 (unaudited) shares of Common Stock were outstanding.

         In October 1995, the Company was named a defendant in a lawsuit filed by certain warrant holders challenging the redemption of the Warrants. To resolve this matter, the Company entered into an agreement in December 1995 which settled the lawsuit. In accordance with the settlement agreement the plaintiffs were issued 531,552 shares of Common Stock in exchange for 3,576,668 Warrants in 1995. In 1996, in accordance with the settlement agreement an additional 18,722 shares of Common Stock were issued to the warrant holders' attorneys for related expenses. The excess of the fair value of the common stock over the warrant value was charged to expense.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

         In August 1995, the Company was a defendant in a lawsuit filed by certain common stockholders of Oncologix, Inc. challenging the merger with Oncologix, Inc. To resolve this matter, the Company entered into an agreement in July 1996 which settled the lawsuit. In accordance with the settlement agreement, the plaintiffs were issued 20,000 shares of Common Stock. The fair value of these common shares was charged to expense.

5.       NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASES

         In June 1993, the Company entered into a master loan agreement for the financing of $1.0 million in furniture, office equipment and laboratory equipment acquisitions. Each loan is collateralized by the furniture and equipment and is payable in 48 monthly installments with a final installment at the end of the loan term not to exceed 20% of the purchase price at inception. During 1993 and 1994, the Company borrowed $607,000 and $392,000, respectively, through this agreement. In 1993 and 1994, in connection with the financing, the Company issued to the lender warrants to purchase 5,093 and 2,944 shares of the Common Stock at an exercise price of $12.00 per share that expire in March 2000 and March 2001, respectively. No value was assigned to the warrants as the value of the warrants at the dates of issuance was de minimis. This loan was paid in full in 1998.

         In July 1990 and October 1992, the Company borrowed $108,000 and $388,000, respectively, from a real estate company related to one of its stockholders to finance the construction of the Company's laboratory and office space. The Company executed promissory notes bearing interest at 10.5 and 12.5% per annum, respectively. The July 1990 note was payable in monthly installments of principal and interest over a five-year period ending July 1995. The October 1992 note, as amended, provided for payment of interest only through October 1994 and monthly payment of principal and interest from November 1994 through January 1999. This note was paid in full in 1996.

         At December 31, 1996, the Company had a promissory note payable to Genzyme bearing interest at nine percent per annum. This note was converted to an advance in 1997 (see Note 9).

         In May 1998, the Company entered into a master loan agreement for the financing of $1.5 million in furniture, office equipment and laboratory equipment acquisitions. Each loan is collateralized by the furniture and equipment and is payable in 60 monthly installments. In June 1998, the Company borrowed $1,369,000 (unaudited) through this agreement bearing interest at 12%. Future principal payments under the master loan agreement at September 30, 1998 are as follows:


                                 Note Payable
                                 Master Loan
          Year Ending             Agreement
         December 31,            (unaudited)
         ------------           -------------
             1998               $      50,000
             1999                     221,000
             2000                     250,000
             2001                     281,000
             2002                     318,000
             2003                     144,000
                                -------------
            Total               $   1,264,000
                                =============

         The Company leases certain laboratory equipment under capital leases. The leases have effective interest rates ranging from approximately 15 to 18% and mature at various dates through March 1999. Future payments under capital lease obligations at December 31, 1997 are as follows:

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


          Year Ending
         December 31,           Capital Leases
         ------------           --------------
             1998               $      21,000
             1999                       6,000
                                -------------
                                       27,000
       Less Interest                   (3,000)
                                -------------
       Lease Obligations        $      24,000
                                =============

6.       STOCKHOLDERS' EQUITY

         Common Stock

         In July 1992, the Company, in an initial public offering, issued 850,000 shares of Common Stock for $14 a share, with the Company receiving net proceeds of approximately $10.7 million. In connection with a collaborative agreement entered into in September 1993 (described in Note 9), Genzyme Corporation ("Genzyme") made a $5 million equity investment in the Company which resulted in Genzyme's ownership of approximately 9% of the Company's outstanding Common Stock at the time the investment was made. In September 1994, the Company issued to Genzyme 66,162 additional shares which were contingent on certain stock performance criteria. In November 1993, the Company sold 1,250,000 shares of its Common Stock in a secondary public offering for $9.00 per share which, together with the over-allotment exercise for 152,250 shares of its Common Stock, raised net proceeds of approximately $11.5 million. In May 1996, the Company sold 3,000,000 shares of its Common Stock in a secondary public offering for $10.00 per share which, together with the over-allotment exercise for 450,000 shares of its Common Stock, raised net proceeds of approximately $32.1 million.

         Common Stock Warrants

         At September 30, 1998, the Company had warrants outstanding, relating to certain financing and leasing transactions, to purchase 17,951 (unaudited) shares of Common Stock at exercise prices ranging from $3.63 per share to $12.00 per share. The warrants expire at various dates through March 2001.

         The Company issued Warrants to purchase approximately 9.0 million shares of Common Stock in connection with the Oncologix merger in 1995 (see Note
4). At September 30, 1998, warrants to purchase approximately 160,000 (unaudited) shares of Common Stock remained outstanding at an exercise price of $12.00 per share. The Warrants expire in December 1999.

         Contingent Stock Rights

         In connection with the Triplex and Oncologix mergers, the Company issued $10.1 million contingent stock rights. At December 31, 1997, $5.0 million contingent stock rights remain outstanding, contingent upon the development and licensing of a certain product (see Note 4).

7.       STOCK OPTION PLANS

         During 1989, the Company's stockholders approved the 1989 Stock Option Plan (the "Plan"). The Plan, as amended in 1992 and in May 1997, authorizes the issuance of options covering the greater of (i) 2,490,000 shares of Common Stock or (ii) 17% of the shares of Common Stock outstanding on the last day of the preceding fiscal quarter. The term of each option ranges from five to seven years from the date of grant. At December 31, 1997, 301,907 shares were available for future grant under the Plan.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


         A summary of stock option activity for the Plan follows:

                                                             Options             Price
                                                           Outstanding          Per Share
                                                           -----------      ----------------
Balance at December 31, 1994............................       364,607      $  .66 to $14.88
      Granted, including options repriced...............       578,968      $   .04 to $7.00
      Options repriced..................................       (10,500)     $ 7.00 to $14.88
      Exercised.........................................       (49,459)     $    .22 to $.68
      Forfeited.........................................       (95,079)     $  .66 to $14.88
                                                           -----------
Balance at December 31, 1995............................       788,537      $  .04 to $14.88
      Granted...........................................       533,200      $ 5.50 to $12.00
      Exercised.........................................       (93,541)     $   .04 to $9.50
      Forfeited.........................................      (109,047)     $ 4.24 to $11.00
                                                           -----------      ----------------
Balance at December 31, 1996............................     1,119,149      $  .04 to $14.88
      Granted...........................................     1,232,578      $  4.06 to $8.88
      Exercised.........................................      (150,556)     $   .04 to $5.50
      Forfeited.........................................      (240,454)     $  .66 to $10.50
                                                           -----------      ----------------
Balance at December 31, 1997............................     1,960,717      $  .04 to $14.88
      Granted (unaudited)...............................       290,320      $  2.19 to $4.63
      Exercised (unaudited).............................        (8,115)     $  0.12 to $3.88
      Forfeited (unaudited).............................      (110,646)     $ 3.88 to $14.88
                                                           -----------
Balance at September 30, 1998 (unaudited)...............     2,132,276      $  .04 to $14.88
                                                           -----------      ----------------
Exercisable at September 30, 1998 (unaudited)...........       954,652      $  .04 to $14.88
                                                           ===========      ================

         During June 1998, the Company's stockholders approved the 1998 Stock Option Plan. This plan authorizes the issuance of options to purchase up to 750,000 (unaudited) shares of Common Stock. Shares issued under this plan expire 10 years from the date of issuance. In 1998, options to purchase 320,000 shares (unaudited) of Common Stock at an exercise price of $3.88 were issued to employees under this plan. These shares will vest at various dates based on the achievement of corporate and personal goals as determined by the Board of Directors' compensation committee and the achievement of specific Common Stock price targets. None of the options issued under this plan were exercisable at September 30, 1998.

         During 1993, the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan, as amended effective in May 1997, authorizes the issuance of options to purchase up to 600,000 shares of Common Stock. Shares issued under the Director Plan expire 10 years from the date of issuance. The Director Plan allows for the issuance of two types of grants: Formula Grants and Discretionary Grants. Formula Grants are fully vested when issued and are issued at a price equal to the fair market value of the Company's stock at the date of issuance. Each Non-Employee Director was issued 12,500 Formula Grants on November 14, 1995. In addition, the following Formula Grants are issued under the Director Plan: (1) options to purchase 25,000 shares of common stock to each Non-Employee Director upon first being elected to the Board of Directors and (2) options to purchase 7,500 shares of Common Stock annually, beginning on December 31, 1997, to each Non-Employee Director who has served as a director for at least six months. Additionally, under the Director Plan, as amended in 1997, on March 17, 1997, each Non-Employee Director received an option to purchase 16,250 shares of Common Stock. These options were fully vested when issued and were issued at a price equal to the fair market value of the Company's stock at the date of issuance. Discretionary Grants may be issued by the Compensation Committee of the Board of Directors and may be issued at less than the fair market value of the Company's stock. In 1997, grants to purchase a total of 15,000 shares of Common Stock were issued to one Non-Employee Director. These options were fully vested when issued and were issued at a price equal to the fair market value of the Company's stock at the date of issuance. In 1996, Discretionary Grants to purchase a total of 87,500 shares of Common Stock were issued to two Non-Employee Directors. These

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

options vest over four years and were issued at less than the fair market value of the Company's Common Stock at the date of grant.

         A summary of stock option activity for the Director Plan follows:


                                                               Options           Price
                                                             Outstanding        Per Share
                                                             -----------    -----------------
Balance at December 31, 1994...........................         30,000      $           11.00
Granted................................................         87,500      $            5.50
Forfeited..............................................        (15,000)     $           11.00
                                                               -------      -----------------
Balance at December 31, 1995...........................        102,500      $  5.50 to $11.00
Granted................................................        110,000      $   5.50 to $9.38
Exercised..............................................        (12,500)     $            5.50
                                                               -------      -----------------
Balance at December 31, 1996...........................        200,000      $   5.50 to $9.38
Granted................................................        167,500      $  4.25 to $11.00
Exercised..............................................             --      $              --
                                                               -------      -----------------
Balance at December 31, 1997...........................        367,500      $  4.25 to $11.00
                                                               -------      -----------------
Granted (unaudited)....................................         25,000      $            2.53
Exercised (unaudited)..................................             --      $              --
                                                               -------      -----------------
Balance at September 30, 1998 (unaudited)..............        392,500      $  2.53 to $11.00
                                                               =======      =================
Exercisable at September 30, 1998 (unaudited)..........        348,750      $  2.53 to $11.00
                                                               =======      =================

         The Company records deferred compensation for the difference between the grant price and the deemed fair value for financial statement presentation purposes related to options. Such amount totals $907,000 at December 31, 1997. In 1995, 1996 and 1997, $340,000, $553,000, and $594,000, respectively, in related expense was recorded. The balance will be amortized to expense over the remaining vesting periods of the options.

         The Company accounts for these plans under APB Opinion No. 25, under which compensation expense was recorded. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), the Company's net loss per share would have been increased to the following pro forma amounts:


                                                                    Year Ended
                                                                   December 31,
                                             ----------------------------------------------------------
                                                  1995                  1996                   1997
                                             ---------------      ---------------       ---------------
Net Loss:
        As reported........................  $   (17,429,000)     $    (8,030,000)      $   (16,991,000)
                                             ===============      ===============       ===============
        Pro forma..........................  $   (18,240,000)     $    (9,062,000)      $   (19,129,000)
                                             ===============      ===============       ===============

Loss Per Share (basic and diluted):
        As reported........................  $        (2.69)      $        (0.62)       $        (1.14)
                                             ===============      ===============       ===============
       Pro forma..........................   $        (2.81)      $        (0.69)       $        (1.29)
                                             ===============      ===============       ===============

         Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black Scholes options pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997, respectively: risk-free interest rates of 5.5% to 7.7%, 5.4% to 6.4% and 5.7% to 6.9%, with no expected dividends; expected lives of 5 years and expected volatility of 116% in 1995 and 1996 and 114% in 1997.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


     A summary of the status of the Company's two fixed stock option plans as of December 31, 1995, 1996 and 1997 and charges during the years ending on those dates is presented below:

                                               1995                     1996                     1997
                                       ---------------------   ----------------------   -----------------------
                                                   WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                                    AVERAGE                  AVERAGE                   AVERAGE
                                                    EXERCISE                 EXERCISE                  EXERCISE
            FIXED OPTIONS                SHARES      PRICE      SHARES        PRICE       SHARES        PRICE
------------------------------------   ---------   ---------   ---------    ---------   ----------    ---------

Balance at beginning of year........    394,607     $  5.37      891,037    $    4.29    1,319,149    $    5.27
Granted.............................    666,468     $  3.61      643,200    $    6.89    1,400,078    $    4.99
Options repriced....................    (10,500)    $ 11.48         --      $    --           --      $    --
Exercised...........................    (49,459)    $  0.49     (106,041)   $    3.24     (150,556)   $    1.43
Forfeited...........................   (110,079)    $  7.30     (109,047)   $    6.75     (240,454)   $    5.91
                                       --------                ---------                ----------
Balance at end of year..............    891,037     $  4.10    1,319,149    $    5.27    2,328,217    $    5.37
                                       ========                =========                ==========
Options exercisable at year end.....    360,657     $  3.24      437,391    $    4.10      915,103    $    5.56
                                       ========                =========                ==========
Weighted-average fair value of
options granted during the year.....   $   6.49                $    7.99                $     4.02

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                 --------------------------------------------------------  -------------------------------------
                      AMOUNT          WEIGHTED-AVERAGE                           NUMBER
   RANGE OF       OUTSTANDING AT        REMAINING        WEIGHTED-AVERAGE    EXERCISABLE AT     WEIGHTED-AVERAGE
EXERCISE PRICES  DECEMBER 31, 1997    CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 1997    EXERCISE PRICE
---------------  -----------------  -------------------  ----------------  -------------------  ----------------
$0.04 - $  3.00        56,894               4.2              $   0.40             56,894            $   0.40
$3.01 - $  7.00     1,863,110               6.3              $   4.90            612,880            $   4.92
$7.01 - $14.88        408,213               6.9              $   8.22            245,329            $   8.37
                    ---------                                                    -------
                    2,328,217                                                    915,103
                    =========                                                    =======

8.   FEDERAL INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.

     A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the periods ended December 31, 1995, 1996 and 1997 is as follows:

                                                                  1995           1996          1997
                                                                 ------         ------        ------
Statutory rate                                                   (34.0)%        (34.0)%       (34.0)%
Purchase of in-process research and development                   16.4%           1.1%          6.6%
Stock option compensation not deductible (deductible)              0.7%          (0.3)%        (0.2)%
Other nondeductible expenses                                       --             --           (0.7)%
Adjustment to deferred tax valuation allowance                    16.9%          33.2%         28.3%
                                                                 -----          -----         =====
                                                                   0.0%           0.0%          0.0%
                                                                 =====          =====         =====

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


     Significant components of the Company's net deferred tax asset at December 31, 1996 and 1997 are as follows:


                                                                       1996                1997
                                                                   -------------       -------------
Deferred tax assets relating to:
   Federal net operating loss carryforwards...................     $  22,777,400       $  27,640,500
   Financial statement depreciation and amortization in
        excess of (less than) amount deductible for income
        tax purposes..........................................           130,400             132,000
   Accrued liabilities not currently deductible
        for income tax purposes...............................            42,900             725,100
   Equity in loss of affiliate not currently
        deductible for income tax purposes....................           170,000             170,000
   Other items, net...........................................           (24,300)            (19,400)
                                                                   -------------       -------------
Total deferred items, net.....................................        23,096,400          28,648,200
Deferred tax valuation allowance..............................       (23,096,400)        (28,648,200)
                                                                   -------------       -------------
Net deferred tax asset........................................     $        --         $        --
                                                                   =============       =============

     At December 31, 1997, the Company had net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $79.0 million. The Tax Reform Act of 1986 provided a limitation on the use of NOL and tax credit carryforwards following certain ownership changes that could limit the Company's ability to utilize these NOLs and tax credits. Accordingly, the Company's ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. As a result of the merger (see Note 4) with Triplex and Oncologix, a change in control as defined by federal income tax law occurred, causing the use of these carryforwards to be limited and possibly eliminated. Additionally, because United States tax laws limit the time during which NOLs and the tax credit carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of its NOLs and tax credit carryforwards for federal income tax purposes. The carryforwards will begin to expire in 2001 if not otherwise used. Due to the possibility of not reaching a level of profitability that will allow for the utilization of the Company's deferred tax assets, a valuation allowance has been established to offset these tax assets. The valuation allowance increased $10,957,000, $3,504,000, and $5,551,800 for the years ended December 31, 1995, 1996 and 1997, respectively. These increases were primarily due to the Company's losses from operations for such periods and the valuation allowance for the net operating loss carryforwards acquired in the 1995 mergers with Triplex and Oncologix (See Note
4). The Company has not made any federal income tax payments since inception.

9.   LICENSE, RESEARCH AND DEVELOPMENT AGREEMENTS

     The Company has two exclusive license agreements with M.D. Anderson which may be terminated in the event of a material breach of the terms of the agreement or for failure to convert the licensed subject matter to a commercial form. However, the Company believes its ongoing research and development efforts currently satisfy this obligation to commercialize.

     The license agreements require the Company to pay royalties for licensed patent products or processes based on cumulative net sales percentages. The Company must also pay M.D. Anderson $200,000 for each FDA-approved product resulting from certain licensed research tasks. No royalties have been paid to date since the Company has had no sales.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


     For the years ended December 31, 1995, 1996 and 1997, the Company paid M.D. Anderson $392,000, $144,000, and $108,000, respectively, for research performed on behalf of the Company. At December 31, 1998, the Company was committed to pay M.D. Anderson $117,000 for research through November 15, 1999.

     The Company entered into a non-exclusive license agreement to use a patented process in the manufacture, use and sale of certain of Aronex Pharmaceuticals' products in 1993 with an initial fee of $30,000. Annual royalty payments by the Company are to be computed as a percentage of sales, as defined in the agreement. The royalty payments shall not exceed $1 million in a calendar year and expire upon expiration of the licensed patents.

     In 1993, the Company entered into a license and development agreement with Genzyme to develop and commercialize ATRAGEN(R). The initial focus of the collaboration was the development of ATRAGEN(R) for the treatment of myelogenous leukemias and certain non-hematologic cancers. The Company and Genzyme shared clinical development responsibilities and research program funding through the end of 1996. Under the agreement, Genzyme was required to make up to $1.5 million in milestone payments to the Company upon the occurrence of certain events and to pay the Company royalties on sales of the product. Genzyme had the right to terminate the agreement in the event of a third party claim of infringement by products subject to the agreement. The Company had the right to terminate the agreement if Genzyme failed to satisfy certain milestones. In connection with the collaborative agreement, Genzyme made a net $4.5 million equity investment in the Company and agreed to make an additional $5.0 million equity investment in the Company if certain developmental goals were achieved.


     In September 1996, Genzyme advanced the Company $2.0 million relating to the $5.0 million equity milestone. The advance does not bear interest. In early 1997, the license and development agreement was amended and Genzyme was released from any further obligation to perform development work for ATRAGEN(R). Under the amendment, the license granted to Genzyme was converted to an option to acquire the right to market and sell ATRAGEN(R) worldwide (with the Company retaining co-promotion rights in the United States). Genzyme is required to pay the Company $3.0 million no more than six months after the filing of an NDA for ATRAGEN(R) to exercise the option, and would thereafter be required to pay royalties on sales of ATRAGEN(R). The Company has the right to reacquire the marketing rights at any time within the twelve months following the filing of an NDA for ATRAGEN(R) by returning Genzyme's $3.0 million option exercise payment, repaying Genzyme's $2.0 million advance and paying royalties on sales of ATRAGEN(R), including $500,000 in minimum royalties in the first year. If Genzyme does not exercise its option, the Company is required to repay Genzyme the $2.0 million advance and to pay royalties on sales of ATRAGEN(R), including $500,000 in minimum royalties in the first year following the expiration of the option.


     In 1996, the Company entered into a license agreement with Boehringer Mannheim GmbH (subsequently acquired by F. Hoffman-LaRoche Ltd. ("Roche")) to develop and commercialize one of the Company's products, AR209. Under the agreement, Roche was responsible for funding the costs of all remaining preclinical and clinical development of AR209 and for manufacturing the product. Roche paid the Company $150,000 in license fees in connection with this agreement in 1997 and agreed to pay minimum annual license fees of $100,000 during the term of the agreement. In addition, Roche was required to pay the Company up to $2.65 million in milestone payments upon the occurrence of certain events and to pay the Company royalties on sales of the product. The Company had the option to co-promote the product under terms to be negotiated by the parties or to co-market the product if the parties are unable to reach an agreement as to the terms of a co-promotion arrangement. Roche had the right to terminate the agreement if the costs of developing AR209 were materially greater than anticipated and Roche determined, in its reasonable discretion, not to proceed with the development of the product in light of such increased costs. The Company had the right to terminate the agreement if Roche failed to achieve certain milestones. Both parties had the right to terminate the agreement without cause, with all rights to AR209 reverting to the non-terminating party. The agreement was terminated without cause by Roche in September 1998, as a result of which all rights to AR209 have reverted to the Company.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

10.  COMMITMENTS AND CONTINGENCIES

     The Company leases laboratory and office space under operating leases and certain office equipment on a short-term basis. In 1997, the Company entered into a lease for a building from its current landlord who was a related party until late in 1997. Under this lease, the Company has committed to lease 30,000 square feet for ten years beginning in January 1998. Rental expense was approximately $208,000, $268,000, and $236,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Future minimum noncancellable payments under operating leases at December 31, 1997 are as follows:

                    Year Ending
                    December 31,                Amount
                    ------------              -----------
                        1998                  $   698,000
                        1999                      714,000
                        2000                      714,000
                        2001                      714,000
                        2002                      712,000
                     Thereafter                 3,570,000
                                              -----------
                       Total                  $ 7,122,000
                                              ===========

     The Company is subject to numerous risks and uncertainties because of the nature of and status of its operations. The Company maintains insurance coverage for events and in amounts that it deems appropriate. Management believes that uninsured losses, if any, will not be materially adverse to the Company's financial position or results of operations.

11.  RELATED PARTY TRANSACTIONS AND EMPLOYMENT AGREEMENTS

     In September 1995, the Company entered into an employment agreement with an officer of the Company, for an initial term of one year. This officer terminated his employment on January 15, 1998 and the Company paid his monthly salary of $19,583 and certain benefits for a period of twelve months after termination.

     During 1995, 1996 and 1997, the Company entered into employment agreements with its chief executive officer and other officers which have initial termination dates ranging from 1998 to 2000. The agreements are thereafter automatically renewed for successive periods of twelve to eighteen months unless terminated by either party. Such agreements provide that in the case of termination without cause, the officers are entitled to payments ranging from one hundred to one hundred and fifty percent of their annual salaries. Under these agreements, the Company is committed to pay certain relocation costs and an amount equal to the federal income tax liability relating to a portion of the taxable relocation costs. Additionally, one of these officers has an outstanding loan with the Company with a balance of approximately $18,000 at December 31, 1997. This loan will be repaid over the next three years. Current annual salaries relating to these agreements total $1,017,000 at December 31, 1997.

     In February 1998, the Company amended a consulting agreement with the Company's chief scientific advisor for a three-year period ending December 31, 2000, whereby the Company is committed to pay consulting fees of $156,000 per year through December 31, 2000. One-half of the amount to be paid over the next three years will be paid in cash and one-half will be paid in Company Common Stock. The Company paid cash of $132,000, $144,000, and $156,000 for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to this agreement.

     During 1995 and 1996, the Company paid $28,500 and $2,500, respectively, in consulting fees to a consulting firm which is wholly-owned by a former member of the Board of Directors.

                          ARONEX PHARMACEUTICALS, INC.
                          (A development stage company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


12.  401(k) PLAN

     The Company maintains a retirement savings plan, effective as amended on January 1, 1991, in which any employee of the Company who has completed one month of employment may elect to participate. The plan is an individual account plan providing for deferred compensation as described in Section 401(k) of the Code and is subject to, and intended to comply with, the Employee Retirement Income Security Act of 1974, as amended. Each eligible employee is permitted to contribute up to 20% of his annual salary up to the applicable statutory maximum prescribed in the Code. The Company may, in its discretion, contribute an amount equal to the employee's contribution, but such Company contribution may not exceed an amount equal to six percent of the employee's compensation. A participant is 50% vested in the accrued benefits derived from the Company's contributions after completion of one year of employment following his election to participate in the plan, and 100% vested in such contributions after completion of two years of employment following such election. Participants may receive hardship loans under the terms of the plan. The plan provides for distributions in the event a participant dies, reaches the age of 65, becomes disabled or terminates his employment prior to the age of 65. The Company made contributions of approximately $25,800, $40,000 and $45,700 under the 401(k) plan for the years ended December 31, 1995, 1996 and 1997, respectively.

13.  EMPLOYEE STOCK PURCHASE PLAN

     In December 1996, the Board of Directors adopted the 1997 Employee Stock Purchase Plan and reserved 250,000 shares of Common Stock for issuance thereunder. The plan permits employees to purchase Common Stock through payroll deductions of up to 15% of their compensation subject to limitations as defined by the Internal Revenue Service. Purchases of Common Stock are made at the lower of 85% of fair market value at the beginning or end of each six-month offering period. In 1997, 21,292 shares were purchased by employees at $3.31 and $3.19 per share.

14. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     On November 12, 1998, the Company entered into a license agreement with Abbott Laboratories ("Abbott") for NYOTRAN(R). The license agreement provides Abbott with exclusive worldwide rights to market and sell NYOTRAN(R), subject to rights previously granted to Grupo Ferrer Internacional, S.A. in Spain and Portugal and certain copromotion rights retained by the Company in the United States and Canada. Abbott paid the Company up-front payments of $2.8 million under the license agreement on November 25, 1998 and additional milestone payments of $5.6 million were received in December 1998 and January 1999. These amounts are not refundable, do not relate to any future performance obligations and were recognized as revenue in the fourth quarter of 1998. Abbott purchased 837,989 shares of the Company's common stock for $3.0 million under a related stock purchase agreement on November 30, 1998. Abbott is providing funding for the continuing clinical development of NYOTRAN(R) and is making subsequent milestone payments as specified regulatory goals and sales targets are achieved. Abbott will also pay to the Company escalating royalties on all product sales of NYOTRAN(R).

================================================================================

     We have not authorized any dealer, salesperson or other person to give you written information (other than this prospectus) or to make any representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date thereof.


                                  ------------


                                TABLE OF CONTENTS


                                                                      PAGE
Table of Contents...................................................... ii
Prospectus Summary.....................................................  1
Risk Factors...........................................................  3
Caution as to Forward-Looking Statements...............................  9
Use of Proceeds........................................................ 10
Dividend Policy........................................................ 10
Price Range of Common Stock............................................ 11
Dilution............................................................... 12
Capitalization......................................................... 13
Selected Financial Data................................................ 14
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations.......................................................... 15
Business............................................................... 23
Management............................................................. 40
Certain Transactions................................................... 44
Principal Stockholders................................................. 45
Description of Capital Stock........................................... 47
Plan of Distribution................................................... 51
Legal Matters.......................................................... 52
Experts................................................................ 52
Available Information.................................................. 52


                                  ------------


================================================================================


================================================================================

                                4,500,000 Shares



                                  [aronex LOGO]

                                  COMMON STOCK





                                 --------------
                                   PROSPECTUS
                                 --------------




                             PARAMOUNT CAPITAL, INC.




                                              , 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby, all of which will be paid by the Company, is as follows:


Registration fee................................................     $   3,953
NASD filing fee.................................................         1,922
Nasdaq listing fee..............................................        17,500
Blue Sky fees and expenses......................................         2,500
Printing and engraving expenses.................................        10,000
Legal fees and expenses.........................................       220,000
                                                                     ---------
Accounting fees and expenses....................................       125,000
                                                                     ---------
Miscellaneous fees and expenses.................................        44,125
                                                                     ---------
      Total    .................................................     $ 425,000
                                                                     =========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Article VIII of the Amended and Restated Certificate of Incorporation of the Company and Article VII of the Bylaws of the Company provides for indemnification of the directors of the Company to the full extent permitted by law, as now in effect or later amended. Article VII of the Bylaws also permits the indemnification to the same extent of officers, employees or agents of the Company if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The Bylaws further provide for a contractual cause of action on the part of directors of the Company for indemnification claims that have not been paid by the Company.

     The Company also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

     Article VII of the Company's Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

     On November 12, 1998, the Company entered into a license agreement and a related stock purchase agreement with Abbott Laboratories ("Abbott") for NYOTRAN(R). In connection with the license agreement, Abbott purchased 837,989 shares of the Company's common stock pursuant to the stock purchase agreement. Closing of the transaction occurred on November 30, 1998. The sale of shares of the Company's common stock to Abbott was conducted as a private placement pursuant to Regulation D (Rule 501(a)(3) and Rule 505) promulgated under the Securities Act.

ITEM 16. EXHIBITS


   +1.1 Form of Placement Agency Agreement dated as of November 19, 1998 between Aronex Pharmaceuticals, Inc. and Paramount Capital, Inc.

   +1.2 Form of Warrant for the purchase of shares of common stock to be issued to Paramount Capital, Inc. (included herein as Exhibit C to Placement Agency Agreement which is filed herewith as Exhibit 1.1)

    3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1997 (the "June 1997 Form 10-Q")).

    3.2 Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-47418) (the "1992 Registration Statement"), as declared effective by the Commission on July 10, 1992).

    4.1 Specimen certificate for shares of Common Stock, par value $0.001 per share (incorporated by reference to Exhibit 4.1 to the Company's Annual Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

   +5.1     Opinion of Andrews & Kurth L.L.P.

   10.1 Registration Rights Agreement dated August 2, 1989, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.2 to the 1992 Registration Statement).

   10.2 First Amendment to Registration Rights Agreement dated April 18, 1990, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.3 to the 1992 Registration Statement).

     10.3 Second Amendment to Registration Rights Agreement dated October 31, 1991, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.4 to the 1992 Registration Statement).

     10.4 Third Amendment to Registration Rights Agreement dated September 10, 1993, among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.24 to the Company's Registration Statement on Form S-1 (No. 33-71166) (the "1993 Registration Statement"), as declared effective by the Commission on November 15, 1993).

     10.5 Fourth Amendment to Registration Rights Agreement dated January 20, 1994, among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form 10-K")).

     10.6 Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the June 1997 Form 10-Q).

     10.7 Amended and Restated 1993 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.2 to the June 1997 Form 10-Q).

     10.8 1998 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "June 1998 Form 10-Q")).

     10.9 Exclusive License Agreement dated October 15, 1986, between the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center (incorporated by reference to Exhibit 10.8 to the 1992 Registration Statement).

    10.10 Research and Development Contract dated October 1, 1986, between the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.9 to the 1992 Registration Statement).

    10.11 Exclusive License Agreement dated July 1, 1988, between the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.10 to the 1992 Registration Statement).

    10.12 Research and Development Contract dated July 1, 1988, between the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.11 to the 1992 Registration Statement).

    10.13 Amendment No. 2 to Exclusive License Agreement dated July 9, 1993, among the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center (incorporated by reference to Exhibit 10.20 to the 1993 Registration Statement).

    10.14 Sponsored Laboratory Study Agreement dated July 9, 1993, between the Company and The University of Texas M. D. Anderson Cancer Center (incorporated by reference to Exhibit 10.21 to the 1993 Registration Statement).

    10.15 Technology Transfer Agreement dated July 18, 1989, among Triplex Pharmaceutical Corporation and Baylor College of Medicine, BCM Technologies, Inc., Michael Edward Hogan and Donald Joseph Kessler (incorporated by reference to Exhibit 10.61 to the Company's Registration Statement on Form S-4 (No. 33-91584) dated July 24, 1995 (the "Merger Registration Statement")).

    10.16 Form of Key Management Proprietary Information and Inventions and Noncompetition Agreement (incorporated by reference to Exhibit 10.23 to the 1992 Registration Statement).

    10.17 Form of Proprietary Information and Inventions Agreement (incorporated by reference to Exhibit 10.24 to the 1992 Registration Statement).

    10.18 Stock Purchase Warrant dated March 29, 1990, from the Company in favor of Pacific Venture Finance, Inc (incorporated by reference to Exhibit 10.28 to the 1992 Registration Statement).

    10.19 Master Loan and Security Agreement dated March 1, 1993, between the Company and MMC/GATX Partnership No. 1 (incorporated by reference to
            Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year Ended December 31, 1993 (the "1993 Form 10-K")).

    10.20 Common Stock Purchase Warrant dated June 28, 1993 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.22 to the 1993 Form 10-K).

    10.21 Common Stock Purchase Warrant dated March 21, 1994 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "March 1994 Form 10-Q")).

    10.22 Common Stock Purchase Warrant dated January 27, 1994 from the Company in favor of Vector Securities International, Inc (incorporated by reference to Exhibit 10.29 to the 1993 Form 10-K).

    10.23 License and Development Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.22 to the 1993 Registration Statement).

    10.24 Common Stock Purchase Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.23 to the 1993 Registration Statement).

    10.25 Amendment No. 2 to License and Development Agreement dated September 10, 1996, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the "September 1996 Form 10-Q")).

    10.26 Amendment No. 2 to Stock Purchase Agreement dated September 10, 1996, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the September 1996 Form 10-Q).

    10.27 Amendment No. 3 to License and Development Agreement dated March 25, 1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1997 (the "March 1997 Form 10-Q")).

    10.28 Amendment No. 3 to Common Stock Purchase Agreement dated March 25, 1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the March 1997 Form 10-Q).

    10.29 Licensing Agreement dated December 7, 1996, between the Company and Boehringer Mannheim GmbH (incorporated by reference to Exhibit 10.51 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

    10.30 Plan and Agreement of Merger dated February 22, 1995, among Triplex Pharmaceutical Corporation, Argus Pharmaceuticals, Inc. and API Acquisition Company No. 1 (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K dated February 22, 1995 (the "February 1995 Form 8-K")).

    10.31 Form of Certificate of Contingent Interest (incorporated by reference to Exhibit 1.2 to the February 1995 Form 8-K).

    10.32 Agreement and Plan of Merger dated February 22, 1995, among Oncologix, Inc., the Company and API Acquisition Company No. 2 (incorporated by reference to Exhibit 1.7 to the February 1995 Form 8-K).

    10.33 Form of Warrant (incorporated by reference to Exhibit 1.8 to the February 1995 Form 8-K herein by reference).

    10.34 Agreement between Oncologix and HCV Group (incorporated by reference to Exhibit 1.9 to the February 1995 Form 8-K).

    10.35 Exchange Agreement dated December 12, 1995, among the Company, Health Care Ventures I, L.P., Health Care Ventures II, L.P., Health Care Ventures III, L.P. and Health Care Ventures IV, L.P (incorporated by reference to Exhibit 1.2 to the Company's Current Report on Form 8-K dated December 12, 1995).

    10.36 Employment Agreement dated March 12, 1997, between the Company and David S. Gordon, M.D (incorporated by reference to Exhibit 10.4 to the March 1997 Form 10-Q).

    10.37 Employment Agreement dated July 28, 1997, between the Company and Janet Walter (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1997).

    10.38 Employment Agreement dated November 3, 1997 between the Company and Geoffrey Cox, Ph.D (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K")).

    10.39 Employment Termination and Severance Agreement dated January 1, 1998, between the Company and James M. Chubb, Ph.D (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "March 1998 Form 10-Q")).

    10.40 Consulting Agreement dated January 1, 1998, between the Company and Gabriel Lopez-Berestein (incorporated by reference to Exhibit 10.2 to the March 1998 Form 10-Q).

    10.41 Consulting Agreement dated April 1, 1998, between the Company and Roman Perez-Solar (incorporated by reference to Exhibit 10.3 to the March 1998 Form 10-Q).

    10.42 Employment Agreement dated June 12, 1998, between the Company and Praveen Tyle, Ph.D. (incorporated by reference to Exhibit 10.2 to the June 1998 Form 10-Q).

    10.43 Employment Agreement dated June 12, 1998, between the Company and Paul A. Cossum, Ph.D. (incorporated by reference to Exhibit 10.3 to the June 1998 Form 10-Q).

    10.44 Employment Agreement dated June 12, 1998, between the Company and Terance A. Murnane, Ph.D. (incorporated by reference to Exhibit 10.4 to the June 1998 Form 10-Q).

    10.45 Lease Agreement dated April 4, 1997, between the Company and The Woodlands Corporation (incorporated by reference to Exhibit 10.3 to the June 1997 Form 10-Q).

    10.46 License Agreement dated November 12, 1998, between the Company and Abbott Laboratories (incorporated by reference to Exhibit 10.1 to the December 2, 1998 Form 8-K) (certain portions of the exhibit have been omitted based upon a request for confidential treatment, and have been separately filed with the Commission).

    10.47 Stock Purchase Agreement dated November 12, 1998, between the Company and Abbott Laboratories (incorporated by reference to Exhibit 10.2 to the December 2, 1998 Form 8-K) (certain portions of the exhibit have been omitted based upon a request for confidential treatment, and have been separately filed with the Commission).

     11.1 Statement regarding computation of loss per share (incorporated by reference to Exhibit 11.1 to the 1997 Form 10-K).

  * 23.1    Consent of Arthur Andersen LLP

  + 23.2    Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

    24.1 Power of attorney (included on the signature page of this Registration Statement).


---------------
*   Filed herewith.
+   Previously filed.


ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes that:

      (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in The Woodlands, State of Texas, on February 11, 1999.


                                       ARONEX PHARMACEUTICALS, INC.


                                       By:  /s/ Geoffrey F. Cox
                                            ------------------------------------
                                            Geoffrey F. Cox
                                            Chairman of the Board and
                                            Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                             TITLE                             DATE
          ---------                             -----                             ----
/s/ Geoffrey F. Cox             Chairman of the Board and Chief             February 11, 1999
-----------------------------   Executive Officer (Principal executive
    Geoffrey F. Cox             officer)

/s/ Terance A. Murnane          Controller (Principal financial and         February 11, 1999
-----------------------------   accounting officer)
    Terance A. Murnane

              *                 Director
-----------------------------
Gabriel Lopez-Berestein, M.D.

              *                 Director
-----------------------------
Ronald J. Brenner, Ph.D.

                                Director
-----------------------------
James R. Butler

              *                 Director
-----------------------------
Martin P. Sutter

              *                 Director
-----------------------------
Phyllis I. Gardner, M.D.

              *                 Director
-----------------------------
Gregory F. Zaic

*By  /s/ Terance A. Murnane
     ------------------------
     Terance A. Murnane
     Attorney-in-Fact

Date: February 11, 1999

                                  EXHIBIT INDEX


   +1.1 Form of Placement Agency Agreement dated as of November 19, 1998 between Aronex Pharmaceuticals, Inc. and Paramount Capital, Inc.

   +1.2     Form of Warrant for the purchase of shares of common stock to be issued to Paramount Capital, Inc. (included herein as Exhibit C to Placement Agency Agreement which is filed herewith as Exhibit
            1.1)

    3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1997 (the
            "June 1997 Form 10-Q")).

    3.2     Restated Bylaws (incorporated by reference to Exhibit 3.2 to the
            Company's Registration Statement on Form S-1 (No. 33-47418) (the
            "1992 Registration Statement"), as declared effective by the Commission on July 10, 1992).

    4.1     Specimen certificate for shares of Common Stock, par value
            $0.001 per share (incorporated by reference to Exhibit 4.1 to the Company's Annual Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

   +5.1     Opinion of Andrews & Kurth L.L.P.

   10.1 Registration Rights Agreement dated August 2, 1989, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 10.2 to the 1992 Registration Statement).

   10.2     First Amendment to Registration Rights Agreement dated April 18,
            1990, by and among the Company and certain of its stockholders
            (incorporated by reference to Exhibit 10.3 to the 1992
            Registration Statement).

   10.3     Second Amendment to Registration Rights Agreement dated October 31,
            1991, by and among the Company and certain of its stockholders
            (incorporated by reference to Exhibit 10.4 to the 1992 Registration
            Statement).

   10.4     Third Amendment to Registration Rights Agreement dated September 10,
            1993, among the Company and certain of its stockholders
            (incorporated by reference to Exhibit 10.24 to the Company's
            Registration Statement on Form S-1 (No. 33-71166) (the "1993
            Registration Statement"), as declared effective by the Commission on November 15, 1993).

   10.5     Fourth Amendment to Registration Rights Agreement dated January 20,
            1994, among the Company and certain of its stockholders
            (incorporated by reference to Exhibit 10.28 to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1993 (the "1993
            Form 10-K")).

   10.6 Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the June 1997 Form 10-Q).

   10.7     Amended and Restated 1993 Non-Employee Director Stock Option Plan
            (incorporated by reference to Exhibit 10.2 to the June 1997 Form
            10-Q).

   10.8 1998 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "June 1998 Form 10-Q")).

   10.9     Exclusive License Agreement dated October 15, 1986, between the
            Company, The University of Texas System Board of Regents and The
            University of Texas M. D. Anderson Cancer Center (incorporated by reference to Exhibit 10.8 to the 1992 Registration Statement).

    10.10   Research and Development Contract dated October 1, 1986, between the
            Company, The University of Texas System Board of Regents and The
            University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.9 to the 1992 Registration Statement).

    10.11   Exclusive License Agreement dated July 1, 1988, between the Company,
            The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.10 to the 1992 Registration Statement).

    10.12   Research and Development Contract dated July 1, 1988, between the
            Company, The University of Texas System Board of Regents and The
            University of Texas M. D. Anderson Cancer Center, together with amendments and extensions thereto (incorporated by reference to Exhibit 10.11 to the 1992 Registration Statement).

    10.13 Amendment No. 2 to Exclusive License Agreement dated July 9, 1993, among the Company, The University of Texas System Board of Regents and The University of Texas M. D. Anderson Cancer Center
            (incorporated by reference to Exhibit 10.20 to the 1993 Registration
            Statement).

    10.14   Sponsored Laboratory Study Agreement dated July 9, 1993, between the
            Company and The University of Texas M. D. Anderson Cancer Center
            (incorporated by reference to Exhibit 10.21 to the 1993 Registration
            Statement).

    10.15   Technology Transfer Agreement dated July 18, 1989, among Triplex
            Pharmaceutical Corporation and Baylor College of Medicine, BCM
            Technologies, Inc., Michael Edward Hogan and Donald Joseph Kessler
            (incorporated by reference to Exhibit 10.61 to the Company's
            Registration Statement on Form S-4 (No. 33-91584) dated July 24,
            1995 (the "Merger Registration Statement")).

    10.16   Form of Key Management Proprietary Information and Inventions and
            Noncompetition Agreement (incorporated by reference to Exhibit 10.23 to the 1992 Registration Statement).

    10.17   Form of Proprietary Information and Inventions Agreement
            (incorporated by reference to Exhibit 10.24 to the 1992 Registration
            Statement).

    10.18 Stock Purchase Warrant dated March 29, 1990, from the Company in favor of Pacific Venture Finance, Inc (incorporated by reference to Exhibit 10.28 to the 1992 Registration Statement).

    10.19   Master Loan and Security Agreement dated March 1, 1993, between the
            Company and MMC/GATX Partnership No. 1 (incorporated by reference to
            Exhibit 10.21 to the Company's Annual Report on Form 10-K for the fiscal year Ended December 31, 1993 (the "1993 Form 10-K")).

    10.20 Common Stock Purchase Warrant dated June 28, 1993 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.22 to the 1993 Form 10-K).

    10.21 Common Stock Purchase Warrant dated March 21, 1994 from the Company in favor of MMC/GATX Partnership No. 1 (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "March 1994 Form 10-Q")).

    10.22   Common Stock Purchase Warrant dated January 27, 1994 from the
            Company in favor of Vector Securities International, Inc
            (incorporated by reference to Exhibit 10.29 to the 1993 Form 10-K).

    10.23 License and Development Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.22 to the 1993 Registration Statement).

    10.24 Common Stock Purchase Agreement dated September 10, 1993, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.23 to the 1993 Registration Statement).

    10.25   Amendment No. 2 to License and Development Agreement dated September
            10, 1996, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the
            "September 1996 Form 10-Q")).

    10.26   Amendment No. 2 to Stock Purchase Agreement dated September 10,
            1996, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the September 1996 Form 10-Q).

    10.27   Amendment No. 3 to License and Development Agreement dated March 25,
            1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
            10-Q for the fiscal quarter ended March 30, 1997 (the "March 1997
            Form 10-Q")).

    10.28   Amendment No. 3 to Common Stock Purchase Agreement dated March 25,
            1997, between the Company and Genzyme Corporation (incorporated by reference to Exhibit 10.2 to the March 1997 Form 10-Q).

    10.29   Licensing Agreement dated December 7, 1996, between the Company and
            Boehringer Mannheim GmbH (incorporated by reference to Exhibit 10.51 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

    10.30   Plan and Agreement of Merger dated February 22, 1995, among Triplex
            Pharmaceutical Corporation, Argus Pharmaceuticals, Inc. and API
            Acquisition Company No. 1 (incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K dated February 22, 1995
            (the "February 1995 Form 8-K")).

    10.31 Form of Certificate of Contingent Interest (incorporated by reference to Exhibit 1.2 to the February 1995 Form 8-K).

    10.32   Agreement and Plan of Merger dated February 22, 1995, among
            Oncologix, Inc., the Company and API Acquisition Company No. 2
            (incorporated by reference to Exhibit 1.7 to the February 1995 Form
            8-K).

    10.33 Form of Warrant (incorporated by reference to Exhibit 1.8 to the February 1995 Form 8-K herein by reference).

    10.34 Agreement between Oncologix and HCV Group (incorporated by reference to Exhibit 1.9 to the February 1995 Form 8-K).

    10.35   Exchange Agreement dated December 12, 1995, among the Company,
            Health Care Ventures I, L.P., Health Care Ventures II, L.P., Health
            Care Ventures III, L.P. and Health Care Ventures IV, L.P
            (incorporated by reference to Exhibit 1.2 to the Company's Current
            Report on Form 8-K dated December 12, 1995).

    10.36   Employment Agreement dated March 12, 1997, between the Company and
            David S. Gordon, M.D (incorporated by reference to Exhibit 10.4 to the March 1997 Form 10-Q).

    10.37   Employment Agreement dated July 28, 1997, between the Company and
            Janet Walter (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended
            September 30, 1997).

    10.38   Employment Agreement dated November 3, 1997 between the Company and
            Geoffrey Cox, Ph.D (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-K for the fiscal year ended
            December 31, 1997 (the "1997 Form 10-K")).

    10.39   Employment Termination and Severance Agreement dated January 1,
            1998, between the Company and James M. Chubb, Ph.D (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
            10-Q for the fiscal quarter ended March 31, 1998 (the "March 1998
            Form 10-Q")).

    10.40   Consulting Agreement dated January 1, 1998, between the Company and
            Gabriel Lopez-Berestein (incorporated by reference to Exhibit 10.2 to the March 1998 Form 10-Q).

    10.41   Consulting Agreement dated April 1, 1998, between the Company and
            Roman Perez-Solar (incorporated by reference to Exhibit 10.3 to the March 1998 Form 10-Q).

    10.42   Employment Agreement dated June 12, 1998, between the Company and
            Praveen Tyle, Ph.D. (incorporated by reference to Exhibit 10.2 to the June 1998 Form 10-Q).

    10.43   Employment Agreement dated June 12, 1998, between the Company and
            Paul A. Cossum, Ph.D. (incorporated by reference to Exhibit 10.3 to the June 1998 Form 10-Q).

    10.44   Employment Agreement dated June 12, 1998, between the Company and
            Terance A. Murnane, Ph.D. (incorporated by reference to Exhibit 10.4 to the June 1998 Form 10-Q).

    10.45   Lease Agreement dated April 4, 1997, between the Company and The
            Woodlands Corporation (incorporated by reference to Exhibit 10.3 to the June 1997 Form 10-Q).

    10.46   License Agreement dated November 12, 1998, between the Company and
            Abbott Laboratories (incorporated by reference to Exhibit 10.1 to the December 2, 1998 Form 8-K) (certain portions of the exhibit have been omitted based upon a request for confidential treatment, and have been separately filed with the Commission).

    10.47   Stock Purchase Agreement dated November 12, 1998, between the
            Company and Abbott Laboratories (incorporated by reference to Exhibit 10.2 to the December 2, 1998 Form 8-K) (certain portions of the exhibit have been omitted based upon a request for confidential treatment, and have been separately filed with the Commission).

     11.1 Statement regarding computation of loss per share (incorporated by reference to Exhibit 11.1 to the 1997 Form 10-K).

   * 23.1   Consent of Arthur Andersen LLP

   + 23.2   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

     24.1 Power of attorney (included on the signature page of this Registration Statement).

---------------
*   Filed herewith.
+   Previously filed.